   As filed with the Securities and Exchange Commission on February 22, 1999.
                                        Registration Statement No. 333-72769
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                AMENDMENT NO. 1
                                      TO
                                    FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              CAIS INTERNET, INC.
             (Exact Name of Registrant as Specified in its Charter)

      Delaware                      4813                      52-2066769
   (State or other           (Primary Standard             (I.R.S. Employer
   jurisdiction of       Industrial Classification      Identification Number)
  incorporation or              Code Number)
    organization)

         1255 22nd Street, N.W.                   Ulysses G. Auger, II
              Fourth Floor                Chairman and Chief Executive Officer
         Washington, D.C. 20037                   CAIS Internet, Inc.
             (202) 715-1300                      1255 22nd Street, N.W.
   (Address, including zip code, and                  Fourth Floor
 telephone number, including area code,          Washington, D.C. 20037
  of registrant's principal executive           Telephone (202) 715-1300
                offices)                        Facsimile (202) 463-7190
                                        (Name, address, including zip code, and
                                         telephone number, including area code,
                                                 of agent for service)

                                   Copies to:
          Morris F. DeFeo, Jr.                      Lorraine Massaro
  Swidler Berlin Shereff Friedman, LLP          Chadbourne & Parke, LLP
     3000 K Street, N.W., Suite 300               30 Rockefeller Plaza
         Washington, D.C. 20007                    New York, NY 10112
        Telephone (202) 424-7500                Telephone (212) 408-5100
        Facsimile (202) 424-7647                Facsimile (212) 541-5369

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration number of the the earlier effective registration statement for the same offering: [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [_]
                               ----------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                 Proposed
                                                 Maximum
         Title of Securities to be          Aggregate Offering    Amount of
                Registered                      Price (1)      Registration Fee
-------------------------------------------------------------------------------
Common stock, $.01 par value..............     $75,000,000         $20,850
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (o) under the Securities Act of 1933.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the +
+Securities and Exchange Commission or any applicable state securities         +
+commission becomes effective. This prospectus is not an offer to sell these + +securities and is not soliciting an offer to buy these securities in any +
+state where the offer or sale is not permitted.                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED FEBRUARY 22, 1999

PROSPECTUS

                                       Shares

                               [INSERT LOGO HERE]

                                  Common Stock

                                  -----------

  CAIS Internet, Inc. is a tier one Internet Service Provider. We focus on providing the most cost-effective, dedicated high-speed Internet connections to commercial and residential customers primarily using digital subscriber line technology and our patented OverVoice technology.

  This is the initial public offering of shares of the Company's common stock. There is currently no public market for our common stock. We expect that the
initial public offering price will be between $   and $   per share. The public
offering price may not reflect the market price of our shares after the offering.

  We have applied to list the common stock on The Nasdaq Stock Market's National Market under the symbol "CAIS."

                                  -----------

  Investing in our shares involves a high degree of risk. See "Risk Factors" beginning on page 7 for a discussion of certain factors that you should consider before you invest in the common stock being sold with this prospectus.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                                                                 Per Share Total
--------------------------------------------------------------------------------
Public Offering Price...........................................    $       $
Underwriting Discounts and Commissions..........................    $       $
Proceeds to the Company.........................................    $       $

--------------------------------------------------------------------------------

  The underwriters may purchase up to an additional     shares of common stock
from us at the public offering price less underwriting discounts solely to cover over-allotments.

ING Baring Furman Selz LLC

                      This prospectus is dated      , 1999

                              [INSIDE COVER PAGE]

                             [GRAPHIC APPEARS HERE]

   The graphic includes a schematic of the complete OverVoice technology solution, with a secondary graphic. The three dimensional drawing identifies CAIS Internet, Inc. as the source of the dedicated high-speed Internet service connection, which comes into a building's basement telephone closet. That active Internet connection is then dispersed to each intermediate telephone closet located on multiple floors of the building. An example of the connection is shown from an intermediate telephone closet to a specific user's room, which is expanded to show typical OverVoice wall jack placement. A detail of the OverVoice wall jack and the OverVoice DeskJack shows where the telephone and computer connect. The secondary graphic indicates the specific path of the Internet connection in the telephone closet.

   Our trademarks and pending trademark applications include "OVERVOICE," "CAIS," "LANJACK" and "DESKJACK." This prospectus also contains our product names, trade names and trademarks and those of other entities.

                      WHERE YOU CAN FIND MORE INFORMATION

   Our fiscal year ends on December 31. We will furnish our stockholders annual reports containing audited financial statements and other appropriate reports. In addition, we will become a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov., which contains reports, proxy and information statements, and other information regarding issuers.

   We have applied to list our common stock on The Nasdaq National Market under the symbol "CAIS," and reports, proxy statements and other information concerning the Company will also be available to be inspected at the offices of Nasdaq Operations, 9801 Washingtonian Boulevard, Fifth Floor, Gaithersburg, MD 20879.

   If you want more information, write or call us at:

                           CAIS Internet, Inc.
                           1255 22nd Street, N.W.
                           Fourth Floor
                           Washington, D.C. 20037
                           Telephone: (202) 715-1300
                           Facsimile: (202) 463-7190
                           Internet address: www.cais.com

   We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), covering the common stock being offered by this prospectus. As permitted by SEC rules, this prospectus omits certain information that is included in the registration statement. For further information about us and our common stock, you should refer to the registration statement and its exhibits. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. In addition, information available on our Web site is not part of this prospectus.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements contained in this prospectus discuss future expectations and business strategies or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. We undertake no obligation to publicly update or revise any forward-looking statements.

   Important factors that may cause actual results to differ from projections include, for example:

  .  changes in business conditions;

  .  changes in the Internet services industry and the general economy;

  .  our limited operating history;

  .  our ability to manage rapid growth;

  . our ability to enter into joint ventures and other strategic relationships with companies on terms acceptable to us; and

  . the impact of computer and related problems that may arise from the Year 2000 problem on our business.

                                    SUMMARY

   We have prepared this summary to assist you in your review of this document. We have highlighted in this summary certain information which we believe is important for your review. However, we have not included all of the information that may be important to you. You should carefully read this entire document, including the specific risks described in the "Risk Factors" section beginning on page 7 and the other documents to which we refer. References in this prospectus to the Company include our subsidiary, CAIS, Inc. For more information about the Company, see "Where You Can Find More Information."

Overview

   CAIS Internet, Inc. is a tier one Internet Service Provider. We focus on providing the most cost-effective, dedicated high-speed Internet connections to commercial and residential customers primarily using digital subscriber line technology and our patented OverVoice technology. We offer our commercial customers dedicated high-speed Internet access, including our new HyperDSL services that we currently provide with Covad Communications Company and Bell Atlantic. Additionally, our OverVoice technology enables us to offer a multi-user, dedicated high-speed Internet solution to residential customers by creating an Ethernet local area network in a hotel, multiple dwelling unit or single family home more cost-effectively than alternative technologies, including cable modems, digital subscriber line services or Category 5 rewiring upgrades.

   We use our OverVoice technology to simultaneously transmit voice and data over a single traditional copper telephone line at speeds of up to 300 times those of conventional 28.8k dial-up modems. This enables an OverVoice user to have both dedicated high-speed Internet access and complete use of the telephone at the same time over one telephone line. By combining the OverVoice technology with any dedicated high-speed Internet connection, such as digital subscriber line technology, T-1 or wireless, we can provide a single, dedicated high-speed Internet connection that can be shared simultaneously among many users in a multiple dwelling unit building, hotel or single family home. Today, we believe that the economies of scale associated with the OverVoice technology are most obvious when providing high-speed Internet access to concentrated residential communities such as multiple dwelling units and hotels.

   Although our primary focus for OverVoice initially will be on the hotel and multiple dwelling unit markets, we believe that the demand for high-speed Internet access in single family homes and the trend toward using more than one personal computer at home, will also make OverVoice the most cost-effective solution for providing dedicated high-speed Internet access in single family homes and for "home networking." As of February 15, 1999, we have installed the OverVoice technology in over 1,900 apartment units in 15 multiple dwelling unit buildings and in over 1,900 guest rooms in eight hotels. Additionally, we have signed an agreement for the nationwide roll-out of OverVoice with Hilton Hotels Corporation and an agreement with OnePoint Communications Corp. to install OverVoice in certain multiple dwelling unit buildings where OnePoint has agreements to provide Internet and other communications services.

Industry Background

   Internet access and enhanced Internet services represent two of the fastest growing segments of the telecommunications services marketplace. According to industry estimates, the number of Internet users in the United States who access the World Wide Web reached approximately 29.2 million in 1997 and is forecasted to grow to approximately 72.1 million by the year 2000. International Data Corporation has projected that total Internet service provider revenues in the U.S. will grow from $4.6 billion in 1997 to $18.3 billion in 2000.

   Currently, individuals most commonly access the Internet through a dial-up service. However, dial-up access has several drawbacks including delays, frequent busy signals and mid-use cut-offs (drops) from service.

Demand is ever increasing for cost-effective, high-speed Internet connectivity in the hotel, business and residential communities. Internet usage continues to be stimulated by the increasing number of Web sites, the increasing sophistication of Internet browsers and software applications, and the proliferation of bandwidth-intensive information (such as streaming video and audio) published on the Internet. The infrastructure necessary to support this greater bandwidth, and the resulting multimedia applications, is the threshold issue to realizing the potential of the Internet as a medium for communication, education, entertainment and commerce.

Our Business Strategy

   Our objective is to become a leading national provider of dedicated high-speed Internet services. The following are key elements of our business strategy to achieve this objective:

   Offer the Most Cost-Effective, Dedicated High-Speed Internet Access to Our Customers. We believe our OverVoice technology is the most cost-effective, dedicated high-speed Internet solution for hotels and multiple dwelling units. We also focus on providing the most cost-effective, dedicated high-speed Internet access for commercial customers through our digital subscriber line technology. In addition, we believe that OverVoice enables us to economically create an Ethernet local area network in a hotel, multiple dwelling unit or single family home.

   Roll-Out Our OverVoice Technology Nationwide. Our goal is to make our OverVoice technology the de facto high-speed Internet access standard in hotels and multiple dwelling units. We intend to continue to penetrate both of these markets through direct sales and strategic relationships by targeting major hotel chains and real estate investment trusts which control large numbers of multiple dwelling units.

   Attract End-Users in Hotels and Multiple Dwelling Units. We intend to stimulate the demand for our OverVoice services among end users by making dedicated high-speed Internet access simple and affordable. Our OverVoice technology enables us to offer multiple dwelling unit residents various Internet service plans from entry level service (128 Kbps) starting at $24.95 per month to shared T-1 connectivity at up to $49.95 per month. In hotel rooms, the OverVoice DeskJack, with its highly visible, step-by-step insructions, makes accessing the Internet quick and easy for typically $9.95 for a 24-hour stay.

   Accelerate the Roll-Out of Our HyperDSL Services. We have initiated the roll-out of a new dedicated, high-speed Internet access service using digital subscriber line technology under the name HyperDSL. We believe that this technology currently represents the most economical, dedicated high-speed Internet solution for commercial customers. We currently offer our HyperDSL services with Covad Communications Company and Bell Atlantic.

   Expand Our Internet Backbone. We operate a nationwide network and have peering agreements with most of the major backbone providers to exchange Internet traffic over their respective networks. We currently maintain six points of presence and intend to add at least ten additional points of presence in 1999. In June 1998, we signed a ten-year fiber agreement with Qwest Communications Corporation, under which we have access to all of Qwest's points of presence nationwide, which totaled 130 as of February 15, 1999.

   Leverage the OverVoice Platform to Deliver Future Services and Products. We believe that our OverVoice technology provides a platform to deliver a variety of broadband services and products to our customers, including Internet protocol telephony, video conferencing, traditional video services, high definition television (HDTV) and digital audio radio. We intend to expand our service and product offerings through internal research and development, and by acquiring complementary businesses and technologies.

                              Recent Developments

   Private Placement. In February 1999, Chancery Lane, L.P., an affiliate of R. Theodore Ammon, a director of the Company, and CAIS-Sandler Partners, L.P., a Delaware limited partnership, invested $11.5 million in the Company in exchange for shares of the Company's Series A Convertible Preferred Stock. In addition, the Company granted the holders of the preferred stock warrants to purchase up to 3.0% of the total number of shares of common stock outstanding on a fully diluted basis upon the completion of this offering, with the exercise price equal to the initial public offering price.

   Hilton Hotels Corporation. On December 23, 1998, we entered into a master agreement with Hilton, under which Hilton has agreed to license us the right to offer high-speed Internet access service in specified Hilton hotels throughout the United States. In order to participate, each Hilton hotel must enter into an addendum to the master agreement. As of February 19, 1999, 142 Hilton-owned, managed or franchised hotels have notified Hilton that they intend to sign an addendum to participate under the terms of the master agreement.

   OnePoint Communications Corp. In April 1998, we entered into a trial agreement with OnePoint Communications Corp., a provider of communications and entertainment services to residents in multiple dwelling units. Under this trial agreement, we have installed OverVoice in fourteen buildings within four complexes.

   We recently entered into a seven-year contract with OnePoint Communications Corp. to install our OverVoice technology. Under this agreement, we anticipate that we will install OverVoice in a minimum of 30 multiple dwelling unit buildings with approximately 10,000 units. Additionally, together with OnePoint Communications Corp., we will market high speed Internet services to approximately 300 additional multiple dwelling unit buildings where OnePoint Communications Corp. has a preferential right of entry to provide Internet and other communications services.

   The Restructuring. In October 1998 and February 1999, we completed two transactions that resulted in the Company becoming a holding company with one subsidiary, CAIS, Inc. In October 1998, we restructured the Company as a holding company with CAIS, Inc., Cleartel Communications Limited Partnership and Cleartel Communications, Inc. as subsidiaries. In February 1999, we: (1) transferred the Company's partnership interests in Cleartel Communications Limited Partnership to Cleartel Communications, Inc.; (2) liquidated Cleartel Communications Limited Partnership; and (3) distributed to our existing stockholders our shares in Cleartel Communications, Inc. The information in this prospectus reflects these transactions.

                              Company Information

   We are located at 1255 22nd Street, N.W., Fourth Floor, Washington, D.C. 20037. Our telephone number is (202) 715-1300, and our Internet address is www.cais.com. Information available on our Web site is not part of this prospectus.

                                  The Offering

Common stock offered by the Company................      shares
Common stock to be outstanding after the offering..      shares, based on the number of
                                                     shares outstanding on      , 1999. This does
                                                     not include an aggregate of    shares issuable
                                                     pursuant to the exercise of warrants and stock
                                                     options outstanding as of       , 1999. This
                                                     figure also assumes that the underwriters do
                                                     not exercise their over-allotment option.
Over-allotment option..............................  Up to    shares. If the over-allotment option
                                                     is exercised in full by the underwriters at
                                                     the public offering price, the total public
                                                     offering price, underwriters discounts and
                                                     proceeds to the Company will be $  , $   and
                                                     $  , respectively.
Use of proceeds....................................  To expand our business, including capital expenditures, increased sales and marketing,
                                                     and for additional working capital associated
                                                     with the roll-out of our OverVoice technology
                                                     and digital subscriber line services. To
                                                     finance the build-out of our network
                                                     infrastructure, research and development,
                                                     repayment of indebtedness, redemption of
                                                     shares of Series B Cumulative Mandatory
                                                     Redeemable Convertible Preferred Stock and
                                                     possible strategic acquisitions of
                                                     complementary businesses, customer bases,
                                                     products or technologies, as well as for
                                                     general corporate purposes.
Proposed Nasdaq National Market symbol.............  "CAIS"

                                  Risk Factors

   Investing in our shares of common stock involves a high degree of risk. You should read "Risk Factors" beginning on page 7 as well as the other cautionary statements throughout the prospectus to ensure you understand the risks associated with an investment in our common stock.

                             Additional Information

   For additional information concerning the common stock, see "Description of Capital Stock" and "Where You Can Find More Information."

                             SUMMARY FINANCIAL DATA
                    (In thousands, except per share amounts)

                                                                  Predecessor                         Successor
                                                    --------------------------------------- ------------------------------
                                                                              Period from   Period from
                                                                            January 1, 1996 May 11, 1996    Year Ended
                                                    Year Ended December 31,       to             to        December 31,
                                                    -----------------------     May 10,     December 31,   ------------
                                                       1994        1995          1996           1996      1997      1998
                                                    ----------- ----------- --------------- ------------ -------  --------
                                                    (unaudited) (unaudited)
Statement of Operations Data: (1)
Net revenues.......................................    $481       $2,240        $1,287        $ 2,410    $ 4,556  $  5,315
Cost of services...................................     124          697           323            834      2,010     3,118
Operating expenses.................................     267          596           381          2,478      6,844    12,664
Interest and other expense (income)................       1            3            (2)           212        288     1,101
                                                       ----       ------        ------        -------    -------  --------
Income (loss) from continuing operations...........    $ 89       $  944        $  585        $(1,114)   $(4,586) $(11,568)
                                                       ====       ======        ======        =======    =======  ========
Basic and diluted loss per common share from
 continuing operations.............................                                           $ (0.11)   $ (0.48) $  (1.17)
Weighted--average common shares outstanding--basic
 and diluted.......................................                                             9,648      9,648     9,869
                                                                                              =======    =======  ========

                                                As of December 31, 1998
                                           ------------------------------------
                                                        Pro        Pro Forma
                                            Actual   Forma (2)  As Adjusted (3)
                                           --------  ---------  ---------------
Balance Sheet Data:
Cash...................................... $     95  $  9,750       $
Working (deficit) capital ................   (9,374)    3,266
Total assets..............................   15,678    15,227
Long-term debt, net of current portion....   10,767     6,183
Stockholders' deficit.....................  (13,604)  (12,904)

--------
(1) The historical financial data set forth for the periods ended, or as of dates, on or prior to May 10, 1996, reflect the results of operations of Capital Area Internet Service, Inc. prior to its acquisition by the Company. This data is shown under the caption "Predecessor." The historical financial data subsequent to May 10, 1996 reflect the results of operations of the Company's continuing operations. See "Certain Relationships and Related Transactions."
(2) The Pro Forma balances give effect to:
  . the issuance of Series A Convertible Preferred Stock in February 1999 for gross proceeds of $11,500,000 ($3,500,000 in cash and an $8,000,000 unconditional promissory note), less issuance costs of $135,000, the repayment of $1,500,000 of borrowings from Cleartel Communications
    Limited Partnership, and the payment of $210,000 to extend the ING Credit Agreement;
  . the Spin-off of Cleartel Communications, Inc. to our stockholders in February 1999 and the related $700,000 of Owners' Deficit as of December 31, 1998;
  . the Company's assumption of debt in the aggregate principal amount of $1,450,000 originally payable by Cleartel Communications Limited Partnership ("Cleartel LP") to Ulysses G. Auger, Sr., a director of the Company, in exchange for an equal reduction in the account payable by the Company to Cleartel LP;

  . the Company's issuance of Series B Cumulative Mandatory Redeemable
    Preferred Stock to Ulysses G. Auger, Sr. in exchange for the retirement of the $1,450,000 of assumed debt;
  . the issuance of additional Series B Cumulative Mandatory Redeemable
    Convertible Preferred Stock in exchange for $3,107,000 of related party debt;
  . the collection of the note receivable for $8,000,000 related to the issuance of Series A Convertible Preferred Stock; and
  . the warrants issued in connection with the Series A Convertible Preferred
    Stock will be valued upon determination of the terms of this offering, and have not been valued in the accompanying table.
(3) The Pro Forma as adjusted balances give effect to:
  . the issuance of    shares of common stock in the offering and application
    of the net proceeds therefrom;
  . the conversion of the Series A Convertible Preferred Stock upon the closing of the offering;
  . the redemption of $3,000,000 in aggregate face value of Series B
    Cumulative Mandatory Redeemable Convertible Preferred Stock and the conversion of the remaining shares into common stock;
  . the repayment of remaining amounts due to Cleartel Communications, Inc.
    and amounts outstanding under the ING Credit Agreement;
  . the write-off of unamortized debt discount and deferred financing costs to be recorded upon the repayment of borrowings outstanding under the ING Credit Agreement; and
  . the acceleration of deferred compensation expense upon the acceleration of the vesting of options to purchase common stock held by the President and Chief Operating Officer upon signing the underwriting agreement for this offering.

See "Use of Proceeds," "Capitalization" and "The Offering."

                                  RISK FACTORS

   You should carefully consider the following factors and other information in this document before you decide whether to purchase our common stock. The risks set forth below are in addition to risks that apply to most businesses, including risks of competition and reliance on employees.

We Have Had A Limited Operating History During Which We Have Incurred Significant Net Losses, Experienced Negative Cash Flows And Accumulated A Significant Deficit

   Our limited historical operating data may make it more difficult for you to evaluate our performance. We incurred a net loss for the fiscal year ended December 31, 1997 of approximately $2.7 million, and we incurred net losses and negative cash flows from operations for the fiscal year ended December 31, 1998 in the amounts of approximately $12.2 million and $3.2 million, respectively. On December 31, 1998, we had a stockholders' deficit of approximately $13.6 million.

   Following the completion of this offering, we believe that we will incur further losses, in part due to expenses incurred in connection with the roll-out of OverVoice. However, we cannot assure you that after incurring these additional losses and expenses:

  .  there will be an increase in revenues;

  .  we will gain profits in future operating periods; or

  . we will have sufficient cash available to meet continuing losses and/or necessary capital expenditures.

We May Not Be Able To Manage Our Potential Rapid Growth And Expansion
Effectively

   Our business strategy depends in large part on our ability to rapidly deploy OverVoice. This will require significant capital expenditures and we expect to fund our near-term capital requirements through the funds raised in this offering. Further expansion of our business over the long term will require substantial additional capital and will likely require additional outside financing. This growth will also increase our operating complexity as well as the level of responsibility for both existing and new management personnel. As a result, in order to manage our growth, we must, among other things:

  . continue to implement and improve our operational, financial and management information systems, including our billing, accounts receivable and payables tracking, fixed assets and other financial management systems;

  .  hire and train additional qualified personnel; and

  .  continue to expand and upgrade our network infrastructure.

   We also expect that demands on our network infrastructure and technical support resources will increase rapidly as our customer base continues to grow. We may therefore experience difficulties meeting a high demand for services in the future. We cannot assure you that our infrastructure, technical support or other resources will be sufficient to facilitate this growth. As we strive to increase network utilization, there will be additional demands on our customer support, sales and marketing resources. Competition for qualified employees is intense and salaries are escalating very quickly. In addition, the process of locating such personnel with the combination of skills and attributes required to carry out our strategy is often lengthy.

   Our failure to manage our growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We May Need Additional Capital To Finance Our Growth And Capital Requirements

   We intend to rapidly enhance and develop our network and effect a broad-based roll-out of OverVoice in order to attain our business goals. We intend to add at least ten additional points of presence from third-party providers in 1999 and make substantial capital investments in our own points of presence or otherwise as dictated by customer demand or strategic considerations. If we do not have enough cash from this offering, cash on hand and cash generated from our operations to meet these cash requirements, we will need to seek alternative sources of financing to carry out our growth and operating plans. We may not be able to raise any such cash on terms acceptable to us or at all. Financings may be on terms that are dilutive or potentially dilutive to our stockholders. If alternative sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans, which may negatively affect our operations, financial condition and stock performance.

The Inline Agreement Requires Us To Pay Ongoing Royalties

   We are required to pay Inline Connection Corporation royalties equal to between 3.0% and 5.5% of net sales of the OverVoice technology. In the rare cases where we do not provide the Internet access or own the OverVoice equipment installed, this percentage may be as high as 70.0%. If we sublicense the patents and pending patent applications relating to the OverVoice technology to a third party, we are required to pay Inline Connection Corporation a percentage of the income received from the sublicense. Additionally, we have minimum annual royalty payments starting at $100,000 for the current year and increasing to $250,000. If we fail to pay the minimum payments, or otherwise breach our agreement with Inline Connection Corporation, we will lose our exclusive right to use the OverVoice technology in hotels and multiple dwelling units, which would have a material adverse effect on our business, financial condition and results of operations.

Our Business Is Subject To Risks Of Technological Change And Evolving Industry Standards

   Our future success will depend, in part, on our ability to: (1) offer services that address the increasingly sophisticated and varied needs of our current and prospective customers, and (2) respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. Internet access operations are characterized by:

  .  rapidly changing and unproven technology;

  .  evolving industry standards;

  .  changing customer needs; and

  .  numerous competitive services and product offerings.

   We cannot assure you that:

   . future advances in technology will be beneficial to, or compatible with, our business;

   . we will be able to incorporate such advances on a cost-effective or timely basis; or

   . such advances will not render our services unnecessary or less cost-effective.

   Although we intend to support emerging standards, we cannot assure you that industry standards will be established, or that, if established, we will be able to conform to the new standards in a timely fashion or maintain a competitive position in the market. In addition, we cannot assure you that products, services or technologies developed by others will not render our services noncompetitive, unnecessary or obsolete.

We Operate In A Highly Competitive Market

   We operate in a highly competitive environment for each of our lines of business and we believe that competition is increasing. The competitive environments for our different lines of business are as follows:

   OverVoice. We face several major groups of competitors in the business of providing high-speed Internet access to hotels and multiple dwelling units. These include local exchange carriers and other digital subscriber line providers, cable TV companies and other providers using cable modems, and installation firms that upgrade the wiring in hotels and multiple dwelling unit buildings. Many of our competitors have extensive marketplace presence and greater technological and financial resources than we do.

   In addition, the OverVoice technology also competes with technologies using other transmission media, such as coaxial cable, wireless facilities and fiber optic cable. To the extent that telecommunications service providers, hotels, multiple dwelling units or single family residences choose to install any of these alternative transmission media, demand for OverVoice may decline.

   CAIS Internet. Because the Internet services market has no substantial barriers to entry, we expect that competition will continue to intensify. Our principal competitors include other tier one national backbone providers such as UUNET Technologies, Inc., PSINet Inc., BBN (a GTE subsidiary), and other providers of dedicated high-speed Internet access including DSL, T-1 and wireless access. To a lesser extent, we also compete for dedicated and dial-up access and Web services business with regional, tier two Internet service providers and cable companies that operate in the same geographic markets that we serve. Accordingly, we expect the market for Internet access services to continue to grow and to be highly competitive with a variety of regional and national players vying for new business. In many instances, we compete directly with our downstream Internet service provider customers. Eventually, we expect some form of a market consolidation to occur, with those Internet service providers that furnish the most value-added solutions ultimately surviving.

Some Of Our Contracts Are Nonexclusive And We May Not Be Able To Recover Our Installation Costs

   We have incurred, and will continue to incur, significant up-front costs installing OverVoice in hotels. Certain of our agreements to provide services, including our agreement with Hilton Hotels Corporation, do not require hotel owners and operators to offer our services exclusively. As a result, hotels may allow others to offer Internet access services that compete with our service, even though we have incurred the cost of installing OverVoice. In addition, our trial and long-term agreements for both hotels and multiple dwelling units generally do not contain any minimum use requirements.

We May Not Be Able To Protect Our Patent Rights

   We are a licensee and joint-owner with Inline Connection Corporation of certain domestic and foreign patents and patent applications relating to the OverVoice technology. As our competitive advantage depends on this technology, our success relies substantially on our ability to protect the OverVoice technology, both domestically and abroad. We face the following two major risks in connection with our patent rights.

(1) Others may infringe on our patent rights, resulting in:

  .  lack of competitiveness in the market;

  .  expense of time and resources to protect our patents; and

  .  dilution of the brand value of our service.

(2) Although we do not believe this to be the case, we may infringe others' patents, resulting in:

  . significant expense in defending our patents, even in the case of a frivolous suit;

  .  requirement to pay damages; and

  .  costly and potentially impracticable redesign of our technology.

Any of the above could have a materially adverse affect on our business, financial condition and results of operations.

We Depend Upon Our Suppliers

   In order to provide Internet access and other on-line services to our customers, we lease long distance fiber optic telecommunications lines from national telecommunications services providers. We depend upon these providers substantially.

   Certain of our suppliers, including regional Bell operating companies and competitive local exchange carriers, are currently subject to various price constraints, including tariff controls, which in the future may change. In addition, pending regulatory proposals may affect the prices charged to us by the regional Bell operating companies and competitive local exchange carriers. These regulatory changes could result in increased prices for products and services, which could have a material adverse effect on our business, financial condition or results of operations.

   We rely wholly on other companies to supply our network infrastructure (including telecommunications services and networking equipment) which, in the quantities and quality we require, is available only from sole or limited sources. We cannot assure you that our suppliers will not:

  .  compete directly with us;

  .  enter into exclusive arrangements with our competitors; or

  . stop selling their products or components to us at commercially reasonable prices, or at all.

   In addition, we do not manufacture our proprietary OverVoice equipment, such as wall jacks and the OverVoice DeskJack; rather we depend on third parties to manufacture and supply it. Any interruption in the operations of any of these manufacturers could adversely affect our ability to meet our customers' requirements.

Our Network Infrastructure Depends Upon Third Party Providers

   The Internet relies on the exchange of traffic over a network of networks that is owned and operated by many parties. We currently exchange traffic with other Internet service providers with whom we maintain relationships. These exchange agreements are not regulated and may be changed. If they become regulated, modified or are altogether terminated, we may have to find alternate, more expensive means to exchange traffic, or we may not be able to do so, which would have a material adverse affect on our business, financial condition or results of operations.

We Are Subject To Risks Associated With Acquisitions Of Assets And Businesses

   As part of our business strategy, we may acquire assets or businesses that complement our current operations. Any future acquisitions will be accompanied by the risks commonly encountered in such transactions, including:

  . the difficulty of assimilating the operations and personnel of the companies;

  .  the potential disruption of our ongoing business;

  . the costs associated with the development and integration of acquired operations;

  . the inability of management to maximize our financial and strategic position by the successful incorporation of licensed or acquired technology into our service offerings;

  .  the maintenance of uniform standards, controls, procedures and policies;

  . the impairment of relationships with employees and customers as a result of changes in management, and higher customer attrition with respect to customers obtained through acquisitions; and

  .  the impact on our liquidity.

Additionally, any future acquisitions may give rise to financial risks including both our incurrence of indebtedness to finance such acquisitions and the need to service this indebtedness.

   In addition, expansion through joint ventures with strategic partners provides us with additional potential risks including:

  . the potential that our joint venture partner may not have economic, business or legal interests or goals that are consistent with ours or those of the joint venture; and

  . the potential that our joint venture partner may be unable to meet its economic or other obligations and that we may be required to fulfill those obligations.

Our Operations Are Subject To Risks Of System Failure

   Our operations depend upon our ability to protect our network against damage from acts of nature, power failures, telecommunications failures and similar events. Because we lease our lines from long-distance telecommunications companies, Internet backbone providers, the regional Bell operating companies and competitive local exchange carriers, we depend upon those companies for physical repair and maintenance of those lines. Despite the precautions we and our telecommunications providers take, the occurrence of a natural disaster, fire, electrical outage or other unanticipated problems at one of our facilities may cause interruptions in the services we provide. Such interruptions in operations could have a material adverse effect on our business, financial condition or results of operations.

Our System May Be Vulnerable To Viruses, Break-ins And Other Security Risks

   Despite the implementation of network security measures, the core of our Internet network infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems. We may experience future interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized use could also potentially jeopardize the security of confidential information stored in our computer systems and the computer systems of our customers. Although we intend to continue to implement security measures to prevent this, these measures have occasionally been circumvented in the past, and we cannot assure you that the measures we implement will not be circumvented in the future. In addition, eliminating such viruses and remedying such security problems may cause interruptions, delays or cessation of service to our customers that could have a material adverse effect on our business, financial condition or results of operations. We do not carry any insurance against these risks because it is unavailable at a reasonable cost.

Our Success Depends Upon Management And Other Key Personnel

   Our success depends in significant part upon the continued service of our senior management personnel and certain other employees who possess longstanding industry relationships and technical knowledge of our operations. While we do not maintain any "key person" insurance, we have entered into employment agreements with certain key employees. Our future success also depends on our ability to attract, train, retain and motivate highly skilled personnel. Competition for qualified, high-level telecommunications personnel is intense and we cannot assure you that we will be able to attract and retain such personnel. The loss of the services of one or more of our key individuals, or the failure to attract and retain additional key personnel, could have a material adverse effect on our business, financial condition or results of operation.

We Depend Upon Effective Management Information Systems

   We depend upon information systems to provide service to our customers, manage our network, collect billing information and perform other vital functions. Like other systems, our management information systems are subject to hardware defects and software bugs, the existence of which may be outside our control. Technical difficulties with our hardware or software could materially adversely affect our business, financial condition or results of operations.

We May Be Subject To Government Regulation And Potential Taxes

   We provide Internet access, in part, through transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. As an Internet service provider, we are not currently subject to direct regulation by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally. In a report to Congress adopted on April 10, 1998, the Federal Communications Commission reaffirmed that Internet service providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Telecommunications Act of 1996, as amended.

   This finding is important because it means that we are not subject to regulations that apply to telephone companies and similar carriers. We also are not required to contribute a percentage of our gross revenues to support "universal service" subsidies for local telephone services and other public policy objectives, such as enhanced communications systems for schools, libraries and certain health care providers. Although there can be no assurance, the Federal Communications Commission action may also discourage states from separately regulating Internet service providers as telecommunications carriers or imposing similar subsidy obligations.

   Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that we could be exposed to regulation in the future. For example, in the same report to Congress, the Federal Communications Commission stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. The Federal Communications Commission is also considering whether such Internet-based telephone service should be subject to universal service support obligations, or pay carrier access charges on the same basis as traditional telecommunications companies.

   Local telephone companies assess access charges to long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. Access charges have been a matter of continuing dispute, with long distance companies complaining that the rates are substantially in excess of cost, and local telephone companies arguing that access rates are justified to subsidize lower local rates for end users and other purposes. Both local and long distance companies, however, contend that Internet-based telephony should be subject to these charges. We have no current plans to install gateway equipment and offer telephony, and so we do not believe we would be directly affected by these developments. However, we cannot predict whether these debates will cause the Federal Communications Commission to reconsider its current policy of not regulating Internet service providers.

   In addition, a number of state and local government officials have asserted the right or indicated a willingness to impose taxes on Internet-related services and commerce, including sales, use and access taxes. We cannot accurately predict whether the imposition of any such taxes would have a material adverse effect on our business, financial condition or results of operations.

We May Be Liable For Information Sent Through Our Network

   The law relating to the liability of Internet service providers and on-line services companies for information carried on, stored on, or disseminated through their network is unsettled, even with the recent enactment of the Digital Millennium Copyright Act. We believe that it is currently also unsettled as to whether the Telecommunications Act of 1996, as amended, prohibits and imposes liability for any of the services we provide should the content of information transmitted be subject to the statute. While no one has ever filed a claim against us relating to information carried on, stored on, or disseminated through our network, someone may file a claim of that type in the future and may be successful in imposing liability on us. If that happens, we may have to spend significant amounts of money to defend ourselves against these claims and, if we are not successful in our defense, the amount of damages that we will have to pay may be significant. Any costs that we incur as a result of defending these claims or the amount of liability that we may suffer if our defense is not successful could materially adversely affect our business, financial condition or results of operation.

   If, as the law in this area develops, we become liable for information carried on, stored on, or disseminated through our network, we may decide to take steps to reduce our exposure to this type of liability. This may require us to spend significant amounts of money for new equipment and may also require us to discontinue offering certain of our products or services.

   Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, privacy, access to certain content by minors, pricing, bulk e-mail (spam), encryption standards, consumer protection, electronic commerce, taxation, copyright infringement and other intellectual property issues. We cannot predict the impact, if any, that future regulatory changes or developments may have on our business, financial condition, or results of operation. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on our business, financial condition or results of operation.

We May Not Be Able To Protect Our Servicemarks And Trademarks

   We intend to protect and defend our name, servicemarks and trademarks in the United States and internationally. We achieved federal registration for several of our trademarks, including the mark CAIS, and filed for federal trademark protection for a number of other marks which we use or intend to use, for example OVERVOICE. We cannot assure you that:

   .   our efforts to protect our proprietary rights in the U.S. or abroad will be successful;

   . other companies will not challenge our use of our trademarks and servicemarks; or

  . we will have sufficient funds to withstand such challenges or claims, regardless of their merit.

If we are unable to protect our proprietary rights it could have a material adverse effect on our business, financial condition and results of operations.

We Will Have Broad Discretion In Applying The Proceeds Of The Offering

   We estimate that we will receive net proceeds from this offering of
approximately $   million (approximately $   million if the underwriters' over-
allotment option is exercised in full) after deducting estimated underwriting discounts and commissions and other fees and expenses. We intend to use the net proceeds from this offering to fund expansion of our business, including capital expenditures, increased sales and marketing and for working capital associated with the roll-out of our OverVoice technology and digital subscriber line (DSL) services. In addition, we intend to use a portion of the proceeds to further build-out our network infrastructure nationwide. The Company also intends to use proceeds from the offering to finance research and development of future products and services, as well as for general corporate purposes. In addition, we intend to use proceeds from the offering to repay indebtedness in the aggregate principal amount of approximately $9.0 million and to redeem shares of Series B Cumulative Mandatory Redeemable Convertible Preferred Stock with an aggregate face value of $3.0 million. We also from time to time consider the acquisition of complementary businesses, customer bases, products or technologies, and may use proceeds of the offering to make such acquisitions. However, these are estimates only and there could be significant variations in the actual use of proceeds. Accordingly, we will have broad discretion as to the application of such proceeds without prior stockholder approval.

Our Directors Are Not Personally Liable For Breach Of Fiduciary Duties

   As permitted by the Delaware General Corporation Law, our Certificate of Incorporation includes a provision eliminating the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, pursuant to our By-Laws and separate indemnification agreements, we must indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary. We also must advance to our officers and directors expenses incurred in connection with proceedings against them for which they may be indemnified. We are not currently aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted.

The Executive Officers and Directors of the Company, As A Group, Control The Company

   As of February  , 1999, the executive officers and directors of the Company,
as a group, beneficially owned or controlled approximately   % of the
outstanding shares of common stock on a fully diluted basis. Consequently, as a practical matter, even after this offering, the executive officers and directors of the Company, as a group, will be able to control the election of our Board of Directors, management policy and all fundamental corporate actions, including mergers, substantial acquisitions and dispositions of assets.

Future Sales Of Our Common Stock Could Have A Negative Impact On The Market Price Of Our Common Stock

   Sales of a substantial number of shares of common stock in the public market following this offering, or the appearance that such shares are available for sale, could adversely affect the market price for the Company's common stock.
Upon completion of the offering, the Company will have outstanding      shares
of common stock. In addition to these shares, upon completion of the offering:

  .       shares will be issuable upon the exercise of options granted;

  .       shares will be issuable upon the exercise of warrants;

  . 2,827,168 shares of common stock will be issuable upon the conversion of Series A Convertible Preferred Stock; and

  .          shares of common stock will be issuable upon the conversion of
     Series B Cumulative Mandatory Redeemable Convertible Preferred Stock.

   The Company may also grant options for up to      additional shares of
common stock under the Company's Amended and Restated 1998 Equity Incentive
Plan.

   The Company and certain stockholders of the Company (including Chancery Lane, L.P. and all directors and officers of the Company) who will hold, upon
consummation of the offering, an aggregate of approximately      shares of
common stock and options, warrants and preferred stock exercisable for or
convertible into a total of     additional shares of common stock, have agreed
pursuant to lock-up agreements with representatives of our underwriters, not to offer, sell, contract to sell or otherwise dispose of any common stock, or any options, warrants or other securities convertible into or exercisable for common stock for 180 days after the date of this prospectus, subject to certain exceptions.

   Upon the expiration of the lock-up agreements, 8,930,535 shares of common stock outstanding upon completion of the offering will be eligible for sale in the public market pursuant to Securities Act Rule 144. In addition, holders of the Series A Convertible Preferred Stock and warrants have certain demand and piggyback registration rights covering the shares of common stock issuable upon exercise of these instruments. Following the consummation of the offering, the Company intends to register an aggregate of 3,534,495 shares of common stock issuable upon the exercise of options granted under the Amended and Restated 1998 Equity Incentive Plan and under other compensatory arrangements.

   We are unable to predict the effect that sales made under Rule 144, upon the exercise of registration rights or otherwise may have on the then prevailing market price of the common stock.

There Is Currently No Public Market For The Common Stock And Our Stock Price May Fluctuate Significantly In The Future

   Prior to this offering, there was no public market for the common stock and we cannot assure you that an active trading market will develop or continue after this offering. The initial public offering price will be determined by negotiation between us and the representatives of the underwriters and may not be indicative of the price that will prevail in the open market. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the shares of common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as:

  .  actual or anticipated variations in our results of operations;

  .  announcements of technological innovations;

  .  new services introduced by us or our competitors;

  . conditions in the economy in general and in the Internet service provider sectors in particular;

  .  inflated price to earning ratios in the telecommunications industry;

  .  changes in financial estimates by securities analysts;

  .  conditions and trends in the Internet;

  .  general market conditions; and

  . sales of a substantial number of shares of common stock in the public market or the appearance that such shares are eligible for sale.

   In addition, in the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition or results of operation.

Investors Will Experience Immediate And Substantial Dilution

   The initial public offering price is substantially higher than the book value per share of the outstanding common stock. As a result, investors purchasing common stock will experience immediate and substantial dilution in
the pro forma combined net tangible book value of their shares of $   per
share. Upon the issuance of additional shares of common stock in the future, whether pursuant to the exercise of outstanding convertible securities, warrants or options, purchasers of common stock in the offering may experience further dilution.

The Ability Of Stockholders To Effect Changes In Control Of The Company Is
Limited

   There are provisions in our Certificate of Incorporation and By-Laws and the Delaware General Corporation Law that discourage and make it more difficult for a third party to acquire, or attempt to acquire, control of the Company. In particular, our Certificate of Incorporation divides the Board of Directors into three classes of directors, serving staggered three-year terms. Our Certificate of Incorporation also grants our Board of Directors the authority to issue, without stockholder approval, one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over the common stock respecting dividends and distributions and voting rights) as the Board of Directors may determine. The issuance of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a tender offer, merger, proxy contest or otherwise. The Certificate of Incorporation further provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation and the By-Laws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors or by the chief executive officer of the Company. In addition, the By-Laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Certain provisions of the Delaware General Corporation Law, including Section 203, may also discourage takeover attempts that have not been approved by our Board of Directors.

We Do Not Anticipate That We Will Pay Cash Dividends

   We plan to retain future net income, if any, to fund internal growth. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.

Failure To Obtain Year 2000 Compliance May Have Adverse Effects On The Company

   The term "Year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the Year 2000 is approached and reached. Our failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain of our normal business activities or operations. During 1998, we established a Year 2000 compliance program to coordinate appropriate activity and report to our Board of Directors with regard to Year 2000 issues. We continue to assess the impact of Year 2000 issues on our internal computer, operational and financial systems, and to review with our key vendors and suppliers, the compliance of their systems with Year 2000 processing requirements. We currently believe that our most reasonably likely worst case scenario related to the Year 2000 is associated with potential concerns with our customers' and suppliers' Internet operations. The failure of such parties to ensure Year 2000 compliance would lead to decreased Internet usage and the delay or inability to obtain necessary data communication and telecommunication capacity. These factors could in turn have a material adverse effect on our business, financial condition or results of operation.

This Prospectus Contains Forward-Looking Information

   Some of the statements contained in this prospectus discuss future expectations and business strategies or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. You should carefully consider all of the risk factors discussed in this prospectus.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds from this offering of
approximately $   million (approximately $   million if the underwriters' over-
allotment option is exercised in full) after deducting estimated underwriting discounts and commissions and other fees and expenses. We intend to use the net proceeds from this offering to expand our business, including capital expenditures, increased sales and marketing and working capital associated with the roll-out of our OverVoice technology and digital subscriber line (DSL) services and to further build-out our network infrastructure nationwide. In addition, we intend to use proceeds from the offering to (1) repay approximately $7,000,000 of outstanding indebtedness under the credit agreement the Company, together with CAIS Inc. and certain of its affiliates entered into with ING (U.S.) Capital Corporation, which bears interest at the one-month LIBOR rate plus 5%, due September 4, 1999; (2) to repay a non-interest bearing account payable in the amount of approximately $2,000,000 owed to Cleartel Communications, Inc.; and (3) to redeem shares of Series B Cumulative Mandatory Redeemable Convertible Preferred Stock with an aggregate face value of $3.0 million. The Company also intends to use proceeds from the offering to finance research and development of future products and services, as well as for general corporate purposes. We also from time to time consider the acquisition of complementary businesses, customer bases, products or technologies, and may use proceeds of the offering to make such acquisitions.

   We currently intend to allocate substantial proceeds to each of the foregoing categories. However, the precise allocation of funds among these uses will depend on future technological, regulatory and other developments in or affecting our business, the competitive climate in which we operate and the emergence of future opportunities. Pending such uses, we intend to invest the net proceeds of this offering in short-term, investment grade interest-bearing securities. See "Risk Factors--We Will Have Broad Discretion In Applying The Proceeds Of The Offering."

   See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," and "Certain Relationships and Related Transactions."

                                DIVIDEND POLICY

   We plan to retain all of our earnings, if any, to finance the expansion of our business and for general corporate purposes and do not anticipate paying any cash dividends on the common stock for the foreseeable future. Our future dividend policy will be determined by the Board of Directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

                                 CAPITALIZATION
   The following table sets forth our cash, short-term debt and capitalization as of December 31, 1998, (1) on an actual basis, (2) on a pro forma basis and
(3) on a pro forma as adjusted basis to give effect to the pro forma adjustments and to give effect to this offering and the application of the estimated net proceeds of the offering. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's historical financial statements, including the related notes thereto, included elsewhere in this prospectus.

                                                AS OF DECEMBER 31, 1998
                                          -------------------------------------
                                                                   PRO FORMA
                                           ACTUAL   PRO FORMA(1) AS ADJUSTED(2)
                                          --------  ------------ --------------
                                                     (IN THOUSANDS)
Cash....................................  $     95    $ 9,750       $
                                          ========    =======       ========
Short-term debt:
Payable to discontinued operations......  $  5,342    $ 2,392       $
                                          ========    =======       ========
Long-term debt:
 Bridge Loan, net of unamortized debt
  discount of $817......................  $  6,183    $ 6,183       $
 Notes payable to related parties, net
  of current portion....................     1,983        --
 Long-term liabilities of discontinued
  operations............................     2,601        --
                                            10,767      6,183
                                          --------    -------       --------
Series A Convertible Preferred Stock,
 2,827,168 shares authorized, issued and
 outstanding............................       --      11,365
                                          --------    -------       --------
Series B Cumulative Mandatory Redeemable
 Convertible Preferred Stock, 1,119,679
 shares authorized, issued and
 outstanding............................       --       4,557
                                          --------    -------       --------
Stockholders' (deficit) equity:
 Common stock, $0.01 par value,
  100,000,000 shares authorized,
  9,965,000; 9,965,000 and    issued
  and outstanding(3)....................       100        100
 Additional paid-in capital.............     7,544      7,544
 Warrants outstanding(4)................     1,226      1,226
 Deferred compensation..................    (2,888)    (2,888)
 Accumulated deficit....................   (19,586)   (18,886)
                                          --------    -------       --------
   Total stockholders' (deficit)
    equity..............................   (13,604)   (12,904)
                                          --------    -------       --------
   Total Capitalization.................  $ (2,837)   $ 9,201       $
                                          ========    =======       ========

-------
(1) The Pro Forma balances give effect to:
  . the issuance of Series A Convertible Preferred Stock in February 1999 for
    $11,500,000 ($3,500,000 in cash and an $8,000,000 unconditional promissory note), less issuance costs of $135,000, and the repayment of $1,500,000 of amounts due to Cleartel Communications Limited Partnership;
  . the Spin-off of Cleartel Communications, Inc. to our stockholders in
    February 1999 and the related $700,000 of Owners' Deficit as of
  December 31, 1998;
  . the assumption of related party notes payable of approximately $1,450,000 from Cleartel in exchange for an equal reduction in amounts due to Cleartel, and the subsequent conversion to Series B Cumulative Mandatory Redeemable Convertible Preferred Stock thereof;
  . the issuance of additional Series B Cumulative Mandatory Redeemable
    Convertible Preferred Stock in payment of $3,107,000 of related party debt; and
  . the collection of the note receivable for $8,000,000 related to the issuance of Series A Convertible Preferred Stock; and
  . the payment of $210,000 to extend the ING Credit Agreement
(2) The Pro Forma balances give effect to:
  . the issuance of Series A Convertible Preferred Stock in February 1999 for
    gross proceeds of $11,500,000 ($3,500,000 in cash and an $8,000,000 unconditional promissory note), less issuance costs of $135,000, the repayment of $1,500,000 of borrowings from Cleartel Communications
    Limited Partnership, and the payment of $210,000 to extend the ING Credit Agreement;
  . the Spin-off of Cleartel Communications, Inc. to our stockholders in
    February 1999 and the related $700,000 of Owners' Deficit as of
    December 31, 1998;
  . the Company's assumption of debt in the aggregate principal amount of
    $1,450,000 originally payable by Cleartel Communications Limited Partnership ("Cleartel LP") to Ulysses G. Auger, Sr., a director of the Company, in exchange for an equal reduction in the account payable by the Company to Cleartel LP;
  . the Company's issuance of Series B Cumulative Mandatory Redeemable
    Preferred Stock to Ulysses G. Auger, Sr. in exchange for the retirement of the $1,450,000 of assumed debt;
  . the issuance of additional Series B Cumulative Mandatory Redeemable
    Convertible Preferred Stock in exchange for $3,107,000 of related party debt; and
  . the collection of the note receivable for $8,000,000 related to the issuance of Series A Convertible Preferred Stock.
(3) The Pro Forma as adjusted balances give effect to:
  . the issuance of    shares of common stock in the offering and application
    of the net proceeds therefrom;
  . the conversion of the Series A Convertible Preferred Stock upon the closing of the offering;
  . the redemption of $3,000,000 in aggregate face value of Series B
    Cumulative Mandatory Redeemable Convertible Preferred Stock and the conversion of the remaining shares into common stock;
  . the repayment of remaining amounts due to Cleartel Communications, Inc.
    and amounts outstanding under the ING Credit Agreement;
  . the write-off of unamortized debt discount and deferred financing costs to be recorded upon the repayment of borrowings outstanding under the ING Credit Agreement; and
  . the acceleration of deferred compensation expense upon the acceleration of the vesting of options to purchase common stock held by the President and Chief Operating Officer upon signing the underwriting agreement for this offering.
(4) The warrants issued in connection with the Series A Convertible Preferred Stock will be valued upon determination of the terms of this offering, and have not been valued in the accompanying table.

                                    DILUTION

   The Company's pro forma net tangible book value as of December 31, 1998 was
   , or $   per share of common stock. Pro forma net tangible book value per share is equal to the Company's total pro forma tangible assets less its total pro forma liabilities divided by the number of shares of common stock
outstanding. After giving effect to the sale by the Company of     shares of
common stock offered hereby, at an assumed initial public offering price of $ per share, and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the Company's pro forma net tangible book
value at December 31, 1998, would have been approximately $   million, or
approximately $  per share. This represents an immediate increase of $   per
share in the pro forma net tangible book value to existing stockholders and an
immediate dilution of $   per share in pro forma net tangible book value to new
investors purchasing common stock in the offering.

   The following table illustrates the per share dilution to new investors:

   Assumed initial public offering price per share........  $
     Pro forma net tangible book value per share before
       the offering.......................................
     Increase per share attributable to new investors.....
   Pro forma net tangible book value per share after
     the offering.........................................
   Dilution per share to new investors....................

   The following table gives effect, on a pro forma basis, to the number of shares of common stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and the new investors purchasing shares of common stock in the offering (before deducting underwriting discounts and commissions and estimated offering expenses):

                                    SHARES
                                  PURCHASED    TOTAL CONSIDERATION
                                -------------- ------------------- AVERAGE PRICE
                                NUMBER PERCENT      AMOUNT(1)        PER SHARE
                                ------ ------- ------------------- -------------
Existing stockholders..........             %         $                $
New investors..................
                                 ---     ---          ----
Total..........................             %
                                 ===     ===          ====

--------
(1) Total consideration paid by existing stockholders includes only cash consideration for common stock, warrants, Series A Convertible Preferred Stock and Series B Cumulative Mandatory Redeemable Convertible Preferred Stock.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein. The selected financial data for the fiscal years ended December 31, 1996, 1997 and 1998 are derived from the Company's financial statements, which have been audited by Arthur Andersen LLP, independent public accountants and included elsewhere herein. The selected financial data for the period from January 1, 1996 through May 10, 1996 are derived from Capital Area Internet Service Inc.'s ("Capital Area") financial statements which have been audited by Arthur Andersen LLP, independent public accountants and are presented seperately herein. The selected financial data for the fiscal years ended December 31, 1994 and 1995 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. The financial data set forth for the periods ended, or as of dates, on or prior to May 10, 1996 reflect the results of operations of Capital Area prior to its acquisition by CAIS, Inc. Capital Area is captioned as "predecessor." The historical financial data subsequent to May 10, 1996 reflect the results of operations of the Company's continuing operations. See "Certain Relationships and Related Transactions--Organization of the Company." The operating results for the period ended December 31, 1998 are not necessarily indicative of the results to be expected for any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   PREDECESSOR                    SUCCESSOR
                           ---------------------------- ------------------------------
                                          PERIOD FROM   PERIOD FROM
                            YEAR ENDED  JANUARY 1, 1996 MAY 11, 1996    YEAR ENDED
                           DECEMBER 31,       TO             TO        DECEMBER 31,
                           ------------     MAY 10,     DECEMBER 31, -----------------
                           1994   1995       1996           1996      1997      1998
                           ----- ------ --------------- ------------ -------  --------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 STATEMENTS OF OPERATIONS
  DATA:
 Net revenues............  $ 481 $2,240     $1,287        $ 2,410    $ 4,556  $  5,315
 Cost of services........    124    697        323            834      2,010     3,118
 Operating expenses:
   Selling, general and
    administrative.......    228    514        339          2,126      5,550    10,407
   Depreciation and
    amortization.........     39     82         42            352        678       831
   Non-cash
    compensation.........    --     --         --             --         616     1,426
                           ----- ------     ------        -------    -------  --------
     Total operating
      expenses...........    267    596        381          2,478      6,844    12,664
                           ----- ------     ------        -------    -------  --------
 Income (loss) from
  operations                  90    947        583           (902)    (4,298)  (10,467)
 Interest and other
  expense (income).......      1      3         (2)           212        288     1,101
                           ----- ------     ------        -------    -------  --------
 Income (loss) from
  continuing operations..  $  89 $  944     $  585        $(1,114)   $(4,586) $(11,568)
                           ===== ======     ======        =======    =======  ========
 Loss per share from
  continuing operations..                                 $ (0.11)   $ (0.48) $  (1.17)
                                                          =======    =======  ========
 Weighted-average common
  shares outstanding -
  basic and diluted......                                   9,648      9,648     9,869
                                                          =======    =======  ========
 BUSINESS SEGMENTS:
 Net revenues:
   Internet services.....  $ 481 $2,240     $1,287        $ 2,410    $ 4,556  $  5,278
   OverVoice.............    --     --         --             --         --         37
                           ----- ------     ------        -------    -------  --------
     Total...............  $ 481 $2,240     $1,287        $ 2,410    $ 4,556  $  5,315
                           ----- ------     ------        -------    -------  --------
 Income (loss) from
  continuing operations:
   Internet services.....  $  89 $  944     $  585        $(1,114)   $(3,807) $ (8,228)
   OverVoice.............    --     --         --             --        (779)   (3,340)
                           ----- ------     ------        -------    -------  --------
     Total...............  $  89 $  944     $  585        $(1,114)   $(4,586) $(11,568)
                           ----- ------     ------        -------    -------  --------
 OTHER FINANCIAL DATA:
 EBITDA(1)...............  $ 129 $1,029     $  625        $  (550)   $(3,620) $ (9,636)

                                         PREDECESSOR        SUCCESSOR
                                        ------------- -----------------------
                                        DECEMBER 31,      DECEMBER 31,
                                        ------------- -----------------------
                                         1994   1995   1996    1997    1998
                                        ------ ------ ------  ------  -------
BALANCE SHEET DATA:
Cash and cash equivalents.............. $  50  $  113 $   73  $  149  $    95
Working capital (deficit)..............    48     454 (3,755) (6,440)  (9,374)
Total assets...........................   139     997 13,120  15,038   15,678
Long-term liabilities, net of current
 portion...............................    23     --   4,863   4,110   10,767
Stockholders' equity (deficit).........   111     748 (3,133) (5,278) (13,604)

-------
(1) EBITDA represents operating income (loss) before depreciation and amortization. EBITDA is presented to enhance understanding of the Company's operating results and should not be construed (1) as an alternative to operating income (as determined in accordance with generally accepted accounting principles ("GAAP"), as an indicator of the Company's operating performance or (2) as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. EBITDA as calculated by the Company may be calculated differently than EBITDA for other companies. See the Company's Consolidated Financial Statements and the related Notes thereto contained elsewhere in this prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto appearing elsewhere in this prospectus.

Overview

   During the years presented, the Company has derived most of its revenue from the sale of various Internet services, including dedicated Internet access services, Web hosting and domain registration services and, to a lesser extent, dial-up Internet access. During this period the Company has incurred significant costs and devoted substantial resources associated with the research, development and trial deployment of its OverVoice technology. In addition, the Company intends to make significant investments in its nationwide network infrastructure in conjunction with OverVoice and its other dedicated high-speed Internet services. The Company also plans to devote considerable sales and marketing resources to the sale of dedicated high-speed Internet access using its OverVoice technology in hotels and multiple dwelling units ("MDUs") and digital subscriber line ("DSL") services in the commercial and residential markets. The Company plans to continue to expand its research and development activities to develop new products and services to be offered using the OverVoice technology.

   The Company's nationwide deployment of OverVoice and other services, and the expansion of its network, will result in increased cost of services, selling, general and administrative expenses and capital expenditures. The Company's ability to generate positive cash flow from operations and achieve profitability is dependent upon the Company's ability to successfully expand its customer base for OverVoice and other services and achieve further operating efficiencies. There can be no assurance that the Company will be able to achieve or sustain revenue growth, positive cash flow or profitability in the future.

Statements of Operations

   The Company records revenues for all services when the services are provided to commercial and other users of the Company's Internet access and Web hosting services. Amounts for services billed in advance of the service period are recorded as unearned revenues.

   The Company's costs include: (1) cost of services; (2) selling, general and administrative expenses; (3) research and development; (4) depreciation and amortization, which includes the amortization of goodwill recorded as a result of the acquisition of Capital Area in May 1996; (5) non-cash compensation attributable to the grant of options to certain executives; and (6) interest and other expense.

   Cost of services represents primarily recurring expenses for the lease of data facilities from national and local fiber providers. These costs include long haul bandwidth and local interconnection charges.

   Selling, general and administrative costs are incurred in the areas of sales and marketing, customer support, network operations and maintenance, engineering, accounting and administration. Selling, general and administrative costs will increase over time as the Company's operations, including the nationwide deployment of OverVoice services and the expansion of its HyperDSL services, increase. In addition, significant levels of marketing activity may be necessary for the Company to build or increase its customer base among MDU residents and hotel guests to a significant enough size in a particular building or market. Any such increased marketing efforts may have a negative effect on earnings.

   During 1997, the Company granted options to purchase common stock to William
M. Caldwell, IV, the Company's President and Evans K. Anderson, the Company's Chief Operating Officer and Executive Vice President of Sales and Marketing. As a result of these grants, the Company recorded paid-in capital of $4,930,000 and unearned compensation of $4,930,000. Of this unearned compensation, $616,000 and $1,426,000 were charged to expense during the fiscal years ended December 31, 1997 and 1998, respectively.

   For the years ended December 31, 1996, 1997 and 1998, the Company's operations generated net losses. As of December 31, 1997 and 1998, the Company had negative working capital of approximately $6,440,000 and $9,374,000, respectively, and a stockholders' deficit of approximately $5,278,000 and $13,604,000, respectively.

History

   The Company was incorporated in Delaware in December 1997, under the name CGX Communications, Inc. ("CGX"), to serve as a holding company for CAIS, Inc. and Cleartel Communications Limited Partnership ("Cleartel LP"). CAIS, Inc. was formed as a Virginia corporation by certain current stockholders of the Company in May 1996, to acquire Capital Area, a tier one ISP that was owned by persons unaffiliated with the Company. CAIS, Inc. acquired all of the outstanding capital stock of Capital Area for approximately $3.07 million. Capital Area merged with and into CAIS, Inc. in May 1996.

   In October 1998, the Company completed a reorganization whereby CAIS, Inc., Cleartel Communications, Inc. ("Cleartel") and Cleartel LP became wholly owned subsidiaries of the Company (the "Reorganization"). The Company issued common stock in exchange for the ownership of these entities. The Reorganization was accounted for on a basis similar to a pooling-of-interests, since the Company, Cleartel, Cleartel LP and CAIS, Inc. were under common ownership.

   In February 1999, CGX transferred all of its limited partnership interests in Cleartel LP to Cleartel and Cleartel LP was dissolved. The Company then completed the spin-off of Cleartel (the "Spin-off") by means of a distribution of all of its shares in Cleartel to the Company's stockholders pro rata based on their percentage ownership of the outstanding shares of the Company. As a result of the Spin-off, Cleartel ceased to be a subsidiary of the Company. In addition, CGX changed its name to CAIS Internet, Inc.

   Prior to the Reorganization in October 1998, CAIS, Inc. and Cleartel LP were not subject to federal income taxes since any federal tax effects were passed through to such entity's S corporation shareholders (as to CAIS, Inc.) or its partners (as to Cleartel LP). Cleartel LP was subject to state unincorporated business franchise taxes on any profits in the District of Columbia. In addition, Cleartel LP has reimbursed its limited partners for any state tax liabilities related to allocated taxable income. Since the Company is a C corporation, all earnings and losses generated after the Reorganization are no longer passed through to the Company's stockholders.

   The Spin-off of Cleartel in February 1999 was a taxable transaction. Accordingly, the Company will be subject to income taxes on the excess of the fair value of the spun-off assets (stock) over the Company's basis in the assets distributed. Management believes that the net operating losses available for carryforward into 1999 together with the losses expected to be generated in 1999 will offset any potential gain for income tax purposes. To the extent that net operating losses are used to offset the taxable gain upon the Spin-off, such operating losses will not be available to offset any future operating income. If carryforward losses are used to offset the gain from the Spin-off, the Company may be subject to the Alternative Minimum Tax ("AMT"). Any AMT imposed would be allowed as a credit to offset future regular tax liability.

   The Consolidated Financial Statements include the results of operations of the Company, its wholly owned subsidiary, CAIS, Inc., and Cleartel LP, for the years ended December 31, 1996, 1997 and 1998 and the balance sheets as of December 31, 1997 and 1998. The Company's results of continuing operations for 1996 only include operating results from May 11, 1996 (the date of CAIS, Inc.'s acquisition of Capital Area) through December 31, 1996. The results of Cleartel LP for these years and the applicable balance sheets at those dates have been presented as discontinued operations in accordance with Accounting Principles Board ("APB") Opinion No. 30.

Results of Operations

   The following table sets forth, for the periods indicated, certain items from the Company's Consolidated Statements of Operations and their percentage of net revenues. Operating results for any period are not necessarily indicative of results for any future period.

                            Period from            Years Ended December 31,
                          May 11, 1996 to        --------------------------------
                         December 31, 1996  %      1997     %       1998      %
                         ----------------- ---   --------  ----   ---------  ----
                               (in thousands except for percentages)
Net revenues:
 Internet Services......      $ 2,410      100%  $  4,556   100%  $   5,278    99%
 OverVoice..............          --       --         --    --           37     1
                              -------      ---   --------  ----   ---------  ----
 Total..................        2,410      100      4,556   100       5,315   100
                              -------      ---   --------  ----   ---------  ----
Cost of services:
 Internet Services......          834       35      2,010    44       3,016    57
 OverVoice..............          --       --         --    --          102     2
                              -------      ---   --------  ----   ---------  ----
 Total..................          834       35      2,010    44       3,118    59
                              -------      ---   --------  ----   ---------  ----
Operating expenses:
 Internet Services......        2,381       98      6,110   134       9,677   182
 OverVoice..............           97        4        734    16       2,987    56
                              -------      ---   --------  ----   ---------  ----
 Total..................        2,478      102      6,844   150      12,664   238
                              -------      ---   --------  ----   ---------  ----
Loss from operations....         (902)     (37)    (4,298)  (94)    (10,467) (197)
Interest and other
 expense................          212        9        288     6       1,101    21
                              -------      ---   --------  ----   ---------  ----
Loss from continuing
 operations.............       (1,114)     (46)    (4,586) (100)    (11,568) (218)
Income (loss) from
 discontinued
 operations.............          799       33      1,923    42        (671)  (13)
                              -------      ---   --------  ----   ---------  ----
Net loss................      $  (315)     (13)% $ (2,663)  (58)% $ (12,239) (231)%
                              =======      ===   ========  ====   =========  ====

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Net revenues. Net revenues for the year ended December 31, 1998 totaled approximately $5,315,000, compared to approximately $4,556,000 for the year ended December 31, 1997. Net revenues increased primarily due to an increase of $793,000 resulting from the sale of dedicated Internet access services and an increase of $237,000 from the sale of Web hosting services. Both of these increases were due to an increase in the number of customers for these services. This increase in net revenues was offset by a decrease in consulting revenues from $159,000 in 1997 to zero in 1998.

   Cost of services. Cost of services for the year ended December 31, 1998 totaled approximately $3,118,000, compared to approximately $2,010,000 for the year ended December 31, 1997. This increase resulted primarily from an increase of $944,000 due to the purchase of additional nationwide bandwidth and the expansion to new geographic locations. The Company also incurred bandwidth and local connection charges of $102,000 in 1998 for the deployment of OverVoice in trial properties. There was no OverVoice related cost of services for 1997.

   Selling, general and administrative. Selling, general and administrative expenses for the year ended December 31, 1998 totaled approximately $10,407,000, compared to approximately $5,550,000 for the year ended December 31, 1997. This increase resulted primarily from increases of $1,101,000 attributable to Internet services payroll, $2,341,000 related to OverVoice costs (e.g., payroll, market trials and marketing and professional fees and expenses) and $347,000 for professional fees relating to the Reorganization.

   Depreciation and amortization. Depreciation and amortization totaled approximately $831,000 for the year ended December 31, 1998, compared to approximately $678,000 for the year ended December 31, 1997. This increase was attributable primarily to the purchase of capital equipment necessary to support the expansion of the Company's network.

   Non-cash compensation. Non-cash compensation totaled approximately $1,426,000 for the year ended December 31, 1998, compared to approximately $616,000 for the year ended December 31, 1997. This increase reflects amortization of deferred compensation for an entire year in 1998 compared to a partial year in 1997.

   Interest and other expense. Interest and other expense totaled approximately $1,101,000 for the year ended December 31, 1998, compared to approximately $288,000 for the year ended December 31, 1997. This increase was attributable primarily to interest on indebtedness incurred, including amortization of financing costs relating to the ING Credit Agreement.

   Loss from continuing operations. Loss from continuing operations totaled approximately $11,568,000 for the year ended December 31, 1998, compared to approximately $4,586,000 for the year ended December 31, 1997, due to the foregoing factors.

   Income (loss) from discontinued operations. Loss from discontinued operations totaled $671,000 for the year ended December 31, 1998, compared to income of approximately $1,923,000 for the year ended December 31, 1997. This decrease in earnings resulted primarily from a reduction in net revenues generated from operator assisted telephone calls.

Year Ended December 31, 1997 Compared to the Period from May 11, 1996 to December 31, 1996

   Net revenues. Net revenues for the year ended December 31, 1997 totaled approximately $4,556,000. Net revenues for the year ended December 31, 1996 consisted of approximately $2,410,000 for the period from May 11, 1996 to December 31, 1996 and approximately $1,287,000 with respect to Capital Area for the period from January 1, 1996 to May 10, 1996, for a total of approximately $3,697,000. Net revenues increased primarily due to a $859,000 increase in sales of dedicated Internet access services, a $250,000 increase in dial-up revenues and a $60,000 increase resulting from the sale of Web hosting services. Both of these increases were primarily due to an increase in the number of customers for these services.

   Cost of services. Cost of services for the year ended December 31, 1997 totaled approximately $2,010,000. Cost of services for the year ended December 31, 1996 consisted of approximately $834,000 for the period from May 11, 1996 to December 31, 1996 and $323,000 with respect to Capital Area for the period from January 1, 1996 to May 1996, for a total of $1,157,000. This increase resulted primarily from building network redundancy and the purchase of additional nationwide bandwidth for dedicated access customers.

   Selling, general and administrative. Selling, general and administrative expenses for the year ended December 31, 1997 totaled approximately $5,550,000. Selling, general and administrative expenses for the year ended December 31, 1996 consisted of approximately $2,126,000 for the period from May 11, 1996 to December 31, 1996 and $339,000 with respect to Capital Area for the period from January 1, 1996 to May 10, 1996, for a total of $2,465,000. A major portion of this increase consisted of an additional $1,559,000 in payroll costs related to new employees in the areas of sales, operations, and engineering and, to a lesser extent, various expenditures related to the initial marketing and development of, and the purchase of $402,000 of market trial equipment for OverVoice.

   Depreciation and amortization. Depreciation and amortization totaled approximately $678,000 for the year ended December 31, 1997. Depreciation and amortization for the year ended December 31, 1996 consisted of $352,000 for the period from May 11, 1996 to December 31, 1996 and $42,000 with respect to Capital Area for the period from January 1, 1996 to May 10, 1996, for a total of $394,000. This increase was attributable primarily to the purchase of capital equipment necessary to support the expansion of the Company's network and a full year's amortization of goodwill and interest costs relating to the acquisition of Capital Area in May 1996.

   Non-cash compensation. Non-cash compensation totaled approximately $616,000 for the year ended December 31, 1997, reflecting the amortization of deferred compensation incurred upon the grant of options to purchase shares of the Company's common stock in 1997 to two executive officers. There was no non-cash compensation for 1996.

   Interest and other expense. Interest and other expense totaled approximately $288,000 for the year ended December 31, 1997, compared to approximately $212,000 for the period from May 11, 1996 to December 31, 1996. This increase was attributable primarily to debt incurred by CAIS, Inc. in May 1996 to finance the acquisition of Capital Area.

   Loss from continuing operations. Loss from continuing operations totaled approximately $4,586,000 for the year ended December 31, 1997. Loss from continuing operations for the year ended December 31, 1996 consisted of $1,114,000 for the period from May 11, 1996 to December 31, 1996 and income of $585,000 for the period from January 1, 1996 to May 10, 1996 for a total loss of $529,000, due to the foregoing factors.

   Income from discontinued operations. Income from discontinued operations totaled $1,923,000 for the year ended December 31, 1997, compared to $799,000 for the year ended December 31, 1996. This was due primarily to rate increases charged to customers for long distance telephone calls.

Liquidity and Capital Resources

   To date, the Company has satisfied its cash requirements primarily through borrowings, the sale of capital stock and internally generated funds. The Company's continuing operations have been financed in part from operating profits and cash flows generated from its now discontinued operation (i.e., Cleartel). Net cash provided by (used in) operating activities for continuing operations for the years ended December 31, 1996, 1997 and 1998 was approximately $804,000, $(97,000) and ($4,939,000), respectively. Cash used in operating activities in each period was primarily affected by the net losses caused by increased costs relating to the Company's expansion in infrastructure and personnel for its Internet-related businesses.

   In connection with the acquisition of Capital Area on May 10, 1996 the Company obtained a $2,000,000 bank loan from First Union National Bank ("FUNB"). Interest on the loan accrued at a rate of prime plus one and one-half percent, or 9.75% at that date, with payments on a five-year amortization schedule and a maturity date of May 10, 1999. In October 1996, the Company and FUNB entered into an interest rate swap agreement in which the effective interest rate on the remaining principal balance of approximately $1,833,000 was fixed at 8.65%. In December 1997, the Company refinanced this loan. This resulted in an increase in the principal balance outstanding at that time from $1,400,000 to $2,000,000. In addition, the maturity date of the refinanced note and the swap agreement was extended to December 2000.

   In September 1998, the Company, together with CAIS and certain of their affiliates, entered into a credit agreement, as amended, with ING (U.S.) Capital Corporation to borrow up to $7,000,000 to repay existing debt with FUNB, fund the development of the OverVoice program and for general corporate purposes (the "ING Credit Agreement"). The loans extended under the ING Credit Agreement bear interest at the one-month LIBOR rate plus 5%. The principal, premium and interest on any outstanding loan will convert to senior secured notes bearing interest at a rate of 5% over the 5-year U.S. Treasury Securities rate if borrowings under the ING Credit Agreement are not repaid by September 4, 1999. The Company is in compliance with the terms of the ING Credit Agreement. The current outstanding principal balance under the ING Credit Agreement is $7,000,000.

   In February 1999, the Company converted approximately $4.6 million of indebtedness owed to Ulysses G. Auger, Sr. and Ulysses G. Auger, II into 1,119,679 shares of the Company's Series B Cumulative Mandatory Redeemable Convertible Preferred Stock, par value $.01 per share (the "Series B Shares"). See "Certain Relationships and Related Party Transactions."

   In February 1999, after the Spin-off, the Company issued $11.5 million of Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Shares"). The Company received $3.5 million in cash and an unconditional promissory note due in March 1999 for the remaining $8 million. The Company will use $10 million of the proceeds for capital expenditures and general corporate purposes, with the remaining $1.5 million being used to reduce outstanding debt owed by the Company to Cleartel. See "Certain Relationships and Related Party Transactions."

   As of February 19, 1999, the Company had cash on hand of approximately $3,500,000. The Company expects that its cash and financing needs in 1999 can be met by cash on hand and additional capital financing arrangements (including the net proceeds of this offering). If such sources of financing are insufficient or unavailable, or if the Company experiences shortfalls in anticipated revenue or increases in anticipated expenses, the Company would curtail the planned roll-out of OverVoice and reduce marketing and development activities.

   Network Capacity. In June 1998, the Company signed a ten-year fiber agreement with Qwest Communications Corporation ("Qwest"). The agreement calls for a graduated commitment to purchase $100 million of services over a ten-year period.

   OverVoice License and Royalty Agreement. The Company entered into a license agreement with Inline Connection Corporation ("Inline") in November 1996, pursuant to which Inline granted the Company an exclusive license to use, make, sub-license, or sell the OverVoice technology in hotels and MDUs. We have minimum annual royalty obligations to Inline which began at $100,000 in 1998 and increase to a maximum of $250,000 during the term of the agreement. Unless terminated by the Company with thirty days' notice, the agreement remains in effect through the full life of all existing or future patents related to the technology or future enhancements. In consideration for meeting the $750,000 compensation benchmark set forth in the license agreement, in January 1999, Inline assigned the Company a 50% ownership interest in the OverVoice patents and patent applications covered by the Inline agreement.

   Terk Litigation Settlement. On or about August 5, 1997, Inline instituted an arbitration proceeding against Terk Technologies Corp. ("Terk") to terminate Inline's contract with Terk, based on Terk's failure to perform under the contract's best efforts clause. On or about September 24, 1998, Terk counterclaimed and filed a lawsuit against CAIS, Inc., Ulysses G. Auger, II, Inline and others, for, among other things, patent infringement of U.S. Patent No 5 010 399 and other patent properties owned by or assigned to Inline and/or a principal of Inline. On January 24, 1999, CAIS, Inc., Inline and Terk entered into a settlement agreement pursuant to which the parties agreed to dismiss the case against all parties, with prejudice. As a result of the settlement agreement the Company agreed to pay Terk $500,000. $250,000 of the payment was made in February 1999, an additional $150,000 is payable on or before July 1, 1999, and the remaining $100,000 is payable on or before July 1, 2000. The Company also agreed to issue Terk 25,000 shares of common stock and to issue additional shares if the 25,000 shares, multiplied by the price at which shares are issued in this offering, does not equal or exceed $250,000. In exchange, Terk and Inline modified their contract changing Terk's license from exclusive to nonexclusive and eliminating Terk's ability to sublicense. As a result, the Company now has the right to install the OverVoice technology in single family residences and the exclusive right to sublicense such technology to third parties.

   The Company from time to time engages in discussions involving potential business acquisitions. Depending on the circumstances, the Company may not disclose material acquisitions until completion of a definitive agreement. The Company may determine to raise additional debt or equity capital to finance potential acquisitions and/or to fund accelerated growth. Any significant acquisitions or increases in the Company's growth rate could materially affect the Company's operating and financial expectations and results, liquidity and capital resources.

Year 2000 Issues

   The term "Year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the Year 2000 is approached and reached. Our failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain of our normal business activities or operations. During 1998, we established a Year 2000 compliance program to coordinate appropriate activity and report to our Board of Directors with regard to Year 2000 issues. We continue to assess the impact of Year 2000 issues on our internal computer, operational and financial systems, and to review with our key vendors and suppliers, the compliance of their systems with Year 2000 processing requirements. We currently believe that our most reasonably likely worst case scenario related to the Year 2000 is associated with potential concerns with our customers' and suppliers' Internet operations. The failure of such parties to ensure Year 2000 compliance would lead to decreased Internet usage and the delay or inability to obtain necessary data communication and telecommunication capacity.

   During the year ended December 31, 1998, the Company spent over $1.4 million for capital expenditures related to the upgrade and continuing build-out of its technical operations and network. The Company believes that all of this equipment is Year 2000 compliant. We expect to incur additional costs in 1999 to implement the remainder of our Year 2000 program, and we believe that these amounts will not be material. In addition, we expect to acquire a new billing and customer care system as part of our business strategy, which the Company believes will also be Year 2000 compliant. These additional costs are based on our best estimates and, in our opinion, will not have a material adverse effect on our business, financial condition and results of operations. If the actual costs of implementing our Year 2000 program significantly exceed our estimates, it may have a material adverse effect on our business, financial condition or results of operations.

   There can be no assurance that we will be able to timely and successfully modify our products, services and systems to be Year 2000 compliant. If we fail to do so, it may have a material adverse effect on our business, financial condition or results of operations. Currently, we do not have a contingency plan if our systems fail as a result of Year 2000 related issues.

                                    BUSINESS

Overview

   CAIS Internet, Inc. is a tier one Internet Service Provider ("ISP"). We focus on providing the most cost-effective, dedicated high-speed Internet connections to commercial and residential customers primarily using DSL and our patented OverVoice technology. We offer our commercial customers dedicated high-speed Internet access, including our new HyperDSL services that we currently provide with Covad Communications Company ("Covad") and Bell Atlantic. Additionally, our OverVoice technology enables us to offer a multi-user, dedicated high-speed Internet solution to residential customers by creating an Ethernet local area network in a hotel, MDU or single family home more cost-effectively than alternative technologies, including cable modems, DSL services or Category 5 ("CAT5") rewiring upgrades.

   We use our OverVoice technology to simultaneously transmit voice and data over a single traditional copper telephone line at speeds of up to 300 times those of conventional 28.8k dial-up modems. This enables an OverVoice user to have both dedicated high-speed Internet access and complete use of the telephone at the same time over one telephone line. By combining the OverVoice technology with any dedicated high-speed Internet connection, such as DSL, T-1 or wireless, we can provide a single, dedicated high-speed Internet connection that can be shared simultaneously among many users in an MDU building, hotel or single family home. Today, we believe that the economies of scale associated with the OverVoice technology are most obvious when providing high-speed Internet access to concentrated residential communities such as MDUs and hotels.

   Although our primary focus for OverVoice initially will be on the hotel and MDU markets, we believe that the demand for high-speed Internet access in single family homes and the trend toward using more than one personal computer at home, will also make OverVoice the most cost-effective solution for providing dedicated high-speed Internet access in single family homes and for "home networking." As of February 15, 1999, we have installed the OverVoice technology in over 1,900 apartment units in 15 MDU buildings and in over 1,900 guest rooms in eight hotels. Additionally, we have signed an agreement for the nationwide roll-out of OverVoice with Hilton Hotels Corporation ("Hilton") and an agreement with OnePoint Communications Corp. ("OnePoint") to install OverVoice in certain MDU buildings where OnePoint has agreements to provide Internet and other communications services.

Industry Background

   Internet access and enhanced Internet services represent two of the fastest growing segments of the telecommunications services marketplace. According to industry estimates, the number of Internet users in the United States who access the World Wide Web reached approximately 29.2 million in 1997 and is forecasted to grow to approximately 72.1 million by the year 2000. According to International Data Corporation, total ISP revenues in the United States are projected to grow from $4.6 billion in 1997 to $18.3 billion in 2000. Currently, individuals most commonly access the Internet through a dial-up service. However, dial-up access has several drawbacks including:

  .  delays when down-loading data and images from the Internet;

  . requiring that a user pay both its ISP for Internet access and its telephone company for the local call;

  .  frequent busy signals;

  .  mid-use cut-offs (drops) from service;

  .  long connection delays; and

  . loss of the use of the customer's phone line service while accessing the Internet.

   Due to the inconveniences of dial-up Internet service, most businesses that are large enough to justify the costs opt for a dedicated high-speed Internet connection, such as a T-1. Smaller businesses are also moving rapidly toward high-speed access solutions as newer technologies like DSL become available. However, until recently, high-speed Internet access has been unavailable to most single family and multifamily homes and to hotel guests due to the cost and difficulty of implementing such service.

   Demand is ever increasing for cost-effective, high-speed Internet connectivity in the hotel, business and residential communities. Internet usage continues to be stimulated by the increasing number of Web sites, the increasing sophistication of Internet browsers and software applications, and the proliferation of bandwidth-intensive information (such as streaming video and audio) published on the Internet. Increased Internet use and the availability of powerful new tools for the development and distribution of Internet content have led to an explosion of Internet-based services, such as advertising, online magazines, specialized news feeds, interactive games and educational and entertainment applications, that are increasingly incorporating multimedia information such as video and near-CD-quality audio clips. The Internet has the potential to become a platform through which consumers and businesses easily access rich multimedia information and entertainment, creating new sources of revenue for advertisers, content providers and businesses. The infrastructure necessary to support this greater bandwidth, and the resulting multimedia applications, is the threshold issue to realizing the potential of the Internet as a medium for communication, education, entertainment and commerce.

   We believe that increased demand and evolving technology make the hotel and MDU markets attractive for high-speed dedicated Internet access. The economies of scale present in the hotel and MDU markets create the opportunity to price high-speed dedicated Internet access services at levels comparable to current dial-up services. The increasing use by hotel guests of dial-up Internet access is overloading many hotels' phone systems. This has resulted in increasing service problems and heightened concerns for the safety of hotel guests (and the hotel's associated liability) who may be unable to obtain help promptly in an emergency. As a result, hotels are increasingly confronted with the expensive option of upgrading their private branch exchange (PBX) switches to handle the increased traffic. In addition, many MDU property owners believe high-speed Internet access is an attractive building amenity for enhancing rental and occupancy rates.

   Major hotel chains and MDU property owners are currently evaluating alternative solutions to meet the need for faster Internet connections and simultaneous voice and data transmission. Examples of such solutions are:

  . second phone lines and more powerful telecommunications switching systems (PBX) within a building, which are very costly and fail to address the need for higher connection speeds;

  . CAT5 rewiring, which involves the labor and capital intensive solution of rewiring a building, resulting in significant cost, construction, disturbance and time; and

  . high speed technologies, including DSL and cable modems, which are less expensive than comparable T-1 connections, but require a separate DSL or cable modem for each personal computer or laptop connection in a home, apartment unit or hotel room. While these and other technologies exist, to date none has been widely deployed as a solution for high-speed Internet connectivity.

THE OVERVOICE SOLUTION

   We believe that our OverVoice technology is the most cost-effective, dedicated high-speed Internet solution for hotel guests and MDU residents. We also believe OverVoice to be the most cost-effective solution for providing dedicated high-speed Internet access in single family homes and for "home-networking."

   We use our OverVoice technology to simultaneously transmit voice and data over a single copper telephone line at speeds of up to 300 times those of conventional 28.8k dial-up modems. This enables an OverVoice user to have both dedicated high-speed Internet access and complete use of the telephone at the same time over one traditional telephone line. While we believe DSL technology is the most cost-effective high-speed Internet solution available to our commercial customers today, we believe that its point-to-point nature (i.e., each Internet user requiring an expensive DSL modem and therefore his own Internet connection) significantly impedes its widespread deployment in the residential market. OverVoice's point-to-multipoint technology enables us to create an Ethernet local area network within a hotel, MDU building or single family home. By combining our OverVoice technology with any dedicated high-speed Internet connection, such as DSL, T-1 or wireless, we can provide a single high-speed Internet connection which can be shared simultaneously among many users in a hotel, MDU building or single family home.

   Our OverVoice technology allows the coexistence of multiple signals (voice, data and, in the future, video) on the same wire, by protecting the natural frequency range of each signal from interference with the other signals. The pictorial below demonstrates how, through the use of OverVoice technology, voice, data and video can co-exist simultaneously on a single traditional copper wire.

                              [GRAPH APPEARS HERE]

Standard telephone service (POTS - Plain Old Telephone Service) operates between 0 and 5KHz, while standard 10baseT Ethernet (which is the standard for most of the world's local area networks) operates between 3 and 15MHz. The future video signal will operate between 15 and 30 MHz.

   In hotels and MDUs, the OverVoice solution requires only a retrofit with OverVoice equipment in the telephone closet and the installation of proprietary OverVoice telephone jacks in each hotel guest room or apartment unit. The OverVoice passive circuitry uses electronic filters to separate signals at the control unit and at each wall jack. The OverVoice wall jack has two ports, one which connects to the telephone and the other which connects to an Ethernet adapter card inside the user's computer.

   The OverVoice wall jack has two ports, one which connects to the telephone and the other which connects to an Ethernet adapter card inside the user's computer. Ethernet is the standard networking protocol used to create local area networks. To connect to a local area network, computers require an Ethernet adapter card, which is a standard supplemental hardware device that can easily be installed into most computers and typically costs approximately $50. In most cases, an Ethernet card is required for any high speed Internet connectivity, including T1, cable modem or DSL services.

   The Company also expects in the near future to offer a universal serial bus ("USB") connectivity option for OverVoice. The USB is a new standard plug-in protocol being integrated into most new computers (i.e., a new port to plug in devices, such as printers). With a USB connection, the user will have the ability to connect directly to an Ethernet network without an Ethernet adapter card.

   The Company is in the final stages of developing the OverVoice DeskJack to be installed in hotel guest rooms. The OverVoice DeskJack has both Ethernet and USB connections, thereby allowing hotel guests to choose the connection method that best suits their needs. Its highly visible, step-by-step instructions direct the hotel guest through the log-on page to the CAIS Internet promotional home page.

   We can install the OverVoice technology in an average-sized hotel or MDU building (300 units) for approximately $225 per hotel guest room or apartment unit, which we believe is less than half the cost of any competing technology. In addition, we can install OverVoice in a hotel or MDU building with very minimal disruption to the property owners, hotel guests or MDU residents.

MARKET OPPORTUNITY

   We believe that the domestic hotel segment represents a significant market opportunity for the Company. Nationwide, we estimate that as of December 31, 1997, there were 49,000 hotel properties with a total of 3.8 million hotel rooms. In the top ten hotel markets we estimate that there were more than 3,600 properties with a total of 630,000 rooms. During the initial roll-out of our OverVoice technology, we will focus on larger hotels and those most likely to cater to business travelers. According to the American Hotel and Motel Association, as of December 31, 1997, hotel properties with 300 or more rooms represented 3.0% of all hotel properties, but 20.8% of total hotel rooms. Examples of the companies operating within this segment include familiar hotel chains such as Hilton, Sheraton, Hyatt, Wyndham, Westin and Marriott.

   We believe that the domestic MDU segment is another highly promising market for OverVoice. As of November 1998, approximately 30% of the U.S. population, or over 81 million people, lived in MDUs and there were over four million apartment units in buildings with 50 or more units. In the top ten U.S. metropolitan markets alone, there were over two million apartment units in such buildings. Within those markets, we intend to initially target Class A and B buildings, whose residents typically have higher incomes and are more likely to be Internet users. Within the top ten U.S. metropolitan markets, as of December 31, 1997, there were approximately 2.2 million apartment units in Class A and B buildings.

   Although we intend to initially roll-out our OverVoice technology in the United States, we believe that international markets represent another significant opportunity. International demand for Internet access is expected to increase as a result of a number of factors, including worldwide economic growth, global deregulation of the telecommunications market, technological advancements and the introduction of new services. Outside the United States, we estimate that as of January 1, 1998, there were over 250,000 hotel properties comprising 8 million hotel rooms.

   We believe that the single family home market offers a significant opportunity for OverVoice in the future. According to industry sources, as of December 1998, 38% of U.S. households with Internet access have at least two personal computers. We believe that the demand for simultaneous high-speed Internet access and interoperability between multiple personal computers in a single family home or MDU will further increase the demand for OverVoice. Approximately 99% of single family homes in the United States have standard copper telephone wire that can support home networking using OverVoice.

National Contracts and Long-Term Commitments

   Hilton Hotels Corporation. On December 23, 1998, we entered into a master agreement with Hilton, under which Hilton agreed to license us the right to offer high-speed Internet access service in certain guest rooms, meeting rooms and other areas in specified Hilton hotels throughout the United States. In order to participate, each Hilton hotel must enter into an addendum to the master agreement. As of February 19, 1999, 142 Hilton-owned, managed or franchised hotels have notified Hilton that they intend to sign an addendum to participate under the terms of the master agreement.

   The initial term of the agreement is for either two or three years, depending on the total room count of the specific Hilton hotel, with an option for a multi-year extension. Under the agreement, we are responsible for the costs of installing, maintaining and operating all necessary equipment, and as a result we will incur significant up-front costs. See "Risk Factors--Some Of Our Contracts Are Nonexclusive And We May Not Be Able To Recover Our Installation Costs."

   OnePoint Communications Corp. In April 1998, we entered into a trial agreement with OnePoint, a provider of communications and entertainment services to residents in MDUs. Under this trial agreement, we installed OverVoice in fourteen buildings within four complexes.

   We recently entered into a seven-year contract with OnePoint to install our OverVoice technology. Under this agreement, we anticipate that we will install OverVoice in a minimum of 30 MDU buildings with approximately 10,000 units. Additionally, together with OnePoint, we will market high-speed Internet service to approximately 300 additional MDU buildings where OnePoint has a preferential right of entry to provide Internet and other communications services.

   Under the agreement, the Company generally bears all of the costs of providing Internet services to the MDU and receives 90% to 98% of the net revenues from the sale of services, with OnePoint receiving the remaining revenues. OnePoint has the option of contributing 25% of the costs of providing Internet services to specified MDU buildings. In those circumstances, OnePoint's share of net revenues would range from 15% to 25%.

Ongoing Trials

   As set forth in the following tables, as of February 15, 1999, we have ongoing agreements for the installation of OverVoice technology in 15 MDU buildings and 13 hotels across the United States. OverVoice systems already are fully installed and operating on a trial basis in 8 hotels and 15 MDU buildings. We typically initiate a 90 to 120 day trial with a major hotel chain or MDU real estate investment trust ("REIT") with the goal of signing a long-term contract.

                                     HOTELS

                                            Number of Units        Target
Property                  Location         Committed to Trial Installation Date Completion Date
--------                  --------         ------------------ ----------------- ---------------
Washington Marriott.....  Washington, D.C.        418                                6/1/98
Embassy Square..........  Washington, D.C.        232                               4/29/98
Bellevue Courtyard......  Bellevue, WA            131                                5/6/98
Sea Tac Marriott........  Seattle, WA             459                               6/15/98
La Jolla Marriott.......  La Jolla, CA            360                               5/22/98
Anaheim Hilton..........  Anaheim, CA              20                                 12/98
Las Colinas
 Wyndham(/1/)...........  Irving, TX              185                               7/30/98
Sunnyvale Wyndham(/1/)..  Sunnyvale, CA           179                               7/30/98
Metro Marriott..........  Washington, D.C.        163                 3/99
Westin Peachtree
 Plaza(/2/).............  Atlanta, GA             200                 4/99
The Washington Court
 Hotel..................  Washington, D.C.        264              3/31/99
Westin Innisbrook(/2/)..  Palm Harbor, FL         200                 3/99
BWI Airport
 Marriott(/2/)..........  Baltimore, MD           200               5/1/99

--------
(1) The trial period for these properties concluded in December 1998. We are currently negotiating a long-term contract for these properties.
(2) These properties are owned by Starwood Hotels and Resorts Worldwide, Inc. and are the first of up to six properties which will be installed in accordance with the Starwood trial agreement.

                                      MDUs

                                                  Number of
Property                       Location        Installed Units Completion Date
--------                       --------        --------------- ---------------
Arlington Court House......... Arlington, VA         396           3/31/98
Lincoln Towers................ Arlington, VA         673            6/8/98
Water Park Towers............. Arlington, VA         323              7/98
Springfield Station (5
 buildings)................... Springfield, VA       280              7/98
Summit Fair Lakes (7
 buildings)................... Fairfax, VA           280          12/17/98

Business Strategy

   Our objective is to become a leading national provider of dedicated high-speed Internet services. The following are key elements of our business strategy to achieve this objective:

   Offer the Most Cost-Effective, Dedicated High-Speed Internet Access to Our Customers. We believe our OverVoice technology is the most cost-effective, dedicated high-speed Internet solution for hotel guests and MDU residents. In addition, we believe OverVoice is less expensive to install than competing technologies, such as DSL, cable modems and CAT5 rewiring. We use our OverVoice technology to deliver T-1 or higher Internet access speeds to hotel rooms and apartment units, while allowing the user to simultaneously access voice services on the telephone. We also focus on providing the most cost-effective, dedicated high-speed Internet access for commercial customers through our HyperDSL services, which we are currently rolling-out with Covad and Bell Atlantic.

   Roll-out Our OverVoice Technology Nationwide. Our goal is to make our OverVoice technology the de facto high-speed Internet access standard in hotels and MDUs. We intend to continue to penetrate the hotel and MDU markets through both direct sales and strategic relationships. We have signed an agreement for the roll-out of OverVoice with Hilton hotels throughout North America. In addition, we are currently rolling-out OverVoice to MDUs with OnePoint. We have currently installed OverVoice in selected properties of Marriott International (including Marriott and Courtyard) and Patriot American (including Wyndham hotels and Summerfield Suites). Installations are pending with Starwood Hotels and Resorts Worldwide, Inc. (including Sheraton and Westin hotels) and Harbaugh Hotel Corp.

   Attract End-Users in Hotels and MDUs. We intend to stimulate the demand for our OverVoice services among hotel guests by making dedicated high-speed Internet access simple and affordable. In hotel rooms, the OverVoice DeskJack (an access device into which hotel guests plug their laptop computer), with its highly visible, step-by-step instructions, makes accessing the Internet quick and easy. We also believe that the use of OverVoice services in hotel meeting rooms will further increase the awareness of, and demand for, our services in hotel guest rooms by business travelers who gain exposure while in the meeting room. Our OverVoice technology allows us to offer MDU residents multiple Internet connection speeds at different price points, under our rate shaper program. This program allows us to offer an MDU resident dedicated high-speed Internet access at an entry level connection speed and price. We are then able to upgrade the service to meet the user's demand for faster Internet connection speeds.

   Accelerate the Roll-out of Our HyperDSL Services. We have initiated the roll-out of a new dedicated, high-speed Internet access service using DSL technology under the name HyperDSL. Unlike traditional forms of dedicated Internet access, DSL uses the customer's existing copper voice telephone wire to deliver high-speed Internet service. We believe DSL technology currently represents the most economical dedicated high-speed Internet solution for commercial customers. In addition, we believe that DSL technology, used in conjunction with OverVoice, provides the most cost-effective Internet solution for single-family residences requiring multiple points of access.

   Expand Our Internet Backbone. We operate a nationwide clear channel DS-3, OC-3 and asynchronous transfer mode network and have peering agreements with most of the major backbone providers to exchange Internet traffic over their respective networks. We currently maintain six points of presence ("POPs") in Washington, D.C., McLean, VA, New York, San Francisco, Baltimore and Chicago. We intend to add at least ten additional POPs in major metropolitan areas such as Dallas, Philadelphia, Phoenix, Los Angeles, Seattle, Atlanta, Miami and Orlando by the end of 1999. In addition, in June 1998, we signed a ten-year fiber agreement with Qwest, under which we have access to all of Qwest's POPs nationwide, which totaled 130 as of February 15, 1999. We intend to continue to evaluate strategic relationships and acquisitions that will allow us to further expand this network.

   Leverage the OverVoice Platform to Deliver Future Services and Products. The OverVoice platform creates a cost-effective Ethernet local area network in a hotel, MDU building or single family residence. This platform enables us to deliver a variety of broadband services and products to our customers. We are developing a broad array of services and products including Internet protocol telephony, video conferencing, traditional video services, high definition television (HDTV) and digital audio radio. We intend to expand our service and product offerings through internal research and development, and by acquiring complementary businesses and technologies.

Services

   The Company currently offers a variety of services under two brand names as illustrated by the following table:

     Brand                              Service Lines                       Pricing
     -----                  ------------------------------------- ----------------------------
   OverVoice............... Hotel Guest Room Service              $7.95 to $14.95 per 24 hours
                            Hotel Meeting Room Service            Varies by property
                            MDU Service                           $24.95 to $49.95 per month

   CAIS Internet........... HyperDSL                              $57.95 to $699 per month
                            Web Hosting                           $69 to $295 per month
                            Dedicated Access
                            Fractional DS-3 to full DS-3          $5,500 to $30,000 per month
                            Fractional T-1 to full T-1            $695 to $1,750 per month
                            Dial-Up and Other Narrowband Services $24.95 to $250 per month

   The following subsections describe each of our brand names and their related product lines.

 OverVoice Services

   Hotel Guest Room Service. We provide OverVoice services to hotel guests by placing our OverVoice DeskJack (pictured below) beside the telephone. The OverVoice DeskJack provides simple, step-by-step directions on how to access the Internet. The guest first plugs an Ethernet-enabled, or USB-enabled, laptop into an Ethernet port or USB port within the OverVoice DeskJack. Once connected, the guest launches the Web browser, logs-on to the OverVoice server and is launched on to the Internet starting at the CAIS Internet promotional home page. The guest will have dedicated high-speed Internet access and may leave the laptop connected to the Internet for the duration of the stay, all while having the option to simultaneously talk on the same telephone line. A hotel guest is typically charged between $7.95 and $14.95 per 24-hour stay in a hotel, comparable to that of in-room hotel entertainment services.


                                                   . Highly visible in-room
                                                     marketing

   The OverVoice DeskJack                          . Ethernet card or USB port
                                                     connectivity

                                                   . Step-by-step simple
                                                     instructions


                       [PICTURE OF OVERVOICE DESK JACK]

   Meeting Room Service. Hotels typically have dedicated sales staff to solicit meeting room business. As corporate and independent meeting planners have particular needs, hotels offer meeting room customers a menu of facilities, including Internet services, guest room availability and food services. Once the planner has selected a particular hotel, hotel sales books the meeting room and arranges for the particular add-ons requested. A turn key marketing program for hotel sales staff will assist them in selling OverVoice Internet access to currently booked and prospective corporate meeting customers.

   Prior to the availability of OverVoice, corporate meeting planners and hotel facilities generally had only two options for providing Internet services. The first option is dial-up Internet access, which has several drawbacks including: (1) delays when down-loading data and images, (2) frequent busy signals, (3) dropped connections, and (4) long connection delays. The second option is to make special arrangements for a temporary dedicated high-speed Internet connection which: (1) typically takes up to 60 days to order; and (2) usually requires a minimum 1-month commitment and the payment of installation fees, which is very expensive.

   By installing OverVoice in the meeting and conference areas, a cost-effective and simple to use high-speed Internet solution is immediately available to the property staff, the corporate meeting planner and meeting room guests. The user simply connects the Ethernet-enabled computer to the OverVoice wall jack in the room. The user then has dedicated high-speed Internet access at various price points and is able to simply launch the Web browser and access all Internet applications. Once connected, the OverVoice server prompts the property management system to bill the user for the appropriate Internet connection charge. We anticipate that hotels will be able to offer this instantaneous, high-speed Internet connection for corporate meetings at a fraction of the current cost of establishing a dedicated connection. We believe that the meeting room program will also increase OverVoice brand recognition and credibility among business travelers who gain exposure to the technology while in the meeting room.

   MDU Service. Once an apartment or condominium building is installed with the high-speed OverVoice technology, we can provide Internet access to all of its residents. Prior to launching OverVoice in a particular building, we generally pre-market the service to residents through building management, using flyers and direct mailings. We also typically have a marketing day in the building during which we distribute marketing materials, demonstrate the system and answer questions. Once OverVoice is installed, the resident simply connects the Ethernet-enabled computer to the OverVoice wall jack in the apartment unit. The resident then has dedicated high-speed Internet access and is able to launch the Web browser and access all Internet applications. Our rate shaping server allows us to tailor the speed of the user's Internet connection and to offer multiple connection speeds at different price points. An MDU resident is typically charged between $24.95 and $49.95 per month for OverVoice service, depending upon the transmission speed choice.

   We believe that our pricing is extremely competitive with typical $19.95 to $21.95 per month dial-up services. In order for a resident to enjoy simultaneous voice and data transmission, a dial-up user must incur the cost of a second phone line and is limited to the much slower access speeds of traditional dial-up modems. While cable modems and DSL allow high-speed dedicated access, both involve equipment costs to the provider well in excess of those of the OverVoice solution. In addition, unlike cable modems and DSL, OverVoice enables the user to have multiple points of access within one unit on a cost-effective basis.

CAIS Internet Services

   The primary services we offer are HyperDSL, Web hosting, dedicated access and dial-up access. As of February 15, 1999, we had over 370 dedicated access subscribers and over 500 Web hosting customers.

   HyperDSL Services. We have initiated the roll-out of a new dedicated, high-speed Internet access service using DSL technology under the name HyperDSL. Unlike traditional forms of dedicated Internet access, DSL services use the customer's existing copper voice telephone wire to deliver high-speed Internet access.

     HyperLINK DSL is our consumer-grade DSL service for the residential, home office and small business markets. We currently provide the service in conjunction with Bell Atlantic. After a two-year trial with Bell Atlantic, HyperLINK DSL was introduced in the Washington, D.C. metro area. In 1999, we intend to enter eight additional major metropolitan areas, including Baltimore, New York, Philadelphia, Chicago, Dallas, San Fransisco, Miami and Los Angeles. HyperLINK DSL services currently range in price from $57.95 to $187.95 per month. Installation fees are approximately $425, which includes approximately $325 for the purchase of a required DSL modem.

     HyperLAN DSL is our DSL service for the small and medium-sized business markets, which we currently offer jointly with Covad. We believe that HyperLAN DSL will be attractive to business customers who traditionally have been unwilling to pay the higher costs of conventional dedicated high-speed Internet access. In addition, we believe that this service will attract customers who currently incur the cost of high-speed Internet access and who will now for a comparable cost be able to significantly increase their bandwidth. We currently offer this service in Washington, D.C. In 1999, we intend to enter eight additional major metropolitan areas, including Baltimore, New York, Philadelphia, Chicago, Dallas, San Fransisco, Miami and Los Angeles. Under the terms of our agreement with Covad, we co-develop and implement targeted marketing and advertising programs to stimulate sales. HyperLAN DSL services range in price from $129 to $699 per month. Installation fees, including equipment, generally range from $999 to $1,099.

   Web Hosting Service. Web hosting can be defined as housing a customer's Web pages on our servers. Web hosting is an ideal solution for customers who want to "publish" Web pages on the Internet without purchasing, configuring, maintaining and administering the necessary sophisticated hardware and software. Due to economies of scale, we can generally offer Web hosting solutions far more sophisticated than customers can provide for themselves. Our staff of Internet engineers and system administrators enables us to offer multiple platforms for Web hosting. These hosting servers are located within our POP infrastructure and make use of multiple high bandwidth connections to the Internet backbone. File structure directories, domain name registration and security privileges are set-up for customers on our hosting servers, thus enabling customers to remotely "publish" their content for distribution over the Internet. In addition, we provide network and systems administration and maintenance, tape back-ups and security. Web hosting services range in price from $69 to $295 per month.

   High-Speed Dedicated Access Service. We provide dedicated access services to other ISPs and commercial customers. See "--Customers." This type of connectivity is generally used to connect local area networks, wide area networks or server applications to the Internet, ensuring a dedicated connection. These services include a wide range of connectivity options tailored to the requirements of the customer, including: T-1 (1.54 Mbps) or fractional T-1 connections and DS-3 (45 Mbps) or fractional DS-3 connections. Dedicated services range in price from $695 to $30,000 per month depending on the connection type. Installation fees generally range from $300 to $5,000.

   Dial-Up and Other Narrowband Services. We offer high-quality, digital dial-up, dedicated dial-up, integrated services digital network connections (ISDN) and dedicated integrated services digital network connections, with Internet access speeds up to 128 Kbps. These are primarily amenity services provided to dedicated access services customers upon request, but are not marketed generally. Dial-up and other narrowband services range in price from $24.95 to $250 per month.

 New Products and Services

   We intend to continue expanding the OverVoice product line as well as introducing additional integrated communications services that leverage the convergence of voice and data communications. Because OverVoice is a point-to-multipoint distribution technology, we believe that it is particularly well-suited for a wide array of existing and new applications, including Internet protocol telephony services, laser disk video services, digital audio radio and high definition television (HDTV). We will continue to research and develop new products and services to be offered in the future, using the OverVoice technology.

Sales and Marketing

   OverVoice. We market OverVoice services primarily through our direct sales group which: (1) focuses on securing hotel chains' endorsements of OverVoice as the preferred Internet infrastructure solution for the chain's properties, and
(2) sells directly to hotel properties owned or managed by the hotel chain and to hotel chain franchisees. In addition, we are continuing to aggressively pursue opportunities to increase OverVoice awareness within the hospitality and MDU industries. We participate in major industry trade shows and events such as HITEC (Hospitality Industry Technology Exposition and Conference), IH/M&RS (International Hotel, Motel and Restaurant Show), NAREIT (National Association of Real Estate Investment Trusts) Annual Convention and COMNET (Communications Network).

   We also continue to identify strategic partners that have existing relationships with hotel chains, MDUs and MDU/REITs for the installation and maintenance of various communications services in these properties. This allows us to package OverVoice in a pre-existing "bundle" of services, thus providing the opportunity to maximize in-building penetration rates. We believe that by working directly with hotel chains, REITS and carefully selected strategic partners, OverVoice will become the industry standard Internet infrastructure solution.

   CAIS Internet. We offer Internet services to ISPs, commercial dedicated accounts and small and medium-sized businesses using a direct sales force. Direct mail and print advertising is utilized to both further generate sales leads and to build awareness of the Company and our services. In addition, we are regularly featured in the Boardwatch directory of national Internet backbone providers and exhibit at select trade shows. With respect to dial-up and other narrowband services, leads are handled on a "demand only" basis by a technical support division. Finally, public relations efforts and a routine program of press releases and contacts are conducted to focus attention on the Company in the print, on-line and TV media.

Customers

   OverVoice. The ultimate customers for our services are hotel guests and MDU residents. In the hotel market, we primarily target the frequent business traveler with a laptop computer who needs to be connected to the Internet. We believe that our OverVoice technology overcomes the connection problems that these customers currently encounter with dial-up service while enabling them to use the same telephone line for conversations and Internet access simultaneously. In the MDU market, we target individuals in Class A and B apartment buildings who typically already own a personal computer and have some experience with the Internet and/or on-line services.

   CAIS Internet. As a tier one ISP, we have historically offered dedicated Internet access to tier two ISPs in the Washington, D.C. metro area and select international markets. As of February 15, 1999, we continue to provide dedicated Internet connections to more than 50 ISPs in the Washington, D.C. area and 5 international ISPs in Europe, Latin America and Asia. Over the past year, we have actively sought to diversify our dedicated customer base to commercial and other institutional accounts, while maintaining a presence in the ISP market. As of February 15, 1999, we had 324 business customers for high-speed dedicated Internet access. We also maintain a base of over 3,200 dial-up and other narrowband accounts, though this is not a market we actively pursue. Furthermore, we have developed a base of more than 500 small and medium-sized businesses as Web site hosting customers since June 1997.

   For the fiscal year ended December 31, 1998, one customer, Hongkong Telecom, accounted for 15% of the Company's consolidated net revenues.

Customer Service

   Our Customer and Account Management division provides comprehensive customer support. The division consists of three principal departments: Customer Support, Technical Support and Account Management. As of February 15, 1999, this division consisted of 34 persons. We intend to continue to emphasize customer support for the nationwide roll-out of OverVoice and our HyperDSL services.

   The Customer Support and Technical Support departments maintain quality service standards and respond to customer inquiries 24 hours a day, 365 days a year. Established standards are continuously monitored and evaluated through detailed trouble tickets, phone logs, bandwidth utilization reports, server log-in reports as well as network and service up time reports. Our technical support representatives are trained in an effort to ensure superior customer service. The Technical Support department is further strengthened by a network operations center, located in McLean, VA, which continuously monitors our network and supporting infrastructure. We are currently building a second network operations center in our corporate headquarters in Washington, D.C. The new network operations center will utilize state-of-the-art network monitoring and will include remote capabilities. Once the second network operations center is complete, we will continue to maintain the McLean, VA network operations center as a redundant facility. The Account Management department acts as a single point of contact for major account customers for the coordination, management and implementation of all of our services.

Network Topology

   Our infrastructure is a nationwide clear-channel DS-3, OC-3 and asynchronous transfer mode network. We provide high-speed Internet access from our POPs to commercial and residential customers through dedicated high-capacity leased lines over local exchange facilities. In June 1998, we entered into a 10-year fiber agreement with Qwest, under which we have access to all of Qwest's POPs nationwide, which totaled 130 as of February 15, 1999. Access to these POPs enables us to provide OverVoice services to customers throughout the country. We are migrating our existing asynchronous transfer mode backbone links to the Qwest fiber network.

   We currently maintain six POPs in Washington, D.C., McLean, VA, New York, San Francisco, Baltimore, and Chicago. By the end of 1999 we intend to have at least 10 additional POPs located within the following cities: Dallas, Boston, Philadelphia, Phoenix, Los Angeles, Seattle, Houston, Atlanta, Miami and Orlando. The network is monitored 24 hours per day, 365 days per year from our network operations center in McLean, VA.

   We maintain private and public peering arrangements with most major ISPs. We will continue to add additional private and public peering, as necessary to deliver the highest quality of service to our customers.

Suppliers

   Equipment Procurement and Manufacturing. Q-TEL Subsidiary of GTE Codetel ("Q-Tel"), the manufacturing subsidiary of Compania Dominicana de Telefonos, c. por a. (also known as GTE Codetel, a wholly owned subsidiary of GTE Corporation ) has begun production of 10,000 OverVoice control units. Q-Tel is an offshore manufacturing facility that performs functions for major U.S. telecom equipment providers such as Lucent Technologies and Nortel Networks, Inc. Currently, Q-Tel is able to produce the control units for substantially less than domestic manufacturers. The initial shipment is expected to be delivered by mid-March.

   Equipment Warehousing, Distribution and Installation. We intend to support the nationwide roll-out of OverVoice through strategic relationships with warehousing, distribution and installation companies. We have entered into an agreement with Farnor Enterprises, Inc. to receive, barcode, warehouse and distribute nationally OverVoice equipment inventory. We have made arrangements with AmeriLink d/b/a NaCom, Volt Information Sciences, Inc. and MasTec, Inc. to perform national OverVoice installation functions. All three of these companies have experience in handling thousands of work orders per week, have attended OverVoice installation training provided by The Siemon Company and are designated as Certified Installers of the Siemon Cabling System. We believe that these relationships will enable us to deploy OverVoice under large national contracts promptly and on a cost-effective basis.

   The OverVoice technology is economical, easy to implement and does not involve a disruptive installation procedure. We can install the OverVoice technology in an average size hotel or MDU (300 units) in two to three weeks for approximately $225 per hotel guest room or apartment unit. Installation can be accomplished at full occupancy, as the in-room installation time is only 10-15 minutes per room.

Competition

   We operate in a highly competitive environment for each of our lines of business and we believe that competition is increasing. The competitive environments for our different lines of business are as follows:

   OverVoice. We face several major groups of competitors in the business of providing high-speed Internet access to hotels and MDUs. These include local exchange carriers and other DSL providers, cable TV companies and other providers using cable modems, and installation firms that deploy CAT5 rewiring in hotels and MDUs. Although we believe OverVoice is the most cost-effective, user-friendly and easily deployable high-speed Internet infrastructure solution available, several of our competitors have extensive marketplace presence and much greater technological and financial resources than we possess.

   In addition, the OverVoice technology also competes with technologies using other transmission media, such as coaxial cable, wireless facilities and fiber optic cable. To the extent that telecommunications service providers, hotels, MDUs or single family residences choose to install any of these alternative transmission media, demand for OverVoice may decline.

   CAIS Internet. Because the Internet services market has no substantial barriers to entry, we expect that competition will continue to intensify. Our principal competitors include other tier one national backbone providers such as UUNET Technologies, Inc., PSINet Inc. and BBN (a GTE subsidiary). To a lesser extent, we also compete for dedicated and dial-up access and Web services business with regional, tier two ISPs and cable companies that operate in the same geographic markets that we serve. Accordingly, we expect the market for Internet access services to continue to grow and to be highly competitive with a variety of regional and national players vying for new business. In many instances, we compete directly with our downstream tier two ISP customers. Eventually, we expect some form of a market consolidation to occur, with those ISPs that furnish the most value-added solutions ultimately surviving.

Government Regulation; Potential Taxes

   We provide Internet access, in part, through transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. As an ISP, we are not currently subject to direct regulation by the Federal Communications Commission (the "FCC") or any other agency, other than regulations applicable to businesses generally. In a report to Congress adopted on April 10, 1998, the FCC reaffirmed that ISPs should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Telecommunications Act of 1996, as amended.

   This finding is important because it means that we are not subject to regulations that apply to telephone companies and similar carriers. We also are not required to contribute a percentage of our gross revenues to support "universal service" subsidies for local telephone services and other public policy objectives, such as enhanced communications systems for schools, libraries and certain health care providers. Although there can be no assurance, the FCC action may also discourage states from separately regulating ISPs as telecommunications carriers or imposing similar subsidy obligations.

   Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that we could be exposed to regulation in the future. For example, in the same report to Congress, the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. The FCC is also considering whether such Internet-based telephone service should be subject to universal service support obligations, or pay carrier access charges on the same basis as traditional telecommunications companies.

   Local telephone companies assess access charges to long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. Access charges have been a matter of continuing dispute, with long distance companies complaining that the rates are substantially in excess of cost, and local telephone companies arguing that access rates are justified to subsidize lower local rates for end users and other purposes. Both local and long distance companies, however, contend that Internet-based telephony should be subject to these charges. We have no current plans to install gateway equipment and offer telephony, and so we do not believe we would be directly affected by these developments. However, we cannot predict whether these debates will cause the FCC to reconsider its current policy of not regulating ISPs.

   In addition, a number of state and local government officials have asserted the right or indicated a willingness to impose taxes on Internet-related services and commerce, including sales, use and access taxes. We cannot accurately predict whether the imposition of any such taxes would have a material adverse effect on our business, financial condition or results of operations.

Patents and Other Proprietary Information

   We are a licensee and joint-owner of certain patents and patent applications of Inline relating to the OverVoice technology. We, together with Inline, have a total of two U.S. patents and nine U.S. patent applications. Two of these nine patent applications have recently been allowed and, therefore, are expected to become patents in the next few months.

   The first U.S. patent granted relates to transmission of video over active voice telephone wires. Related patents have also been obtained in Canada, Germany, France and the United Kingdom. In addition, an application was recently allowed in South Korea and a divisional application was filed in Europe.

   The second U.S. patent granted relates to some or all aspects of the following systems, among others:

  . provision of high-speed Internet service through the communication of Ethernet signals over the active telephone wiring in residences, hotels, apartment buildings and similar structures;

  . provision of video services over the telephone wiring in the same structures;

  . provision of WebTV-type services over the telephone wiring in these structures;

  . creation of a standard Ethernet network, using existing telephone wiring, among all personal computers in a structure; and

  . communication of Ethernet signals over 1,000 feet over a single active telephone line.

   Novel ideas are embodied in many of the different parts that make up these systems. Among these parts are:

  . different electronic processes for converting the video and data signals;

  . special connectors that are easy to install, convenient to use and promote smooth signal flow across the wiring;

  . different arrangements of the components to facilitate the operation of the systems; and

  . special "command and control" procedures that help implement the different applications.

   Of the two allowed applications, one is a continuation of the first U.S. patent and the other describes new features related to communication of video and data over active telephone wires. These additional features are also embodied in applications filed by Inline in Israel and under the Patent Cooperation Treaty, and in applications we have filed in Canada, Europe, Mexico, Australia and New Zealand.

   Inline Agreement. We have a license agreement with Inline, pursuant to which Inline granted us rights to all patents and patent applications relating to the OverVoice technology (the "Patent Rights"). In the United States, we have the exclusive right to make, use and sell the OverVoice technology for all structures except for single family residential units and certain food establishments, for which we have non-exclusive rights. We further have the exclusive right to make, use and sell under all foreign patents and patent applications relating to the OverVoice technology for all structures except for single family residential units and certain food establishments, for which we have non-exclusive rights, with the exception of Israel, which Inline reserved for itself.

   We own 50% of all U.S. and foreign (with the exception of Israel) patents and patent applications relating to the OverVoice technology. We own the patent applications we filed in Canada, Europe, Mexico, Australia and New Zealand. Inline retains the authority to control prosecution and maintenance of the Patent Rights, except for the patent applications we own. However, if Inline decides not to: (1) file a patent application; (2) prevent a patent application from being abandoned; or (3) keep a patent or application in force, we may elect to have Inline assign the patent, application or invention to us. We have the right to enforce the Patent Rights against potential infringers, although we must share any recovery with Inline.

Legal Proceedings

   We are not a party to any lawsuit or proceeding which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operation.

Employees

   As of February 15, 1999, we employed approximately 109 full-time employees. In addition to our full-time employees, we also employ part-time personnel from time to time in various departments. None of our employees are covered by a collective bargaining agreement. We believe that our employee relations are satisfactory. See "Risk Factors--We May Not Be Able To Manage Our Potential Rapid Growth And Expansion Effectively."

Properties

   Our principal executive offices are located in Washington, D.C. In addition to our corporate headquarters, we lease office space in a number of locations across the United States. We do not believe that any of these locations are material to our operations. The leases expire at various times between December 31, 1999 and February 15, 2009.

Location                                                    Type  Square Footage
--------                                                   ------ --------------
McLean, Virginia.......................................... Office      7,033
McLean, Virginia.......................................... Office      1,566
Washington, D.C........................................... Office     32,500

   We consider that, in general, our physical properties are well maintained, in good operating condition and adequate for our purposes.

                                   MANAGEMENT

Officers, Directors and Other Key Employees

   The officers, directors and other key employees of the Company, and their ages as of February 15, 1999 are set forth below.

         Name                      Age                 Position
         ----                      ---                 --------
Ulysses G. Auger, II(2)...........  46 Chairman of the Board and Chief
                                       Executive Officer
William M. Caldwell, IV...........  51 President and Director
Evans K. Anderson.................  51 Chief Operating Officer and Executive
                                       President of Sales and Marketing
Richard W. Durkee.................  42 Vice President of Information Technology
                                       and Operations
Barton R. Groh....................  45 Vice President, Chief Financial Officer
                                       and Treasurer
Michael G. Plantamura.............  43 Vice President, Secretary and General
                                       Counsel
Laura A. Neuman...................  33 Vice President of Sales
Duncan M. Fitchet, Jr. ...........  44 Vice President of Marketing and Business
                                       Development
Tara Pierson Dunning..............  35 Vice President of Customer and Account
                                       Management of CAIS, Inc.
Ulysses G. Auger, Sr..............  77 Director
Richard F. Levin(1)(2)............  45 Director
Vernon L. Fotheringham(1)(2)......  50 Director
R. Theodore Ammon.................  49 Director

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

   Ulysses G. Auger, II has served as the Chairman of the Board and Chief Executive Officer of the Company since January 1998. Mr. Auger has an extensive background in the telecommunications industry, and is a three-term member of the Board of Directors of Comptel, a telecommunications industry trade association with approximately 225 member companies. Until February 1999, Mr. Auger chaired Comptel's IP Committee, which was formed to address Internet issues affecting the telecommunications industry. In 1987, Mr. Auger founded Cleartel and has served as a director since July 1987. Mr. Auger also served as President of Cleartel from August 1987 to June 1988, and then again from June 1990 to February 1999. In addition, Mr. Auger has served as President and a Board Member of CAIS, Inc. since May 1996, and assumed the roles of Chairman of the Board and Chief Executive Officer of CAIS, Inc. in January 1998. Mr. Auger is the son of Ulysses G. Auger, Sr., a director of the Company.

   William M. Caldwell, IV has served as a member of the Board of Directors of the Company since January 1998 and of CAIS, Inc. since May 1996, as the Company's Vice Chairman from January 1998 to February 1999 and as the Company's and CAIS, Inc.'s President since February 1999. Mr. Caldwell also served as the Vice Chairman of CAIS, Inc. and Cleartel from September 1997 to February 1999. Since June 1995, Mr. Caldwell also has served as a member of the Board of Directors of Cleartel. Mr. Caldwell has an extensive background in the areas of marketing, financial management, investment banking and general corporate management. Prior to joining CAIS, Inc. and Cleartel, from 1993 to August 1997, Mr. Caldwell served as President of Digital Satellite Broadcasting Corporation. Prior to 1993, Mr. Caldwell founded The Union Jack Group, an investment banking advisory firm, and served as a Vice President in Corporate Finance at Kidder Peabody. In addition, Mr. Caldwell also has served as both President and Chief Financial Officer of Van Vorst Industries, an international home furnishing manufacturer; as Vice President of Marketing for Flying Tiger Line, Inc., one of the world's largest all-cargo air carriers before its acquisition by Federal Express Corporation; and a consultant with Booz Allen, Hamilton Inc. Mr. Caldwell currently sits on the Board of directors for both Lee Pharmaceuticals and King Koil Franchising, Inc.

   Evans K. Anderson has served as the Chief Operating Officer and Executive Vice President of Sales and Marketing of the Company and CAIS, Inc. since February 1999. Prior to that, he served as the Company's and CAIS Inc.'s Senior Vice President of Sales and Marketing and the General Manager of CAIS, Inc. from January 1998 to February 1999. Mr. Anderson also has served as a member of the Board of Directors of CAIS, Inc. since December 1997. In addition, from June 1998 to February 1999, Mr. Anderson served as Cleartel's Senior Vice President of Sales and Marketing. Mr. Anderson brings 20 years of experience in the telecommunications and related industries and is currently responsible for all of the Company's and CAIS, Inc.'s sales and marketing functions and for CAIS, Inc.'s overall management, including customer service, technical support, OverVoice operations and account management. Prior to joining CAIS, Inc., from March 1996 to March 1997, Mr. Anderson served as Director of Sales for the Northeast region for Advanced Radio Telecom, a leading provider of advanced 38GHz digital wireless technology. From January 1993 to February 1996, Mr. Anderson was a principal in Vitel International, Inc., a nationwide provider of sales and distribution for Airborne Express and telecommunications products. Prior to 1993, Mr. Anderson held the position of Executive Vice President of Sales and Marketing at Oncor Communications, a communications company, where he was responsible for the sales, marketing and customer service functions. Prior to that, Mr. Anderson served as Director of Sales with Contel Texocom, a national distributor of telecommunications equipment, and held various sales and management positions with ITT U.S.T.S. and Sprint Communications Company, L.P.

   Richard W. Durkee has served as the Company's Vice President of Information Technology and Operations since September 1998. Mr. Durkee also has served as CAIS, Inc.'s Vice President of Information Technology and Operations since September 1998, and served in the same capacity at Cleartel from September 1998 to February 1999. Mr. Durkee has over 20 years of experience in Systems and Network Development, Operations and Management. Prior to joining the Company, from April 1996 to September 1998, Mr. Durkee served as Director of Information Technology for ORBCOMM Global, L.P., a global messaging and data communications company. From March 1995 to March 1996, Mr. Durkee served as Vice President, Information Technology and Network Operations, for GTS/Global Link, a facilities based provider of telecommunications services. From June 1989 to February 1995, Mr. Durkee served as Director of Information Systems for Oncor Communications, Inc.

   Barton R. Groh has served as the Company's Vice President, Chief Financial Officer and Treasurer since January 1998. Mr. Groh also has served as CAIS, Inc.'s Vice President and Chief Financial Officer since May 1996, as CAIS, Inc.'s Assistant Secretary since December 1996, and as CAIS, Inc.'s Treasurer since December 1997. Mr. Groh joined Cleartel in July 1989 as Director of Finance and Administration and served as Cleartel's Vice President and Chief Financial Officer from June 1992 to February 1999. In addition, Mr. Groh served as Cleartel's Assistant Secretary from June 1993 to February 1999 and as Cleartel's Treasurer from June 1998 to February 1999. Prior to joining Cleartel, Mr. Groh held positions as a Senior Auditor with Price Waterhouse from 1974 to 1979, as an accounting manager with Comsat Corporation from 1979 to 1987, and as Controller, Franchise Operations with Entre Computer Centers from 1987 to 1989. Mr. Groh is a Certified Public Accountant.

   Michael G. Plantamura has served as the Company's Vice President, Secretary and General Counsel since January 1998. Mr. Plantamura also has served as Vice President and General Counsel of CAIS, Inc. since September 1996, and as CAIS, Inc.'s Secretary since December 1997. From September 1996 to February 1999, Mr. Plantamura served as Vice President and General Counsel of Cleartel and as Cleartel's Secretary from June 1998 to February 1999. Mr. Plantamura is currently responsible for all of the Company's and CAIS, Inc.'s legal, regulatory, human resources, corporate, contract and litigation issues. From April 1996 to September 1996, Mr. Plantamura served as Cleartel's Director of Legal and Regulatory Affairs, and from May 1996 to September 1996, Mr. Plantamura held the same position at CAIS, Inc. From December 1986 to March 1996, Mr. Plantamura served as in-house General Counsel for WBDC-TV50, Washington, D.C. and WUNI-TV27, Worcester/Boston, MA.

   Laura A. Neuman has served as the Company's Vice President of Sales since June 1998. Ms. Neuman's responsibilities include sales team development, revenue generation, negotiating contracts and developing partnerships. Ms. Neuman joined CAIS, Inc. in October 1997 as Director of OverVoice Development and since June 1998 she has served as Vice President of Sales for CAIS Internet and OverVoice. Prior to joining CAIS, Inc., from February 1997 to October 1997, Ms. Neuman served as Channel Sales Manager for DIGEX Inc., an Internet service provider. From October 1996 to January 1997, Ms. Neuman operated her own independent consulting business. From January 1994 to September 1996, Ms. Neuman served as Major Relationships Manager and Manager--Account Management for National Data Corporation.

   Duncan M. Fitchet, Jr. has served as the Company's Vice President of Marketing and Business Development since January 1998. Mr. Fitchet also has served as Vice President of Marketing and Business Development for CAIS, Inc. since January 1997, and held the same position at Cleartel from January 1997 to February 1999. Mr. Fitchet's responsibilities include strategic planning and marketing strategies, product management, market research, product and service promotions, public relations and marketing communications activities. From May 1996 to December 1996, Mr. Fitchet served as Director of Marketing and Business Development for CAIS, Inc., and from August 1995 to December 1996, Mr. Fitchet held the same position at Cleartel. Prior to joining Cleartel, from June 1991 to August 1995, Mr. Fitchet served as Senior Group Product Manager at GTE Telephone Operations.

   Tara Pierson Dunning has served as CAIS, Inc.'s Vice President of Customer and Account Management since September 1998. Previously, Ms. Dunning served as Director of Marketing for the Company from January 1998 to September 1998; Director of Marketing for CAIS, Inc. and Cleartel from October 1997 to September 1998; Director of Business Development for CAIS, Inc. and Cleartel from January 1997 to October 1997; and as Manager of Business Development for CAIS, Inc. and Cleartel from September 1996 to December 1996. Prior to joining CAIS, Inc. and Cleartel, from September 1993 to September 1996, Ms. Dunning founded and served as Vice President of Marketing for New Vision Communications.

   Ulysses G. Auger, Sr. has served as a member of the Board of Directors of the Company since December 1997. Mr. Auger served as Secretary, Treasurer and a director of Cleartel from June 1993 to June 1998. From April 1996 to December 1997, Mr. Auger served as Secretary, Treasurer and a director of CAIS, Inc. Mr. Auger is a private investor and entrepeneur who founded the nationally renowned Blackie's House of Beef in 1946. Mr. Auger's financial interests include hotels, commercial real estate and Mid-Atlantic region restaurants. Mr. Auger, Sr. is the father of Ulysses G. Auger, II, the Chairman of the Board and Chief Executive Officer of the Company.

   Richard F. Levin has served as a member of the Board of Directors of the Company since December 1997. Mr. Levin also served as a member of the Board of Directors of Cleartel from June 1995 to June 1998. Mr. Levin is a partner in the Washington, D.C. law firm of Grossberg, Yochelson, Fox and Beyda, where he has practiced since 1979.

   Vernon L. Fotheringham has served as a member of the Board of Directors of the Company since January 1999. Mr. Fotheringham has served as Chairman, President and Chief Executive Officer of Nutel Corporation since August 1998. From December 1995 to August 1998, Mr. Fotheringham served as Chairman and Chief Executive Officer of Advanced Radio Telecom. Prior to that, from April 1993 to December 1995, Mr. Fotheringham served as President and Chief Executive Officer of Norcom Networks Corporation, a nationwide provider of mobile satellite services. Over the last ten years, Mr. Fotheringham has advised several businesses in the telecommunications industry, including American Mobile Satellite Corporation, ClairCom Communications and McCaw Cellular Communications, Inc.

   R. Theodore Ammon has served as a member of the Board of Directors of the Company since February 1999. Mr. Ammon has served as the Chairman of the Board of Big Flower Holdings, Inc. (and predecessors) since its inception in 1993 and was the Chief Executive Officer of a Big Flower Holdings, Inc. predecessor from inception until April 1997. Mr. Ammon is also a director of Big Flower Press Holdings, Inc., a subsidiary of Big Flower Holdings, Inc. Mr. Ammon was a General Partner of Kohlberg Kravis Roberts & Co. from 1990 to 1992, and an executive of such firm prior to 1990. Mr. Ammon is also a member of the Board of Directors of Host Marriott Corporation and Chairman of the Board of Directors of 24/7 Media, Inc. In addition, Mr. Ammon serves on the Board of Directors of the New York YMCA, The Municipal Art Society of New York, Jazz@Lincoln Center and on the Board of Trustees of Bucknell University.

   All officers serve at the discretion of the Board.

Board Committees

   The Board has established an Audit Committee and a Compensation Committee. The Audit Committee will review the results and scope of the audit and other services provided by the Company's independent accountants and consists of Messrs. Auger, II, Levin and Fotheringham. The Compensation Committee will approve salaries and certain incentive compensation for management and key employees of the Company and administer the Company's Amended and Restated 1998 Equity Incentive Plan and consists of Messrs. Levin and Fotheringham.

Executive Compensation

   The following table sets forth certain summary information concerning compensation for services in all capacities awarded to, earned by or paid to, the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company, whose aggregate cash and cash equivalent compensation exceeded $100,000 (collectively, the "Named Officers"), with respect to the fiscal year ended December 31, 1998:

Summary Compensation Table

                                                                           Long-Term
                                                                          Compensation
                                                                          ------------
                                        Annual Compensation                  Awards
                             -------------------------------------------- ------------
                                                             Other         Securities        All
                                    Salary      Bonus        Annual        Underlying       Other
Name and Principal Position  Year    ($)         ($)   Compensation($)(1)  Options(#)    Compensation
---------------------------  ----- --------    ------- ------------------ ------------   ------------
Ulysses G. Auger, II.....    1998  $280,140    $28,000        --                 --          --
 Chairman of the Board
  and
  Chief Executive Officer

William M. Caldwell, IV..    1998   237,498(2)     --         --           1,733,075(3)      --
 President and Director

Evans K. Anderson........    1998   179,956        --         --             437,220(4)      --
 Chief Operating Officer
  and Executive Vice
  President
  of Sales and Marketing

Laura A. Neuman..........    1998   148,076     50,000        --              60,000(5)      --
 Vice President of Sales
  of CAIS, Inc.

Duncan M. Fitchet, Jr. ..    1998   127,961     10,000        --              40,000(6)      --
 Vice President of
  Marketing
 and Business Development

--------
(1) Each of the Company's officers received perquisites and other personal benefits in addition to salary and bonuses. The aggregate amount of such perquisites and other personal benefits, however, does not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for any of the Named Officers for 1998.
(2) Mr. Caldwell received a base salary of $206,922 and $30,576 in deferred income during 1998.
(3) In exchange for Mr. Caldwell's ownership interest in CAIS, Inc., Mr. Caldwell was awarded options to purchase 97,465 shares of the Company's common stock at an exercise price of $.9732 per share. In connection with his employment agreement, Mr. Caldwell was awarded options to purchase 1,635,610 shares of the Company's common stock at an exercise price of $.9732 per share.

(4) Mr. Anderson was awarded options to purchase 100,000 shares of the Company's common stock at an exercise price of $3.07 per share on April 15, 1998. In connection with his employment agreement. Mr. Anderson was awarded options to purchase 301,420 shares of the Company's common stock at an exercise price of $1.1942 per share. On December 10, 1998, pursuant to the 1998 Equity Incentive Plan, Mr. Anderson was awarded options to purchase 35,800 shares of the Company's common stock, at an exercise price of $4.31 per share.
(5) Ms. Neuman was awarded options to purchase 20,000 shares of the Company's common stock, at an exercise price of $3.07 per share, on April 15, 1998 and options to purchase 40,000 shares of the Company's common stock at the same exercise price per share on June 29, 1998.
(6) Mr. Fitchet was awarded options to purchase 40,000 shares of the Company's common stock, at an exercise price of $3.07 per share, on April 15, 1998.

   The following table sets forth certain information regarding options to acquire common stock granted to the Named Officers with respect to the fiscal year ended December 31, 1998. There were no stock appreciation rights granted in 1998.

Options Granted in Fiscal Year 1998

                                                                                       Potential
                                                                                       Realizable
                                                                                        Value at
                                                                                        Assumed
                                                                                         Annual
                                                                                        Rates of
                                                                                      Stock Price
                                         Percent of                                 Appreciation for
                                        Total Options Exercise                       Option Term(1)
                            Options      Granted in    Price      Expiration     ----------------------
          Name              Granted      Fiscal Year   ($/sh)        Date          5%($)      10%($)
          ----             ---------    ------------- -------- ----------------- ---------- -----------
Ulysses G. Auger, II.....        --          --           --          --            --          --
William M. Caldwell, IV..     97,465(2)      3.3%     $ .9732  October 2, 2008   $  392,540 $    97,464
                           1,635,610(3)     54.6        .9732  October 2, 2008    6,587,419  11,432,260
Evans K. Anderson........    100,000         3.3         3.07  April 15, 2008       193,070     489,280
                             301,420(4)     10.1       1.1942  October 2, 2008    1,147,355   2,040,191
                              35,800         1.3         4.31  December 10, 2008     97,036     245,910
Laura A. Neuman..........     20,000          .7         3.07  April 15, 2008        38,614      97,856
                              40,000         1.3         3.07  June 29, 2008         77,228     195,712
Duncan M. Fitchet, Jr. ..     40,000         1.3         3.07  April 15, 2008        77,228     195,712

--------
(1) The dollar amounts under these columns are the results of calculations at assumed rates of stock appreciation of 5% and 10%. These assumed rates of growth were selected for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of stock prices. No gain to the optionees is possible without an increase in stock prices, which will benefit all stockholders.
(2) In exchange for Mr. Caldwell's ownership interest in CAIS, Inc., on October 2, 1998, Mr. Caldwell was awarded options to purchase 97,465 shares of the Company's common stock at an exercise price of $.9732 per share.
(3) In connection with his employment agreement, Mr. Caldwell was awarded options to purchase 1,635,610 shares of the Company's common stock at an exercise price of $.9732 per share.
(4) In connection with his employment agreement, Mr. Anderson was awarded options to purchase 301,420 shares of the Company's common stock at an exercise price of $1.1942 per share.

FISCAL YEAR END OPTION VALUES

   The following table sets forth certain information regarding unexercised options held by the Named Officers with respect to the fiscal year ended December 31, 1998. There were no options exercised in 1998.

                               NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                         UNDERLYING UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                FISCAL YEAR END(#)                AT FISCAL YEAR END($)(1)
                         ---------------------------------       -------------------------
          NAME             EXERCISABLE       UNEXERCISABLE       EXERCISABLE UNEXERCISABLE
          ----           ---------------   -------------------   ----------- -------------
Ulysses G. Auger, II....               --                    --      --              --
William M. Caldwell,
 IV.....................               --              1,733,075     --       $5,782,924
Evans K. Anderson.......               --                437,220     --        1,063,164
Laura A. Neuman.........               --                 60,000     --           74,400
Duncan M. Fitchet,
 Jr. ...................               --                 40,000     --           49,600

--------
(1) The calculations of the value of unexercised options are based on the difference between the fair market value per share of the common stock on December 31, 1998 ($4.31), and the exercise price of each option, multiplied by the number of shares covered by the option.

EMPLOYMENT AGREEMENTS; COVENANTS-NOT-TO-COMPETE

   On September 8, 1997, the Company entered into an employment agreement with William M. Caldwell, IV. The agreement, as amended, provides that Mr. Caldwell will be employed as the Company's President. The term of the agreement is for a period of four years commencing on September 8, 1997. The agreement establishes a base salary of $175,000 per annum. Such base salary is subject to such periodic increase as the Company may determine. If the Company terminates Mr. Caldwell's employment without cause, Mr. Caldwell shall be entitled to receive nine months of his then current base salary. The agreement contains non-competition and non-solicitation covenants which prohibit Mr. Caldwell, during the term of his employment and for a period of 24 months thereafter, from engaging in competition with the Company or from soliciting any of the Company's customers. The agreement also prohibits Mr. Caldwell from disclosing confidential or proprietary information of the Company. In connection with his employment agreement, Mr. Caldwell was granted options for 1,635,610 shares of the Company's common stock at an exercise price of $.9732 per share, of which 50% of the options vest after Mr. Caldwell's third employment year and 50% of the options vest at the end of Mr. Caldwell's fourth employment year. As a result of this offering, however, 75% of the options will vest on the day the underwriting agreement relating to an initial public offering is signed and 25% of the options will vest at the end of Mr. Caldwell's fourth employment year.

   On June 3, 1997, the Company entered into an employment agreement with Evans
K. Anderson. The agreement, as amended, provides that Mr. Anderson will be employed as the Company's Chief Operating Officer and Executive Vice President of Sales and Marketing. The term of the agreement is for a period of four years commencing on March 3, 1997. The agreement established an initial base salary of $125,000 per annum, and as of November 1, 1997, a base salary of $150,000 per annum. Such base salary is subject to such periodic increase as the Company may determine. If the Company terminates Mr. Anderson's employment without cause, Mr. Anderson shall be entitled to receive nine months of his then current base salary. The agreement contains non-competition and non-solicitation covenants which prohibit Mr. Anderson, during the term of his employment and for a period of twenty-four months thereafter, from engaging in competition with the Company or from soliciting any of the Company's customers. The agreement also prohibits Mr. Anderson from disclosing confidential or proprietary information of the Company. In connection with his employment agreement. Mr. Anderson was granted options to purchase 301,420 shares of the Company's common stock at an exercise price of $1.1942 per share, of which one third of the options vest after Mr. Anderson's third employment year and the remaining two-thirds of the options vest at the end of Mr. Anderson's fourth employment year. As a result of this offering, however, one third of the options will vest on the day the underwriting agreement relating to an initial public offering is signed and two-thirds of the options will vest at the end of Mr. Anderson's fourth employment year.

   On June 29, 1998, the Company entered into an employment agreement with Laura A. Neuman. The agreement provides that Ms. Neuman will be employed as the Company's Vice President of Sales. The term of the agreement is for a period of one year commencing on June 29, 1998. Ms. Neuman and the Company may extend the term of the agreement by mutual consent. The agreement establishes a base salary of $150,000 per annum. Such base salary is subject to such periodic increase as the Company may determine. In addition, the agreement entitles Ms. Neuman to receive cash incentive compensation of $25,000 per quarter for achieving a minimum of 70% of the Company's budgeted performance target. Subject to vesting and forfeiture provisions contained therein, the agreement further grants Ms. Neuman options to purchase 40,000 shares of the Company's common stock at an exercise price of $3.07 per share. As a result of this offering, however, one eighth of the options (5,000) will vest on the day the underwriting agreement relating to an initial public offering is signed. If the Company terminates Ms. Neuman's employment without cause, Ms. Neuman shall be entitled to receive six months of her then current base salary, plus a pro-rated amount equal to six months of the calculated cash incentive compensation immediately upon such termination. The agreement contains non-competition and non-solicitation covenants which prohibit Ms. Neuman, during the term of her employment and for a period of 24 months thereafter, from engaging in competition with the Company or from soliciting any of the Company's customers. The agreement also prohibits Ms. Neuman from disclosing confidential or proprietary information of the Company.

AMENDED AND RESTATED STOCK OPTION PLAN
   On February 12, 1999, the Board of Directors of the Company adopted and the stockholders of the Company approved the Amended and Restated 1998 Equity Incentive Plan (the "Stock Option Plan"), which provides for the grant to officers, key employees and directors of the Company and its subsidiaries of both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that are nonqualified for federal income tax purposes. The total number of shares for which options may be granted pursuant to the Stock Option Plan and the maximum number of shares for which options may be granted to any person is 1,500,000 shares, subject to certain adjustments reflecting changes in the Company's capitalization. As of February 15, 1999, options to purchase 1,180,800 shares of the Company's common stock were outstanding under the Stock Option Plan. The Stock Option Plan is currently administered by the Company's Board of Directors. Upon the completion of this offering, the Stock Option Plan will be administered by the Compensation Committee. The Compensation Committee will determine, among other things, which officers, employees and directors will receive options under the plan, the time when options will be granted, the type of option (incentive stock options, nonqualified stock options, or both) to be granted, the number of shares subject to each option, the time or times when the options will become exercisable, and, subject to certain conditions discussed below, the option price and duration.

   The exercise price of incentive and nonqualified stock options will be determined by the Compensation Committee, but may not be less than the fair market value of the common stock on the date of grant and the term of any such option may not exceed ten years from the date of grant. With respect to any Stock Option Plan participant who owns stock representing more than 10% of the voting power of all classes of the outstanding capital stock of the Company or of its subsidiaries, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares on the date of grant and the term of such option may not exceed five years from the date of grant.

   Payment of the option price may be made in cash or, with the approval of the Compensation Committee, in shares of common stock having a fair market value in the aggregate equal to the option price. Options granted pursuant to the Stock Option Plan are not transferable, except by will or the laws of descent and distribution. During an optionee's lifetime, the option is exercisable only by the optionee.

   The Compensation Committee has the right at any time and from time to time to amend or modify the Stock Option Plan, without the consent of the Company's stockholders or optionees; provided, that no such action may adversely affect options previously granted without the optionee's consent, and provided further that no such action, without the approval of a majority of the stockholders of the Company, may increase the total number of shares of common stock which may be purchased pursuant to options under the plan, increase the total number of shares of common stock which may be purchased pursuant to options under the plan by any person, expand the class of persons eligible to receive grants of options under the plan, decrease the minimum option price, extend the maximum term of options granted under the plan, extend the term of the plan or change the performance criteria on which the granting of options is based.

   Promptly after the completion of this offering, the Company expects to file with the SEC a registration statement on Form S-8 covering the shares of common stock underlying the options granted under the Stock Option Plan and other compensatory plans and arrangements.

DIRECTORS AND OFFICERS INSURANCE

   Upon the closing of this offering, the Company intends to obtain directors and officers liability and company reimbursement insurance. Under the policy, the insurance carrier will pay, on behalf of directors and officers of the Company, certain losses incurred as a result of certain wrongful acts by such persons, for which they would not otherwise be indemnified by the Company.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of the Company's capital stock after giving effect to the offering by:

   . each person known by the Company to beneficially own 5% or more of any class of the Company's capital stock;

   .  each director of the Company;

   .  each executive officer of the Company that is a Named Officer; and

   .  all directors and executive officers of the Company as a group.

   All persons listed have an address in care of the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated. All information with respect to beneficial ownership has been furnished to the Company by the respective stockholders of the Company.

                                                    Shares Beneficially
                                                 Owned after Offering(/1/)
                                                 ----------------------------------
                                                        Common Stock
                                                 ----------------------------------
          Name                                       Number             Percent
          ----                                   ----------------     -------------
Ulysses G. Auger, II...........................         4,824,214(2)            %
William M. Caldwell, IV........................         1,324,173(3)
Evans K. Anderson..............................           134,323(4)
Laura A. Neuman................................            11,660(5)
Duncan M. Fitchet, Jr. ........................            13,320(6)
Ulysses G. Auger, Sr. .........................         4,726,758(7)
Richard F. Levin...............................            15,000(8)
Vernon L. Fotheringham.........................            15,000(8)
R. Theodore Ammon..............................         2,775,480(9)
All executive officers and directors as a group
 (13 persons)..................................        13,975,808(10)

--------
*  Less than 1%
(1) Under the SEC's rules, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.
(2) Includes   shares issuable upon the conversion of the remaining outstanding
    Series B Shares upon consummation of the offering.
(3) Includes 1,324,173 shares which may be acquired upon the exercise of options exercisable within 60 days following the offering.
(4) Includes 134,323 shares which may be acquired upon the exercise of options exercisable within 60 days following the offering.
(5) Includes 11,660 shares which may be acquired upon the exercise of options exercisable within 60 days following the offering.
(6) Includes 13,320 shares which may be acquired upon the exercise of options exercisable within 60 days following the offering.
(7) Includes   shares issuable upon the conversion of the remaining outstanding
    Series B Shares upon consummation of the offering.
(8) Includes 15,000 shares which are currently exercisable.
(9) Includes 2,458,407 Series A Shares.
(10) Includes   shares issuable upon the conversion of the remaining
     outstanding Series B Shares upon consummation of the offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Organization of the Company

   The Company is a closely held corporation. It was organized under Delaware law in December 1997 under the name CGX Communications, Inc., as a holding company. The Company changed its name to CAIS Internet, Inc. in February 1999. CAIS, Inc., currently the Company's only subsidiary, was formed by certain current stockholders of the Company to acquire Capital Area, a tier one ISP that was owned by persons unaffiliated with the Company.

  In October 1998, the Company completed a reorganization pursuant to which, among other things:

  . CAIS, Inc. was merged with a newly formed acquisition subsidiary of the Company, with CAIS, Inc. surviving as a wholly owned subsidiary of the Company;

  . Cleartel, which owns certain telecommunications authorizations and is the general partner of Cleartel LP, a long distance telecommunications entity owned substantially by the shareholders of CAIS, Inc., was merged with a second newly formed acquisition subsidiary of the Company, with Cleartel surviving as a wholly owned subsidiary of the Company;

  . the former shareholders of CAIS, Inc. and Cleartel exchanged their shares in such companies for shares of the Company's common stock at a rate of 62,938 shares of the Company's common stock for each share of Cleartel common stock and at a rate of 500 shares of the Company's common stock for each share of CAIS, Inc.'s common stock;

  . the limited partners of Cleartel LP who were substantially the shareholders of Cleartel, exchanged their limited partnership interests in Cleartel LP at a rate of 5,349.7 shares of the Company's common stock for each 1% limited partnership interest in Cleartel LP; and

  . the Company acquired all of the limited partnership interests in Cleartel LP and Cleartel became the sole general partner of Cleartel LP with a 1% general partnership interest.

   In February 1999, the Company transferred all of its limited partnership interests in Cleartel LP to Cleartel and Cleartel LP was dissolved. The Company then completed the Spin-off of Cleartel by means of a distribution of all of its shares in Cleartel to the Company's stockholders pro rata based on their percentage ownership of the outstanding shares of the Company. As a result of the Spin-off, Cleartel ceased to be a subsidiary of the Company.

Intercompany Relationships

   Prior to and after the Reorganization, the Company, Cleartel LP, Cleartel and CAIS, Inc. were all under common ownership and management. During that time, all of these companies purchased goods, services and facilities from each other.

   As of December 31, 1996, 1997 and 1998, the Company owed Cleartel LP indebtedness totaling approximately $980,000, $3,735,000 and $5,342,000, respectively, for monies advanced from Cleartel LP to the Company (the "Cleartel Loan"). As of the date of the Spin-off, the aggregate amount of the Cleartel Loan was $4,941,000. This balance was reduced by $1,450,000 as a result of the Company's assumption of a note payable by Cleartel LP to Ulysses
G. Auger, Sr., a director of the Company. See "--Loans to and from Executive Officers and Affiliates." The Cleartel Loan balance was further reduced by an additional $1,500,000 with a portion of the proceeds from the Company's issuance of Series A Shares. As a result of these reductions, the total principal amount of the Cleartel Loan as of February 19, 1999 was $1,991,000. No interest is payable in respect of the Cleartel Loan.

   The Company will provide certain administrative and other support services to Cleartel pursuant to a services agreement for cost plus a fixed percentage until Cleartel replaces this arrangement with its own services or outsources such support from third parties, which is expected to occur by the end of 1999. In addition, Cleartel will sublease certain office space from the Company at the Company's headquarters offices in Washington, D.C., pursuant to a sublease agreement between the Company and Cleartel.

Cleartel may also purchase dedicated Internet connections from CAIS, Inc. The Company believes that these arrangements are at least as favorable to the Company as those which could have been negotiated with an unaffiliated third party.

   The Company may purchase certain services from Cleartel including, but not limited to: (1) the license of certain co-location space at Cleartel's switch site facilities in Washington, D.C.; (2) the purchase of certain long distance telephone and other telecommunications services; and (3) the purchase of certain private branch exchange, telephone and other telecommunications equipment and computer equipment.

Real Property Leases

   Until February 25, 1999, Cleartel LP leased its corporate headquarters office space from Ulysses G. Auger, Sr., a director of the Company, and Lulu H. Auger, his wife. The lease for the space expired on February 28, 1996; however, the parties verbally agreed to extend the lease until February 25, 1999. Cleartel LP paid total annual rents of $180,000 for the space during each of the years ended December 31, 1996, 1997 and 1998. The Company believes that the terms of the lease, including the rental rate, were at least as favorable to the Company as those which could have been negotiated with an unaffiliated third party.

   On November 21, 1998, the Company entered into a ten-year lease for its corporate headquarters office space commencing February 15, 1999. Ulysses G. Auger, Sr. and Lulu H. Auger hold a 44.8% limited partnership interest in the entity which owns the building. Annual base rent is $861,250, subject to annual adjustments. The Company believes that the terms of the lease, including the rental rate, are at least as favorable to the Company as those which could have been negotiated with an unaffiliated third party.

Indemnification Agreements

   The Company has entered into indemnification agreements with its directors and certain of its senior executive officers. Pursuant to the terms of the indemnification agreements, each of the senior executive officers and directors of the Company will be indemnified by the Company to the fullest extent permitted by Delaware law in the event such officer is made or threatened to be made a party to a claim arising out of such person acting in his capacity as an officer or director of the Company.

Loans to and from Executive Officers and Affiliates

   CAIS, Inc. had a note payable due to Ulysses G. Auger, II, the Company's Chairman and Chief Executive Officer, in the principal amount of $100,000, dated as of March 15, 1996. The note bore interest at a rate of 10% per annum, and was payable as follows: accrued interest due monthly on the 15th day of each month, and the $100,000 in principal due on March 15, 1999.

   CAIS, Inc. had a note payable due to Ulysses G. Auger, II in the principal amount of $250,000, dated as of October 31, 1997. The note bore interest at a rate of 10% per annum, and was payable as follows: accrued interest due monthly on the last day of each month, and the $250,000 in principal due on April 30, 1999.

   CAIS, Inc. had a note payable due to Ulysses G. Auger, Sr., a director of the Company, in the principal amount of $1,000,000, dated as of May 8, 1996. The note bore interest at a rate of 13% per annum, and was payable as follows: monthly installments of $10,000 plus interest commencing on June 8, 1996, and continuing thereafter on the 8th of each month, until May 8, 1999, whereupon the remaining outstanding principal balance and any accrued and unpaid interest are due.

   The Company had a note payable due to Ulysses G. Auger, Sr. in the principal amount of $500,000, dated as of February 27, 1998. The note bore interest at a rate of 10% per annum, and was payable as follows: accrued interest due monthly on the 27th day of each month, and the $500,000 in principal due on February 27, 1999.

   The Company had a note payable due to Ulysses G. Auger, Sr. in the amount of $500,000, dated as of July 9, 1998. The note bore interest at a rate of 10% per annum, and was payable as follows: accrued interest due quarterly on the 9th day of each month, and the $500,000 in principal due on July 9, 1999.

   The Company had a note payable due to Ulysses G. Auger, Sr. in the principal amount of $1,000,000, dated as of January 6, 1999. The note bore interest at a rate of 10% per annum, and was payable as follows: accrued interest due quarterly on the 6th day of each quarter, and the $1,000,000 in principal due on demand upon thirty days advance written notice by the holder of the note to the Company.

   All of the foregoing promissory notes were subordinated to the loans made to these companies by ING (U.S.) Capital Corporation, pursuant to the ING Credit Agreement.

   Cleartel LP had a note payable due to Ulysses G. Auger, Sr. in the principal amount of $2.1 million, dated as of January 2, 1994. The note bore interest at a rate of 1% per annum, plus the prime rate, and was payable as follows: accrued interest in arrears due monthly on the first day of each month, and the principal balance, together with all interest accrued and unpaid, due on August 1, 2001.

   Immediately prior to the Spin-off, (1) Mr. Auger, Sr. contributed $650,000 of such principal to the capital of Cleartel and forgave accrued interest of $434,123; and (2) in consideration of indebtedness in the aggregate principal amount of $4,941,000 owed by CAIS, Inc. to Cleartel LP, the Company assumed the remaining obligations on this note in the aggregate principal amount of $1,450,000.

   Immediately prior to the Spin-off, (1) all of the foregoing remaining indebtedness owed by the Company and CAIS, Inc. to Ulysses G. Auger, Sr., in the aggregate principal amount of $4,083,000, plus accrued interest thereon totaling $89,757, was exchanged for a total of 1,025,247 Series B Shares; and
(2) all of the foregoing indebtedness owed by CAIS, Inc. to Ulysses G. Auger, II, in the aggregate principal amount of $350,000, plus accrued interest thereon totaling $34,339, was exchanged for a total of 94,432 Series B Shares.

The ING Credit Agreement

   In September 1998, the Company, together with CAIS, Inc. and certain of their affiliates, entered into the ING Credit Agreement with ING (U.S.) Capital Corporation to borrow up to $7,000,000 to repay existing debt, fund the development and roll-out of the OverVoice program and for general corporate purposes. The loans extended under the ING Credit Agreement bear interest at the one-month LIBOR rate plus 5%. The principal, premium and interest on any outstanding loan will convert to senior secured notes bearing interest at a rate of 5% over the 5-year U.S. Treasury Securities rate if borrowings under the ING Credit Agreement are not repaid by September 4, 1999. Pursuant to the ING Credit Agreement, ING (U.S.) Capital Corporation was granted warrants to purchase 390,000 shares of the Company's common stock at an exercise price of $0.01 per share and was paid fees totaling $345,000. In addition, if the ING Credit Agreement is not paid in full by September 4, 1999, ING (U.S.) Capital Corporation will receive warrants to purchase 3.0% of the Company's outstanding shares on a fully diluted basis. In connection with an amendment to the ING Credit Agreement, the Company paid a $210,000 extension fee. The Company is in compliance with the terms of the ING Credit Agreement. The current outstanding principal balance under the ING Credit Agreement is $7,000,000.

Other Transactions

   For the past several years, Richard F. Levin, a director of the Company, has performed legal services on the Company's behalf in his capacity as a partner in the Washington, D.C., law firm of Grossberg, Yochelson, Fox & Beyda. However, at no time were the fees paid by the Company to the law firm in excess of 5% of the law firm's gross revenues. The Company believes that the costs of such services are at least as favorable to the Company as those which could have been negotiated with an unaffiliated third party.

Issuances of Securities

   On April 22, 1998, 317,073 shares of common stock were issued to R. Theodore Ammon at $3.15378 per share for an aggregate price of $1,000,000.

   On October 2, 1998, in connection with the Reorganization, the Company exchanged 5,349.7 shares of common stock for each 1.0% limited partnership interest in Cleartel LP, 62,938 shares of common stock for each share of Cleartel common stock and 500 shares of common stock for each share of CAIS, Inc. common stock. As a result, the Company issued an aggregate of 1,034,970 shares of common stock as follows:

    Ulysses G. Auger, Sr., 245,000 shares of common stock in exchange for his shares of CAIS, Inc. and 267,483 shares of common stock in exchange for his shares of Cleartel and limited partnership interest in Cleartel LP;

    Ulysses G. Auger, II, 250,000 shares of common stock in exchange for his shares of CAIS, Inc. and 259,527 shares of common stock in exchange for his shares of Cleartel and limited partnership interest in Cleartel LP;

    The Constandinos Ulysses Francisco Auger Economides Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP;

    The Constandina Francisca Auger Economides Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP;

    The Vassiliki Illias Auger Economides Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP;

    The Annabel-Rose Auger Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP;

    The James Frederick Auger Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP;

    The Ulysses George Hawthorne Auger, III Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP;

    The Alexander Robert Auger Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP;

    The Gregory Ulysses Auger, II Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP;

    The Bridgette Kathryn Auger Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP; and

    The Nicholas William Randolph Auger Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP.

   On February 12, 1999, pursuant to a private placement and in exchange for approximately $4.6 million of indebtedness owed by the Company or CAIS, Inc. to Ulysses G. Auger, Sr. and Ulysses G. Auger, II, the Company issued 1,119,679 Series B Shares to Ulysses G. Auger, Sr. and Ulysses G. Auger, II.

   On February 19, 1999, pursuant to a private placement, the Company issued:

  2,458,407 Series A Shares and warrants to purchase an aggregate of 2.61% of the total outstanding shares of common stock upon completion of this offering on a fully diluted basis (except for shares issued upon the conversion of the Series B Shares), at an exercise price of the initial public offering price per share to Chancery Lane, L.P. for the aggregate consideration of $10,000,000; and

  368,761 Series A Shares and warrants to purchase an aggregate of .39% of the total outstanding shares of common stock upon completion of this offering on a fully diluted basis (except for shares issued upon the conversion of the Series B Shares), at an exercise price of the initial public offering price per share to CAIS-Sandler Partners, L.P. for the aggregate consideration of $1,500,000.

                          DESCRIPTION OF CAPITAL STOCK

   The following summary of the terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to the terms of the capital stock contained in our Certificate of Incorporation.

General

   Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share, of which 2,827,168 shares are designated as Series A Shares, and 1,119,679 shares are designated as Series B Shares.

Common Stock

   Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, including the Series B Shares, the holders of common stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by the Board of Directors out of funds legally available for such dividends. We have never declared a dividend and do not anticipate doing so in the foreseeable future. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, subject to the prior rights of the preferred stock, the holders of common stock are entitled to share ratably in any remaining assets after payment of liabilities. The common stock has no preemptive or other subscription rights and is not subject to any future calls or assessments. There are no conversion rights or redemption or sinking fund provisions applicable to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

   The preferred stock may be issued from time to time by the Board as shares of one or more classes or series. Subject to the provisions of our Amended and Restated Certificate of Incorporation (the "Restated Certificate") and limitations prescribed by law, the Board is expressly authorized to issue the shares, fix the number of shares, change the number of shares constituting any series, and provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights, and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any further action or vote by the stockholders.

   One of the effects of undesignated preferred stock may be to enable the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the preferred stock pursuant to the Board's authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by the Company may rank prior to common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for common stock or may otherwise adversely affect the market price of common stock.

   Series A Shares. The Series A Shares are convertible at the option of the holder, initially on a one-to-one basis, into common stock. The Series A Shares will automatically convert into common stock upon the earlier of: (1) an initial public offering for aggregate offering proceeds of at least $35 million and an offering price per share equal to at least $8.14 (a "Qualified IPO");
(2) in the case of a non-qualified initial public offering, if the closing price of the common stock equals at least $16.28 for a period of 20 consecutive days (a "Non-Qualified

IPO Conversion Event"); or (3) by the affirmative vote of at least 75% of the then outstanding Series A Shares. The Series A Shares rank senior to the common stock and Series B Shares in the event of a liquidation of the Company. The Series A Shares are entitled to a liquidation preference equal to the full conversion price per share, an 8% cumulative return and all accumulated but unpaid dividends thereon. The Series A Shares will vote with the common stock on an as-converted basis. However, the consent of the holders of 75% of the Series A Shares is required for actions that: (1) materially and adversely affect the Series A Shares' rights; (2) increase the number of shares designated as Series A Shares; (3) pay or declare dividends or redeem, repurchase or acquire shares of junior stock; (4) enter into certain employment agreements; (5) enter into an acquisition, merger, reorganization or re-capitalization transaction; (6) transfer shares of the Company's common stock to a third party enabling him to elect a majority of the Company's Board of Directors; (7) enter into financial commitments in excess of $250,000; (8) dismiss or hire certain executive officers; (9) approve the Company's annual budget; (10) permit the existence of certain liens; (11) incur certain debt; or
(12) liquidate or dissolve the Company. The Series A Shares rank pari-passu with the common stock and the Series B Shares on any declared dividends. The Series A Shares shall participate on an as-if converted basis on all dividends paid on common stock. The Series A Shares are entitled to unlimited pro rata piggy back registration rights. Once the Company is public, Chancery Lane, L.P., will be entitled to demand and piggy back registration rights under certain circumstances. The Series A Shares are entitled to anti-dilution protection. Until the Company is a public company, Chancery Lane, L.P. will have the right to designate one director to the Company's Board of Directors. Upon the election of a majority of the Series A Shares, at any time after February 1, 2004, the Series A Shareholders may require the Company to redeem shares at a price equal to the greater of: (1) the conversion price per share plus accumulated but unpaid dividends and an 8% cumulative return, or (2) the fair market value.

   Series B Shares. Upon consummation of a Qualified IPO, the Company shall redeem for cash $3.0 million in aggregate face amount of the Series B Shares, comprising $2.65 million held by Ulysses G. Auger, Sr. and $350,000 held by Ulysses G. Auger, II. Any accrued but unpaid dividends thereon shall be paid in cash at the time of such redemption. Any remaining Series B Shares shall automatically convert into common stock on the earlier of: (1) the consummation of a Qualified IPO, or (2) a Non-Qualified IPO Conversion Event. The conversion price per share shall be the price to the public in any such public offering. The Series B Shares shall rank junior to the Series A Shares, but senior to common stock, with respect to liquidation preference. The Series B Shares are entitled to a liquidation preference of $4,557,096 plus interest thereon at the rate of 8.0% per annum and accumulated but unpaid dividends. The Series B Shares will vote with the common stock on an as-converted basis. However, the consent of the holders of 75% of the Series B Shares is required for actions that: (1) materially and adversely affect the Series B Shares' rights; (2) increase the number of shares designated as Series B Shares; (3) pay or declare dividends or redeem, repurchase or acquire shares of junior stock; or (4) liquidate or dissolve the Company.

Debt Warrants

   Pursuant to the ING Credit Agreement, on September 4, 1998, the Company granted to ING (U.S.) Capital Corporation warrants to purchase 390,000 shares of the Company's common stock at an exercise price of $0.01 per share. In connection with the warrants, ING (U.S.) Capital Corporation received both demand and piggyback registration rights and is entitled to anti-dilution protection. The warrants expire September 4, 2008. In the event the ING Credit Agreement is not paid in full by September 4, 1999, ING (U.S.) Capital Corporation will receive additional warrants to purchase 3.0% of the Company's outstanding shares on a fully diluted basis.

Equity Warrants

   The holders of Series A Shares (Chancery Lane, L.P. and CAIS-Sandler Partners, L.P.) will receive, on a pro rata basis, warrants for shares of common stock equal to 3.0% of the total number of shares of common stock outstanding at the close of this offering. The warrants will have an exercise price equal to the price per share of the common stock in this offering. The holders of Series A Shares will receive registration rights and are entitled to anti-dilution protection. The warrants expire February 19, 2009.

Statutory Business Combination Provision

   Upon consummation of the offering, the Company will be subject to the provisions of Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless:

  . the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction is commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (x) the owner of 15% or more of the outstanding voting stock of the corporation or (y) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

   The provisions of Section 203 could delay or frustrate a change in control of the Company, deny stockholders the receipt of a premium on their common stock and have an adverse effect on the common stock. The provisions also could discourage, impede or prevent a merger or tender offer, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Restated Certificate, may elect not to be governed by Section 203, which election would be effective 12 months after such adoption.

Limitations on Directors' Liability

   The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although Delaware law does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Restated Certificate limits the liability of the Company's directors to the Company and its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability for:
  . any breach of the director's duty of loyalty to the Company or its stockholders;
  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in DGCL Section 174; or

  . any transaction from which the director derived an improper personal benefit.

   The inclusion of this provision in the Restated Certificate may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

Potential Anti-takeover Effect of Certain Provisions of the Certificate of Incorporation and By-Laws

   The Restated Certificate and By-Laws contain other provisions that could have an anti-takeover effect. The provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board. These provisions also are intended to help ensure that the Board, if confronted by an unsolicited proposal from a third party which has acquired a block of stock of the Company, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interest of the stockholders. The following is a summary of such provisions included in the Restated Certificate and By-Laws of the Company.

   The Restated Certificate divides the Board of Directors into three classes of directors, serving staggered three-year terms. The Restated Certificate also provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Restated Certificate and the By-Laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board or by the chief executive officer of the Company. Stockholders will not be permitted to call a special meeting or to require the Board to call a special meeting.

   The By-Laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the By-Laws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at an annual meeting, the aforementioned procedures may have the effect of prohibiting stockholders from raising proposals at annual meetings if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

   The Restated Certificate and By-Laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to the Restated Certificate and By-Laws could enable a minority of the Company's stockholders to exercise veto power over any such amendments. The Board has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for the common stock will be American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

   The market price of the common stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the common stock in the
public market following the offering. The     shares being sold in the offering
will be freely tradable unless held by affiliates of the Company. Upon completion of the offering: (1) executive officers and directors of the Company
will own an aggregate of (a)     shares of common stock, (b) options to acquire
   shares of common stock, (c) an aggregate of 2,827,168 Series A Shares currently convertible into 2,827,168 shares of common stock (subject to antidilution protection), (d) an aggregate of 1,119,679 Series B Shares
convertible in certain circumstances into       shares of common stock, and
(e) warrants exercisable for      shares of common stock; and (2) ING (U.S.)
Capital Corporation will hold warrants exercisable for 390,000 shares of common stock. The securities issued prior to the offering have not been registered under the Securities Act, and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption form registration, such as the exemption provided by Rule 144.

   In general, under Rule 144, if one year has elapsed since the later of the date of the acquisition of restricted shares of common stock from the Company or from any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1.0% of the then outstanding shares of the common stock, or the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of the acquisition of restricted shares of common stock from the Company or any affiliate of the Company, a person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume imitations, manner of sale provisions or notice requirements.

   The Company and certain stockholders of the Company (including Chancery Lane, L.P. and all directors and officers of the Company) owning in the
aggregate     shares of common stock, options and warrants exercisable for
shares of common stock and preferred stock convertible into     shares of
common stock, have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities convertible into or exchangeable for, any rights to purchase or acquire, shares of common stock during the 180 days after the date of this prospectus, subject to certain limited exceptions. The Company has agreed to provide registration rights with respect to the common stock issued
to certain existing stockholders, including    .

   The Company intends to register the 3,534,495 shares of common stock reserved for issuance upon exercise of stock options granted pursuant to the Stock Option Plan and under other compensatory arrangements as soon as practicable after the date of this prospectus. See "Management," "Description of Capital Stock" and "Underwriting."

   Prior to the offering, there has been no public market for the common stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price for the common stock prevailing from time to time. Nevertheless, sales, or the availability for sale, of substantial amounts of the common stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

   Subject to the terms and conditions contained in an underwriting agreement,
dated      , 1999, the underwriters named below, who are represented by ING
Baring Furman Selz LLC (the "Representative"), have severally agreed to purchase from the Company the number of shares of common stock set forth opposite their names below.

                           Underwriters                         Number of Shares
                           ------------                         ----------------
   ING Baring Furman Selz LLC..................................
                                                                      ---
     Total.....................................................
                                                                      ===

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares of common stock (other than those shares covered by the over-allotment option described below) if any are purchased.

   The underwriters propose initially to offer the shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to certain dealers (including the underwriters) at such price less a concession not in excess of $ per share. The underwriters may allow, and such dealers may re-allow, to certain other dealers, a concession not in excess of $ per share. After the initial offering of the shares of common stock, the public offering price and other selling terms may be changed by the Representative at any time without notice.

   The following table shows the underwriting fees to be paid to the underwriters by the Company in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share..........................................    $            $
   Total..............................................    $            $

   Other expenses of this offering (including the registration fees and the fees of financial printers, counsel and accountants) payable by the Company are
expected to be approximately $   .

   The Company has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in
whole or in part, up to an aggregate of     additional shares of common stock
at the public offering price less the underwriting discounts and commissions. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such underwriter's percentage underwriting commitment as indicated in the table above.

   The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

   Each of the Company, its executive officers, directors and stockholders has agreed, subject to certain exceptions, not to: (1) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into, exercisable or exchangeable for, or represent the right to receive common stock, except the Company may issue and sell common stock pursuant to (A) any employee stock plan stock ownership plan or dividend reinvestment plan of the Company, (B) this offering, or (C) pursuant to the exercise of the warrants held by ING (U.S.) Capital Corporation; or (2) grant any options or warrants to purchase common stock or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock (regardless of whether any of the transactions described in clause (1) or (2) is to be settled by the delivery of common stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this prospectus without the prior written consent of ING Baring Furman Selz LLC. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of the Company has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of ING Baring Furman Selz LLC.

   At the request of the Company, the underwriters have reserved for sale, at
the initial public offering price,     shares of common stock offered hereby to
be sold to certain directors, officers and employees of the Company and other persons who have expressed an interest in purchasing such shares. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

   In September 1998, the Company and certain other affiliates of the Company (the "Borrowers") entered into a credit agreement with ING (U.S.) Capital Corporation, an affiliate of ING Baring Furman Selz LLC, whereby ING (U.S.) Capital Corporation agreed to lend the Borrowers up to $7,000,000. In connection with the ING Credit Agreement, ING (U.S.) Capital Corporation received warrants to purchase 390,000 shares of common stock of the Company at an exercise price of $0.01 per share, which amount and price are subject to change under certain circumstances and fees of $555,000. The Company is repaying this loan using some of the proceeds of this offering.

   Other than in the United States, no action has been taken by the Company or the underwriters that would permit a public offering of the shares of common stock offered hereby in any jurisdiction where action for that purpose is required. The shares of common stock offered hereby may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about, and to observe, any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby in any jurisdiction in which such an offer or solicitation is unlawful.

   The Representative has informed the Company that the underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the customer.

   Prior to this offering, there has been no public market for the common stock of the Company. Consequently, the initial public offering price has been determined by negotiations between the Company and the Representative. Among the factors considered in determining the initial public offering price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues, earnings and cash flows of the Company, the prospects for growth of the Company's revenues, earnings and cash flows, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

   The Company has applied to list the common stock on The Nasdaq National Market, under the symbol "CAIS."

   Until the distribution of the common stock of the Company is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase the common stock. As an exception to these rules, the Representative is permitted to engage in certain transactions that stabilize the price of the common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

   If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares of the common stock than are set forth on the cover pages of this prospectus, the Representative may reduce that short position by purchasing the common stock in the open market. The Representative may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

   The Representative may also impose a penalty bid on certain underwriters and selling group members. This means that if the Representative purchases shares of the common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

   In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the common stock to the extent that it were to discourage resales of the common stock.

   Neither the Company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither the Company nor any of the underwriters makes any representation that the Representative will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

   Certain legal matters relating to the offering and sale of the common stock will be passed upon for the Company by Swidler Berlin Shereff Friedman, LLP, 3000 K Street, N.W., Suite 300, Washington, D.C. 20007, and for the underwriters by Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112.

                                    EXPERTS

   The audited financial statements of the Company and Capital Area Internet Service, Inc. included in this prospectus and the audited financial statement schedule of the Company included in the registration statement of which this prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

                         Index to Financial Statements

                                                                           Page
                                                                           ----
CAIS Internet, Inc., Consolidated Financial Statements
 Report of Independent Public Accountants.................................  F-2
 Consolidated Balance Sheets as of December 31, 1997 and 1998.............  F-3
 Consolidated Statements of Operations for the Years Ended December 31,
  1996, 1997 and 1998.....................................................  F-5
 Consolidated Statements of Changes in Stockholders' Deficit for the Years
  Ended December 31, 1996, 1997 and 1998..................................  F-6
 Consolidated Statements of Cash Flows for the Years Ended December 31,
  1996, 1997 and 1998.....................................................  F-7
 Notes to Consolidated Financial Statements...............................  F-8
Capital Area Internet Service, Inc. (Predecessor Company)
 Report of Independent Public Accountants................................. F-23
 Statement of Operations for the Period from January 1, 1996 to May 10,
  1996.................................................................... F-24
 Statement of Changes in Stockholders' Equity for the Period from January
  1, 1996 to
  May 10, 1996............................................................ F-25
 Statement of Cash Flows for the Period from January 1, 1996 to May 10,
  1996.................................................................... F-26
 Notes to Financial Statements............................................ F-27

                    Report of Independent Public Accountants

To CAIS Internet, Inc. and subsidiaries
(formerly CGX Communications, Inc.):

We have audited the accompanying consolidated balance sheets of CAIS Internet, Inc. (a Delaware corporation, formerly CGX Communications, Inc.) and subsidiaries, as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CAIS Internet, Inc. and subsidiaries, as of December 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Arthur Andersen LLP

Washington, D.C.
February 19, 1999

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

                          Consolidated Balance Sheets
                                 (in thousands)

                                     Assets

                                                                 December 31
                                                               ---------------
                                                                1997    1998
                                                               ------- -------
Current assets:
 Cash......................................................... $   149 $    95
 Accounts receivable, net of allowance for doubtful accounts
  of $179 and $137, respectively..............................     466     648
 Prepaid expenses and other current assets....................      79     228
 Net current assets of discontinued operations (Note 3).......   9,072   8,170
                                                               ------- -------
    Total current assets......................................   9,766   9,141
                                                               ------- -------
Property and equipment, net...................................   1,149   2,638
Deferred debt financing and offering costs, net...............     --      529
Intangible assets, net of accumulated amortization of
 approximately $586 and $968, respectively....................   1,816   1,434
Noncurrent assets of discontinued operations (Note 3).........   2,307   1,936
                                                               ------- -------
    Total noncurrent assets...................................   5,272   6,537
                                                               ------- -------
    Total assets.............................................. $15,038 $15,678
                                                               ======= =======




   The accompanying notes are an integral part of these consolidated balance sheets.

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

                          Consolidated Balance Sheets
                 (in thousands except share and per share data)

                     Liabilities and Stockholders' Deficit

                                                               December 31,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
Current liabilities:
 Accounts payable and accrued expenses ...................... $ 1,038  $ 4,396
 Current portion of long-term debt...........................   2,000      --
 Payable to discontinued operations..........................   3,735    5,342
 Notes payable to related parties ...........................     173      --
 Unearned revenues...........................................     456      572
 Net current liabilities of discontinued operations (Note
  3).........................................................   8,804    8,205
                                                              -------  -------
    Total current liabilities................................  16,206   18,515
                                                              -------  -------
Bridge loan, net of unamortized debt discount of $817........     --     6,183
Notes payable to related parties, net of current portion
 (Note 9)....................................................   1,342    1,983
Long-term liabilities of discontinued operations (Note 3)....   2,768    2,601
                                                              -------  -------
    Total liabilities........................................  20,316   29,282
                                                              -------  -------
Commitments and contingencies (Notes 1, 6, 7, 8, 9, 10, and
 12)
Stockholders' deficit (Note 10):
 Common stock, $0.01 par value; 100,000,000 shares
  authorized; 9,648,000 and
  9,965,000 shares issued and outstanding, respectively......      97      100
 Additional paid-in capital..................................   6,230    7,544
 Warrants outstanding........................................     --     1,226
 Deferred compensation.......................................  (4,314)  (2,888)
 Accumulated deficit.........................................  (7,291) (19,586)
                                                              -------  -------
    Total stockholders' deficit..............................  (5,278) (13,604)
                                                              -------  -------
    Total liabilities and stockholders' deficit.............. $15,038  $15,678
                                                              =======  =======


   The accompanying notes are an integral part of these consolidated balance sheets.

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

                     Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                                      Years Ended December
                                                               31,
                                                     -------------------------
                                                      1996    1997      1998
                                                     ------  -------  --------
Net revenues........................................ $2,410  $ 4,556  $  5,315
Cost of services....................................    834    2,010     3,118
Operating expenses:
 Selling, general and administrative................  2,126    5,550    10,407
 Depreciation and amortization......................    352      678       831
 Non-cash compensation..............................    --       616     1,426
                                                     ------  -------  --------
  Total operating expenses..........................  2,478    6,844    12,664
                                                     ------  -------  --------
Loss from operations................................   (902)  (4,298)  (10,467)
Interest and other (income) expense:
 Interest income....................................     (1)      (2)      --
 Interest expense...................................    213      283     1,090
 Other expense, net.................................     --        7        11
                                                     ------  -------  --------
  Total interest and other expense..................    212      288     1,101
                                                     ------  -------  --------
Loss from continuing operations before income
 taxes.............................................. (1,114)  (4,586)  (11,568)
Provision for income taxes..........................    --       --        --
                                                     ------  -------  --------
  Loss from continuing operations................... (1,114)  (4,586)  (11,568)
Income (loss) from discontinued operations of
 Cleartel (less applicable state (taxes) benefit of
 $(30), $(108), and $34, respectively)..............    799    1,923     (671)
                                                     ------  -------  --------
  Net loss.......................................... $ (315) $(2,663) $(12,239)
                                                     ======  =======  ========
Basic and diluted earnings (loss) per share:
 Continuing operations.............................. $(0.11) $ (0.48) $  (1.17)
 Discontinued operations............................   0.08     0.20     (0.07)
                                                     ------  -------  --------
  Total............................................. $(0.03) $ (0.28) $  (1.24)
                                                     ======  =======  ========
Weighted-average common shares outstanding--basic
 and diluted                                          9,648    9,648     9,869
                                                     ======  =======  ========

 The accompanying notes are an integral part of these consolidated statements.

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

          Consolidated Statements of Changes in Stockholders' Deficit
             For the Years Ended December 31, 1996, 1997, and 1998
                                 (in thousands)

                         Common Stock  Additional
                         ------------   Paid-In    Warrants     Deferred   Accumulated
                         Shares   Par   Capital   Outstanding Compensation   Deficit    Total
                         ------- ----- ---------- ----------- ------------ ----------- --------
December 31, 1995.......  9,648  $  97   $  --      $  --       $   --      $ (4,139)  $ (4,042)
 Capital contribution...    --     --     1,300        --           --           --       1,300
 Distributions declared
  to equity holders.....    --     --       --         --           --           (76)       (76)
 Net loss...............    --     --       --         --           --          (315)      (315)
                         ------  -----   ------     ------      -------     --------   --------
December 31, 1996.......  9,648  $  97    1,300        --           --        (4,530)    (3,133)
 Unearned compensation
  pursuant to issuance
  of stock options......    --     --     4,930        --        (4,930)         --         --
 Amortization of
  unearned
  compensation..........    --     --       --         --           616          --         616
 Distributions declared
  to equity holders.....    --     --       --         --           --           (98)       (98)
 Net loss...............    --     --       --         --           --        (2,663)    (2,663)
                         ------  -----   ------     ------      -------     --------   --------
December 31, 1997.......  9,648     97    6,230        --        (4,314)      (7,291)    (5,278)
 Capital contribution...    --     --       317        --           --           --         317
 Distributions declared
  to equity holders.....    --     --       --         --           --           (56)       (56)
 Issuance of common
  stock.................    317      3      997        --           --           --       1,000
 Amortization of
  unearned
  compensation..........    --     --       --         --         1,426          --       1,426
 Warrants issued in
  connection with Bridge
  Loan (Note 7).........    --     --       --       1,226          --           --       1,226
 Net loss...............    --     --       --         --           --       (12,239)   (12,239)
                         ------  -----   ------     ------      -------     --------   --------
December 31, 1998.......  9,965  $ 100   $7,544     $1,226      $(2,888)    $(19,586)  $(13,604)
                         ======  =====   ======     ======      =======     ========   ========


 The accompanying notes are an integral part of these consolidated statements.

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

                     Consolidated Statements of Cash Flows
                                 (in thousands)

                                                      Years Ended December
                                                               31,
                                                     -------------------------
                                                      1996    1997      1998
                                                     ------  -------  --------
Cash flows from operating activities:
 Net loss........................................... $ (315) $(2,663) $(12,239)
 Adjustments to reconcile net loss to net cash
  provided by operating
  activities:
   Compensation pursuant to stock options...........    --       616     1,426
   Amortization of debt discount and deferred
    financing costs.................................    --       --        555
   Loss on disposal of fixed assets.................    --        63       --
   Depreciation and amortization....................    352      678       831
   Depreciation and amortization of discontinued
    operations......................................    684      668       520
   Changes in operating assets and liabilities, net
    of Capital Area acquisition:
    Accounts receivable, net........................     67     (104)     (182)
    Prepaid expenses and other current assets.......    (18)     (46)     (148)
    Accounts payable and accrued expenses...........    424      380     2,984
    Payable to discontinued operations..............    980    2,755     1,047
    Unearned revenues...............................    113      147       116
    Changes in operating assets and liabilities of
     discontinued operations........................   (888)  (1,802)    1,882
                                                     ------  -------  --------
     Net cash provided by (used in) operating
      activities....................................  1,399      692    (3,208)
                                                     ------  -------  --------
Cash flows from investing activities:
 Purchases of property and equipment................   (542)    (556)   (1,435)
 Purchases of property and equipment of discontinued
  operations........................................   (623)    (551)     (387)
 Payment for Capital Area acquisition............... (3,068)     --        --
 Net payments received on notes receivable..........     13      129      (265)
 Net payments received on related party accounts
  receivable........................................    190      180       317
                                                     ------  -------  --------
     Net cash used in investing activities.......... (4,030)    (798)   (1,770)
                                                     ------  -------  --------
Cash flows from financing activities:
 Net (repayments) borrowings under receivables-based
  credit facility of discontinued operations........     38     (211)   (1,451)
 Borrowings under Bridge Loan.......................    --       --      7,000
 Borrowings under long-term debt....................  2,000      600       --
 Repayments under long-term debt....................   (233)    (367)   (2,000)
 Borrowings under notes payable--related parties....  1,100      675     1,000
 Repayments under notes payable--related parties....   (114)    (162)     (107)
 Principal payments under capital lease
  obligations.......................................   (250)    (337)     (173)
 Payment of loan commitment, debt financing and
  offering costs....................................    (82)     (16)     (345)
 Proceeds from issuance of common stock.............    --       --      1,000
 Distribution to equity holders.....................    (43)     --        --
                                                     ------  -------  --------
     Net cash provided by financing activities......  2,416      182     4,924
                                                     ------  -------  --------
Net (decrease) increase in cash.....................   (215)      76       (54)
Cash, beginning of year.............................    288       73       149
                                                     ------  -------  --------
Cash, end of year................................... $   73  $   149  $     95
                                                     ======  =======  ========
Supplemental disclosure of cash flow information:
 Cash paid for interest of continuing operations.... $  190  $   246  $    412
                                                     ======  =======  ========
 Cash paid for interest of discontinued operations.. $  832  $   870  $    791
                                                     ======  =======  ========
Supplemental disclosure of noncash activities:
 Equipment acquired under capital lease of
  discontinued operations........................... $   80  $   --   $    228
                                                     ======  =======  ========

 The accompanying notes are an integral part of these consolidated statements.

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business Description:

Organization

   CAIS Internet, Inc. (the "Company") was incorporated under the name CGX Communications, Inc. ("CGX") as a "C" corporation in Delaware in December 1997 to serve as a holding company for two operating entities, CAIS, Inc. ("CAIS"), a Virginia "S" Corporation, and Cleartel Communications Limited Partnership ("Cleartel"), a District of Columbia partnership. The Company completed a reorganization in October 1998 such that CAIS and Cleartel became wholly owned subsidiaries of the Company. The reorganization has been accounted for similar to a pooling-of-interests as CAIS and Cleartel were under common ownership. The Company changed its name from CGX Communications, Inc. to CAIS Internet, Inc. in February 1999.

   CAIS was formed in May 1996 by the owners of Cleartel to acquire Capital Area Internet Service, Inc. ("Capital Area") from its founders. It is a tier one Internet Service Provider ("ISP"), connecting with other major internet providers at various equipment locations in the United States. CAIS sells full-time, dedicated connections to the Internet to commercial customers, dial-up connections to the Internet to residential and smaller commercial customers, and various ancillary Internet services, including hosting of web sites. It is also a licensee and joint-owner of a new Internet technology that allows high-speed data and voice traffic to travel simultaneously over one standard telephone line. CAIS is marketing this technology under the name of OverVoice for use primarily in hotels and apartment buildings (multiple dwelling units, or "MDU's").

   Cleartel began operations in 1987 to provide operator-assisted long-distance telephone services to hotels and payphones, and provides commercial and residential long-distance services, mainly in the eastern United States. Cleartel's corporate headquarters and telephone switch equipment are located in Washington, D.C. Operator services are provided as part of a contractual relationship with a subsidiary of GTE International, located in the Dominican Republic. A second operator center has been maintained in the corporate offices in Washington for overflow traffic and redundancy. In February 1999, the Company spun-off Cleartel to the Company's stockholders (see Notes 2 and 3).

Risks and Other Important Factors

   The Company's net loss from continuing operations has increased from $1,114,000 in 1996 to $11,568,000 in 1998. As of December 31, 1998, the Company
had negative working capital of approximately $9,374,000, and an accumulated deficit of approximately $19,586,000. The Company has financed its operations with various debt and equity placements. The Company's continuing operations have also been financed in part from operating profits and cash flows generated from its now discontinued operation (Cleartel). As more fully described in Note 7, the Company obtained a $7,000,000 bridge loan in September 1998, which has been fully drawn by the Company as of December 1998. In January 1999 the Company borrowed $1,000,000 from a stockholder (See Note 9). As described in
Note 10, the Company issued $11,500,000 of convertible preferred stock in February 1999 after the spin-off of Cleartel. The Company received $3,500,000 in cash, $1,500,000 of which was used to repay amounts due to Cleartel in February 1999, and an unconditional promissory note due in March 1999 for the remaining $8,000,000. In addition to this preferred stock issuance, Management intends to obtain equipment financing to help fund the roll-out of OverVoice. Management believes that without additional financing such as the equipment financing or the Company's anticipated initial public offering (the "IPO") in 1999, the Company would curtail the planned roll-out of OverVoice and reduce marketing and development activities.

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

There can be no assurance that additional capital will be available to the Company or that the terms of such capital will be acceptable to management. Further, there can be no assurance that the Company will generate positive cash flows or income from operations in the future.

   The Company is subject to various risks in connection with the operation of its business. These risks include, but are not limited to, regulations, dependence on effective billing and information systems, intense competition, rapid technological change, and any effects on the Company or its suppliers relating to the Year 2000 issue. The Company's future plans are substantially dependent on the successful roll-out of OverVoice. Net revenues generated from OverVoice through December 31, 1998 were approximately $37,000. There can be no assurance that the Company will be successful in its roll-out of OverVoice nor can there be any assurance that the Company will be successful in defending its related patent rights. Many of the Company's competitors are significantly larger and have substantially greater financial, technical, and marketing resources than the Company.

Year 2000

   The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect the Company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties will be fully resolved.

2. Summary of Significant Accounting Principles:

Consolidated Financial Statements

   The consolidated financial statements include the results of CAIS, Inc. after its acquisition of Capital Area on May 11, 1996 through December 31, 1996 and for the years ended December 31, 1997 and 1998. They also include the results of Cleartel, presented as discontinued operations, for the years ended December 31, 1996, 1997 and 1998.

   In February 1999, the Company spun-off its operator and long-distance services subsidiary, Cleartel, to its stockholders as a noncash distribution. The spin-off has been presented as discontinued operations and, accordingly, the Company has presented its financial statements for all periods prior to that date in accordance with Accounting Principles Board ("APB") Opinion No.
30. All expenses related to members of senior management that will be continuing with the Company are included within income from continuing operations.

Use of Estimates in Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   The Company records revenues for all services when the services are provided to customers. Amounts for services billed in advance of the service period are recorded as unearned revenues and recognized as revenue when earned.

Cost of Services

   Cost of services represent primarily recurring expenses for the lease of data facilities from national and local fiber providers. These direct charges include long haul bandwidth and local interconnection charges.

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Fair Value of Financial Instruments

   The carrying amounts for current assets and liabilities, other than the current portion of notes payable to related parties, approximate their fair value due to their short maturity. The fair value of notes payable to related parties cannot be reasonably and practicably estimated due to the unique nature of the related underlying transactions and terms (see Note 9). However, given the terms and conditions of these instruments, if these financial instruments were with unrelated parties, interest rates and payment terms could be substantially different than the currently stated rates and terms.

Property and Equipment

   Property and equipment are stated at historical cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from three to five years, or for leasehold improvements, the life of the lease, if shorter. Costs of additions and improvements are capitalized and repairs and maintenance are charged to expense as incurred. Upon sale or retirement of property and equipment, the costs and related accumulated depreciation are eliminated from the accompanying consolidated balance sheets, and any resulting gain or loss is reflected in the accompanying consolidated statements of operations.

Debt Discount and Deferred Debt Financing and Offering Costs

   As more fully discussed in Note 7, in September 1998, the Company entered into a bridge loan facility (the "Bridge Loan") with an investment banking firm. Debt discount costs of $1,226,000 represent amounts attributable to the redeemable warrants issued in connection with the Bridge Loan. The unamortized debt discount as of December 31, 1998, was approximately $817,000. These costs are reflected as an offset to the related Bridge Loan in the accompanying consolidated balance sheets as of December 31, 1998. Unamortized deferred debt financing costs of approximately $292,000 represent other direct financing costs incurred in connection with the placement of the Bridge Loan. Both the debt discount and the deferred financing costs are being amortized over the extended one-year term of the Bridge Loan using the effective interest method.

   In connection with the Company's anticipated IPO, the Company also has incurred direct costs of $237,000 associated with the offering. These costs are reflected as deferred offering costs and will be offset against the proceeds from the anticipated IPO or expensed if the IPO is unsuccessful.

Excess of Cost over Net Assets Acquired (Goodwill)

   Goodwill recorded as a result of the acquisition of Capital Area by CAIS in 1996 (see Note 4) is being amortized over seven years. The Company continually evaluates whether events and circumstances have occurred which indicate that the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. Management believes that no such impairment existed as of December 31, 1998. Goodwill for all periods presented is included in intangible assets in the accompanying consolidated balance sheets, net of accumulated amortization.

   Amortization of goodwill was approximately $212,000, $329,000, and $382,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

Concentration of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. For trade accounts receivable, the risk is limited due to the large number of customers, the dispersion of those customers across many industries and geographic regions, and the ability to terminate access on delinquent accounts.

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Recently Adopted Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires "comprehensive income" and the components of "other comprehensive income," to be reported in the financial statements and/or notes thereto. There was no difference between the Company's net loss and its total comprehensive loss for the years ended December 31, 1996, 1997, and 1998.

   SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" requires an entity to disclose financial and descriptive information about its reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company has adopted SFAS No. 131 for the year ended December 31, 1998 (see Note 13).

   In July 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, and its purpose is to replace existing pronouncements with a single, integrated accounting framework for derivatives and hedging activities. The Company has not yet evaluated the effect of this standard on the financial statements. The Company will adopt this standard in its December 31, 1999 financial statements.

   In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." It provides guidance on accounting for costs of computer software developed or obtained for internal use. It is effective for fiscal years beginning after December 15, 1998, for projects in progress and prospectively, with earlier application encouraged. The Company has not yet evaluated the effect of this standard on the financial statements. The Company will adopt this standard in its December 31, 1999 financial statements.

Stock Compensation

   The Company accounts for its stock option plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation," for disclosure purposes. The Company has recognized non-cash compensation expense on certain stock options granted to management (see Note 10).

Interest Rate Swaps

   In late 1996, the Company entered into a forward interest rate swap agreement to hedge its interest rate exposure. The Company was the fixed rate payor and the lender was the floating rate payor. The swap, which did not involve any exchange of the underlying principal amount, had been designated as a hedge. As discussed in Note 8, the swap agreement was terminated in September 1998 upon repayment of the related bank loan. The net settlement amount under the swap agreement resulted in a charge to interest expense of $39,000 in the accompanying statements of operations.

Income Taxes

   Until the Company's reorganization in October 1998, the federal income tax obligations of CAIS and Cleartel were passed through to their respective subchapter S shareholders and partners. Cleartel was subject to state unincorporated business franchise taxes on any profits in the District of Columbia.

   The Company accounts for federal, state and local income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that a net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Net Loss Per Share

   SFAS No. 128, "Earnings Per Share," requires dual presentation of basic and diluted earnings per share on the face of the statements of operations. Basic earnings per share excludes dilution and is computed by dividing income or loss available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

   Options to purchase approximately 2,034,000 and 2,946,000 shares of common stock were excluded from the computation of diluted loss per share in 1997 and 1998, respectively, and warrants to purchase approximately 390,000 shares of common stock were excluded from the computation of diluted loss per share in 1998, because inclusion of these options and warrants would have an anti-dilutive effect on loss per share.

3.Spin-off/Discontinued Operations:

   On February 12, 1999, the Company completed a spin-off of Cleartel, its operator and long-distance services subsidiary, pursuant to which ownership of Cleartel was transferred to the Company's stockholders. The Company distributed all of the shares of common stock to its stockholders on a pro rata basis, and the holders of options to acquire the Company's stock and warrants were granted stapled rights to acquire shares in Cleartel. For financial reporting purposes, the Company has presented the results of operations for Cleartel as discontinued operations. A summary of the statement of the assets and liabilities of discontinued operations are as follows (in thousands):

                                                December 31, Date of Spin-Off
                                                    1998     February 12, 1999
                                                ------------ -----------------
Balance Sheets
Cash...........................................   $    21         $    1
Accounts receivable, net of allowance for
 doubtful accounts of $1,450 and $1,395,
 respectively..................................     2,224          2,129
Notes receivable, current......................       530            437
Advances receivable from CAIS..................     5,342          4,941
Prepaid expenses and other assets..............        53             59
                                                  -------         ------
  Total current assets.........................     8,170          7,567
                                                  -------         ------
Property and equipment, net of accumulated
 depreciation of $3,142 and $3,201,
 respectively..................................     1,305          1,260
Notes receivable, net of current portion.......       607            632
Other noncurrent assets........................        24             27
                                                  -------         ------
  Total noncurrent assets......................     1,936          1,919
                                                  -------         ------
  Total assets.................................   $10,106         $9,486
                                                  =======         ======
Accounts payable and accrued liabilities.......   $ 5,410         $4,827
Borrowings under receivable-based financing....     2,714          3,027
Capital leases, current........................        81             77
                                                  -------         ------
  Total current liabilities....................     8,205          7,931
                                                  -------         ------
Notes payable to related party.................     2,100          1,450
Accrued interest to related party..............       411            --
Capital leases, net of current portion.........        69             62
Other liabilities..............................        21            --
                                                  -------         ------
  Total liabilities............................    10,806          9,443
                                                  -------         ------
Owners' (deficit) equity.......................      (700)            43
                                                  -------         ------
  Total liabilities and owners' deficit........   $10,106         $9,486
                                                  =======         ======
Statement of Changes in Owners' Deficit
Beginning owners' deficit, December 31, 1998...                   $ (700)
Conversion of related party debt to equity.....                    1,083
Net loss.......................................                     (340)
                                                                  ------
Ending owners' equity, February 12, 1999.......                   $   43
                                                                  ======

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   A summary of results for the discontinued operations for the years ended December 31, 1996, 1997, and 1998 are as follows (in thousands):

                                                      1996     1997     1998
                                                     -------  -------  -------
      Statements of Operations:
      Net revenues.................................. $32,484  $33,959  $27,424
      Operating expenses:
        Cost of services............................  19,685   19,319   17,880
        Selling, general, and administrative........  10,475   11,158    8,996
        Depreciation and amortization...............     684      668      519
                                                     -------  -------  -------
          Total operating expenses..................  30,844   31,145   27,395
                                                     -------  -------  -------
      Income from operations........................   1,640    2,814       29
      Interest expense, net of interest income......     811      783      734
                                                     -------  -------  -------
      Income (loss) before taxes....................     829    2,031     (705)
      (Provision) benefit for state taxes...........     (30)    (108)      34
                                                     -------  -------  -------
      Net income (loss)............................. $   799  $ 1,923  $  (671)
                                                     =======  =======  =======

   Income (loss) related to discontinued operations reflect those revenues and expenses directly incurred by Cleartel and allocations of shared corporate costs based primarily on methodologies established by management between the Company and Cleartel to reflect the cost sharing agreement between both companies.

   During the years ended December 31, 1996, 1997, and 1998, CAIS and Cleartel shared certain support services such as bookkeeping, information systems, and advertising and marketing support. After the spin-off, the Company will provide these services at cost plus a fixed percentage until Cleartel replaces this arrangement with its own services in 1999. Amounts charged for services are included as an offset to the respective operating expenses in the accompanying statements of operations. A summary of these transactions for the years ended December 31, 1996, 1997, and 1998, are as follows (in thousands):

                                                                 December 31,
                                                                --------------
                                                                1996 1997 1998
                                                                ---- ---- ----
      Bookkeeping, MIS, advertising, and marketing support..... $272 $302 $227
      Office lease............................................. $159 $161 $164

   Through December 31, 1998, profits and cash flows from Cleartel were used to finance operating losses at CAIS. This obligation of the Company as of February 12, 1999, was approximately $4,941,000 and was reduced to $1,991,000 in February 1999 upon cash payments of $1,500,000 and the Company's assumption of related party debt totaling $1,450,000 from Cleartel. The remaining balance is due at the earlier of thirty days after the closing date of the anticipated IPO or June 30, 2000.

4. Acquisition:

   CAIS purchased the capital stock and operations of Capital Area on May 10, 1996 for a purchase price of approximately $3,100,000, including penalties related to closing delays. The purchase price (plus the closing delay penalties) was paid to the sellers at closing and was financed through loans of $2,000,000 from a bank (Note 8), $1,000,000 from a stockholder and $100,000 from another stockholder (Note 9).

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The Company recorded goodwill in 1996 related to the acquisition of Capital Area in the amount of approximately $2,402,000. The goodwill is being amortized over seven years. The Company accounted for the acquisition under purchase accounting.

5. Property and Equipment:

   Property and equipment consists of the following (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
      Internet equipment........................................ $  660  $1,287
      OverVoice Equipment.......................................    --      802
      Computer hardware and software............................    154     384
      Office furniture and fixtures.............................    662     747
      Leasehold improvements....................................     46     207
                                                                 ------  ------
                                                                  1,522   3,427
      Less Accumulated depreciation.............................   (373)   (789)
                                                                 ------  ------
                                                                 $1,149  $2,638
                                                                 ======  ======

6. Accounts Payable and Accrued Expenses:

   Accounts payable and accrued expenses consist of the following (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
      Accounts payable........................................... $  823 $2,917
      Accrued salaries and vacation..............................     69    186
      Accrued legal settlement (Note 12).........................    --     500
      Accrued professional fees..................................     60    495
      Accrued interest...........................................     27    150
      Other......................................................     59    148
                                                                  ------ ------
                                                                  $1,038 $4,396
                                                                  ====== ======

7. Bridge Loan:

   On September 4, 1998, the Company signed an agreement for a $7 million Bridge Loan with the Company's investment banking firm. The Bridge Loan required a commitment fee and a facility fee totaling $345,000. The Bridge Loan was for a six-month term, converting to a five-year Senior Note if not repaid prior to expiration of the initial term. In February 1999, the initial term was extended to September 1999 for an additional fee of $210,000. Borrowings bear interest at a rate of LIBOR plus 5 percent (10.625 percent as of December 31, 1998). The Bridge Loan was secured by substantially all of the assets of the Company and Cleartel. The Bridge Loan contains certain covenants and restrictions, including, but not limited to, limitations on additional indebtedness, acquisition or transfer of assets, payment of dividends, new ventures or mergers, and issuance of additional equity. In February 1999, the agreement was revised such that Cleartel is no longer a borrower and Cleartel's assets no longer serve as security for the loan. In addition, the revised agreement allows specific indebtedness and specific equity issuances. The use of proceeds is limited to repayment of the Bank Loan, funding for OverVoice expenditures, and general corporate purposes. The weighted-average interest rate under the Bridge Loan during 1998 was approximately 10 percent. The amount of interest expense incurred related to the Bridge Loan, including amortization of the debt discount and deferred debt financing costs totaled approximately $747,000 during 1998.

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   In connection with the Bridge Loan, the Company issued the investment banking firm warrants to acquire 3 percent of the diluted outstanding shares of common stock of the Company or 390,000 shares at September 4, 1998. The warrants have an exercise price of $0.01 per share and expire on the tenth anniversary after issuance, or September 4, 2008. The warrants fully vested upon closing of the Bridge Loan and include certain anti-dilution provisions. The fair value of the warrants, totaling approximately $1,226,000, is classified as a component of additional paid-in capital as of December 31, 1998.

8.Bank Loan and Interest Rate Swap

   In connection with the acquisition of Capital Area on May 10, 1996, the Company obtained a $2,000,000 loan from a bank (the "Bank Loan"). Interest on the Bank Loan accrued at a rate of prime plus one and one-half percent (9.75 percent at that date), with payments on a five-year amortization schedule and a maturity date of May 10, 1999. The Bank Loan was guaranteed by one of the principal stockholders of the Company and was secured by investments from another principal stockholder of the Company.

   On October 17, 1996, CAIS entered into an interest rate swap transaction with the bank, and refinanced the remaining principal balance of approximately $1,833,000 at that time into a new promissory note. Interest on the refinanced note was based on the LIBOR rate, plus 2 percent. The bank also entered into a hedging transaction to control fluctuation in the LIBOR rate, which had the effect of converting the variable interest rate on the Bank Loan into a fixed rate of 8.65 percent as of December 31, 1996.

   On December 5, 1997, CAIS again refinanced the Bank Loan to increase the principal balance outstanding at that time of $1,400,000 to the original $2,000,000, thus netting CAIS $600,000 in cash proceeds. In addition, the maturity date of the refinanced Bank Loan and the swap agreement was extended to December 10, 2000.

   On September 4, 1998, the entire Bank Loan principal and interest and interest rate swap totaling $1,782,000 was paid off with proceeds from the Bridge Loan (see Note 7). The amount of interest expense incurred related to the Bank Loan was $115,000, $137,000, and $151,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

9. Transactions with Related-Parties:

Notes Payable to Related Parties

   Notes payable to related parties of $1,515,000 and $1,983,000 as of December 31, 1997 and 1998, respectively, consist of notes payable to stockholders with interest accruing at annual rates of 10 to 13 percent. In February 1999, related party notes totaling $4,433,000, including the $1,983,000 outstanding as of December 31, 1998, the $1,450,000 assumed from Cleartel, and the $1,000,000 borrowed in 1999, were converted into cumulative mandatory redeemable convertible preferred stock (see Note 10).

   Interest expense of approximately $97,000, $131,000, and $128,000 was accrued during the years ended December 31, 1996, 1997, and 1998, respectively, related to related party loans.

   In January 1999, a principal stockholder lent $1,000,000 to the Company under a note which accrues interest quarterly at 10 percent with principal due on the earlier of thirty days after the closing date of the anticipated IPO or March 31, 2000. As described above, the note was converted into cumulative mandatory redeemable convertible preferred stock in February 1999.

Related Party Lease

   During the years ended December 31, 1996, 1997 and 1998, the Company leased a building in Washington D.C. for their corporate headquarters from a stockholder. Rent expense of $180,000 was incurred

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

for this lease during the years ended December 31, 1996, 1997, and 1998. Beginning in February 1999, the Company will be relocating to a new building in Washington, D.C. that is approximately 45 percent owned by the same stockholder and his spouse.

10.Stockholders' Deficit:

Common Stock

   On April 22, 1998, an individual invested $1,000,000 in the Company in exchange for approximately 317,000 shares of common stock. Since the Company had not yet been reorganized, the investor received a 2.439 percent equity interest in CAIS and Cleartel, subject to any future corporate restructurings.

   In February 1999, the Company increased its authorized common stock from 25,000,000 to 100,000,000 shares of common stock.

Convertible Preferred Stock

   In February 1999, the Company authorized the issuance of up to 25,000,000 shares of preferred stock, par value $0.01 per share. Of these authorized shares, 2,827,168 shares have been designated as Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Shares") and 1,119,679 shares have been designated as Series B Cumulative Mandatory Redeemable Convertible Preferred Stock, par value $0.01 per share (the "Series B Shares").

   In February 1999, after the Spin-off, the Company issued 2,827,168 Series A Shares for total gross proceeds of $11,500,000. The Company received $3,500,000 in cash, $1,500,000 of which was used to pay amounts due to Cleartel, and an unconditional promissory note due in March 1999 for the remaining $8,000,000. The Series A Shares are convertible at the option of the holder, initially on a one-to-one basis into common stock. The shares automatically convert into common stock upon certain events including a qualified IPO as defined in the certificate of incorporation. The Series A Shares are entitled to a liquidation preference equal to $11,500,000, plus a return of 8 percent per annum thereon, and all accrued but unpaid dividends thereon. The Series A Shares vote with the common stock on an as converted basis. The Series A Shares contain certain protective provisions regarding significant business decisions affecting the Company's future operations such as to increase the number of shares designated as Series A; pay or declare dividends or redeem, repurchase or acquire shares of junior stock; enter into certain employment agreements; enter into an acquisition, merger, reorganization or re-capitalization transaction; enter into financial commitments in excess of $250,000; and, liquidate or dissolve the Company, among other protective provisions. The holders of the Series A Shares may require the Company to redeem the shares on February 1, 2004 at a price equal to the greater of the liquidation preference or the fair market value. The Company also issued to the purchasers of the Series A Shares, warrants to purchase a number of shares of common stock equal to 3.0% of the total number of shares outstanding at the close of the IPO. The warrants will have an exercise price equal to the price per share of common stock at the IPO.

   In February 1999, after the Spin-off, the Company issued 1,119,679 Series B Shares in exchange for indebtedness, including accrued interest, totaling $4,557,000 payable by the Company to the Stockholders. Upon consummation of a qualified IPO, as defined, the Company is required to redeem for cash $3,000,000 of the face amount of the Series B Shares, plus a return of 8 percent per annum thereon, and all accrued but unpaid dividends thereon. Any remaining Series B Shares convert into common stock at the IPO on the earlier of a qualified IPO at the IPO price or the conversion of the Series A Shares upon a nonqualified IPO. The Series B Shares are entitled to a liquidation preference of $4,557,000, a return of 8 percent per annum thereon, plus all accumulated but unpaid dividends thereon. The Series B Shares vote with the common stock on a one-for-one basis. The Series B Shares also contain certain protective provisions regarding

                              CAIS INTERNET, INC.
                      (FORMERLY CGX COMMUNICATIONS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

significant business decisions affecting the Company's future operations, including voting rights with respect to increasing the number of shares designated as Series B Shares, paying or declaring dividends to redeem, repurchase or acquire shares of junior stock, and liquidating or dissolving the Company.

EXECUTIVE STOCK OPTIONS

   During 1997, the Company issued stock options to two members of executive management as part of their four-year employment contracts. Since the Company had not yet been reorganized at the time of the grants, the executives received options to purchase equal interests in CAIS, Inc. and Cleartel. In February 1997, one of the members of executive management received options to acquire approximately 301,000 shares of common stock at an exercise price of $1.19 per share. One-third of these options vest at the earlier of the day the underwriting agreement relating to an IPO is signed or the end of year three of the employment contract and the remainder at the end of year four of the employment contract. In September 1997, another member of executive management received options to acquire approximately 1,733,000 shares of common stock at an exercise price of $0.9732 per share. Approximately 97,000 options fully vest on April 1, 1999. Of the remaining 1,636,000 options, 50 percent vest at the end of employment years three and four, respectively. If the Company completes an IPO prior to the end of employment year two, 75 percent of these remaining options will vest on the day the underwriting agreement relating to an IPO is signed, with the remaining 25 percent vesting at the end of employment year four.

   As a result of these grants, the Company recorded deferred compensation of $4,930,000 to be amortized over the vesting period relating to these options. The amount of deferred compensation was based upon the difference between the estimated fair market value of the Company at the date of the grants and the applicable exercise prices. Accordingly, the Company amortized $616,000 and $1,426,000 for the years ended December 31, 1997 and 1998, respectively, in the consolidated statements of operations.

EMPLOYEE STOCK OPTION PLAN

   On March 24, 1998, the Company's stockholders approved the 1998 Equity Incentive Plan (the "Stock Option Plan"). In February 1999, the Stock Option Plan was amended and currently provides for the grant of both incentive and nonstatutory stock options to eligible employees and consultants of the Company and reserves 1,500,000 shares of common stock for issuance under the Stock Option Plan. Options granted under the Stock Option Plan must have an exercise price of no less than fair market value of the Company's common stock at the date of grant and expire ten years after grant date. As of December 31, 1998, approximately 912,000 shares were outstanding under the Stock Option Plan. The stock options outstanding under the Stock Option Plan generally vest over three to four year periods.

   A summary of the Company's aggregate stock option activity and related information under the Stock Option Plan, including the Executive Stock Options, is as follows (in thousands, except per share prices):

                                              YEAR ENDED        YEAR ENDED
                                             DECEMBER 31,      DECEMBER 31,
                                                 1997              1998
                                           ----------------- -----------------
                                                   WEIGHTED-         WEIGHTED-
                                                    AVERAGE           AVERAGE
                                                   EXERCISE          EXERCISE
                                           OPTIONS   PRICE   OPTIONS   PRICE
                                           ------- --------- ------- ---------
Options outstanding at beginning of
 period...................................    --     $ --     2,034    $1.00
Granted...................................  2,034     1.00      960     3.13
Exercised ................................    --       --       --       --
Forfeited.................................    --       --        48     3.07
                                            -----    -----    -----    -----
Options outstanding at end of period......  2,034    $1.00    2,946    $1.66
                                            =====    =====    =====    =====
Options exercisable at end of period......    --     $--        --     $ --
                                            =====    =====    =====    =====

                              CAIS INTERNET, INC.
                      (FORMERLY CGX COMMUNICATIONS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


   Exercise prices for options outstanding under the Plan and for the Executive Stock Options as of December 31, 1998, are as follows:

                    NUMBER OF OPTIONS   WEIGHTED-AVERAGE
  RANGE OF EXERCISE    OUTSTANDING    REMAINING CONTRACTUAL WEIGHTED-AVERAGE
       PRICES        (IN THOUSANDS)       LIFE IN YEARS      EXERCISE PRICE
-----------------   ----------------- --------------------- ----------------
      $0.97               1,733               8.67               $0.97
      $1.19                 301               8.42               $1.19
      $3.07                 866               9.31               $3.07
      $4.31                  46               9.96               $4.31
   -----------            -----               ----               -----
   $0.97-$4.31            2,946               8.85               $1.66
   ===========            =====               ====               =====

   The Company has elected to account for stock and stock rights in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

   Had compensation cost for the Company's employee stock options been determined based on fair value at the grant date, consistent with the provisions of SFAS No. 123, the Company's net loss from continuing operations and loss per share from continuing operations would have been (in thousands, except per share data):

                                                             1997      1998
                                                            -------  --------
   Loss from continuing operations pro forma............... $(4,859) $(12,125)
   Basic and diluted loss per share from continuing
    operations pro forma................................... $ (0.50) $  (1.23)

   The fair value of options granted in the years ended December 31, 1997 and 1998, were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 5.68 and 4.55 percent, respectively, no dividend yield, weighted-average expected lives of the options of 4 years, and expected volatility of 70 percent. There were no options granted in 1996.

   The weighted-average fair value of options granted during the year ended December 31, 1997 and 1998, were $2.64, and $1.75, respectively. For purposes of pro forma disclosures, the estimated fair value of the options are amortized to expense over the estimated service period. The options granted in 1997 were granted below fair market value, while options granted in 1998 were granted at fair market value.

11. INCOME TAXES:

   Until the Company's Reorganization in October 1998, all earnings and losses were passed through to the individual equity holders. At December 31, 1998, the Company had net operating loss carryforwards of approximately $3,954,000 for income tax purposes that expire in 2018. Net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and may be limited in the event of changes in ownership pursuant to Section 382 of the Internal Revenue Code.

   The Spin-off of Cleartel in February 1999 was a taxable transaction. Accordingly, the Company will be subject to income taxes on the excess of the fair value of the spun-off assets (stock) over the Company's basis in the assets distributed. Management believes that the net operating losses available for carryforward into 1999 together with the losses expected to be generated in 1999 will offset any potential gain for income tax purposes. To the extent that net operating losses are used to offset the taxable gain upon the Spin-off, such operating losses will not be available to offset any future operating income. If carryforward losses are used to offset the gain from the Spin-off, the Company may be subject to the Alternative Minimum Tax ("AMT"). Any AMT imposed would be allowed as a credit to offset future regular tax liability.

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Significant components of the Company's net deferred tax asset as of December 31, 1998 are as follows (in thousands):

   Deferred tax assets:
     Net operating loss carryforwards.................................. $ 1,582
     Unearned stock compensation.......................................     817
     Allowance for doubtful accounts...................................     635
     Book over tax goodwill............................................     190
     Accrued vacation..................................................      56
     Other deferred tax assets.........................................     154
                                                                        -------
       Total deferred tax assets.......................................   3,434
   Deferred tax liabilities:
     Tax over book depreciation........................................     (84)
                                                                        -------
   Net deferred tax asset..............................................   3,350
   Valuation allowance for net deferred tax assets.....................  (3,350)
                                                                        -------
                                                                        $  --
                                                                        =======

   The Company has determined that the net deferred tax assets as of December 31, 1998 do not satisfy the recognition criteria set forth in SFAS No. 109. Accordingly a valuation allowance was recorded against the applicable net deferred tax assets.

12. Commitments and Contingencies:

Leases

   The Company leases office space under noncancellable operating leases, one of which was from a related party (see Note 9). The Company entered into a new lease in 1999 for office space for its corporate headquarters. The lease term will commence in February 1999 for a period of ten years. The initial base annual rent will be approximately $861,000 per year with annual rent escalations of 2 percent each year thereafter. The Company will have no remaining lease obligation in its existing corporate headquarters office space, after it has completed the office move.

   The new building is approximately 45% owned by one of the principal stockholders of the Company and his wife. The Company believes that the terms of the lease, including the rental rate, are at least as favorable to the Company as those which could have been negotiated with an unaffiliated third party.

   Total rental expense for operating leases, including related party rent, was approximately $241,000, $300,000, and $329,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

   Minimum future lease payments at December 31, 1998 are as follows (in thousands):

                                                                       Operating
                                                                        Leases
                                                                       ---------
   1999...............................................................  $  910
   2000...............................................................   1,042
   2001...............................................................   1,008
   2002...............................................................     914
   2003...............................................................     932
   2004 and thereafter................................................   5,080
                                                                        ------
                                                                        $9,886
                                                                        ======

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

OverVoice Litigation

   The Company, one of its principal officers and the corporate inventor of OverVoice (the "Corporate Inventor") were named as defendants in a federal civil action filed in the Eastern District of New York in September 1998. The plaintiff alleged patent infringement, unfair competition, breach of contract and related claims. On January 24, 1999, the parties in this litigation signed a Settlement Agreement (the "Settlement"). Under the terms of the Settlement, the Company agreed to pay the plaintiff $500,000 as follows: $250,000 upon dismissal of this action, $150,000 on or before July 1, 1999, and $100,000 on or before July 1, 2000. The Company also agreed to issue the plaintiff 25,000 shares of common stock and to issue additional shares if the 25,000 shares, multiplied by the price at which shares are issued in this offering, does not equal or exceed $250,000. In exchange, the plaintiff also agreed to modify their exclusive license agreement with the Corporate Inventor to a nonexclusive agreement. As a result, the Company now has the right to install the OverVoice technology in single family residences and food establishments. The Company also granted the plaintiff the right to purchase an additional 25,000 shares of common stock at the offering price in any IPO.

   From time to time, certain other claims and suits have been filed or are pending against the Company and senior management. In management's opinion, resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

Network Capacity

   In June 1998, CAIS signed a Memorandum of Understanding ("MOU") with Qwest Communications, Inc. This agreement will provide the basis for a long-term contractual relationship to provide considerable nationwide bandwidth capacity at prices which are significantly below the Company's current cost structures. Although the agreement calls for a commitment to purchase $100 million of services over a ten-year period, the commitment for the first three years of the agreement only totals $5 million.

License and Royalty Agreement

   In November 1996, the Company and the Corporate Inventor entered into a license agreement that provided the Company with an option to acquire an exclusive license to use, make, sub-license or sell the OverVoice technology, subject only to certain geographical and pre-existing contract limitations described in the license agreement. The Company paid $50,000 for this option and an additional $50,000 when it exercised its option to acquire the license in April 1997. Unless the Company terminates the license agreement, it will remain in effect until the lapse of the last patent existing at the time of the agreement or any additional patents filed during the term. Following the exercise of the option, the Company agreed to expend up to $200,000 for research and development efforts to design and build a system that incorporated the patented technology, and to hire the individual inventor of OverVoice ("Individual Inventor") for a two year consulting contract.

   The license agreement calls for royalties to be paid to the Corporate Inventor equal to a variable percentage of net revenues, depending both upon the specific type of service provided and the total annual revenue from all services. The royalty percentage for services in which the Company is an active participant either by selling proprietary equipment or by selling Internet services ranges up to 5.5%. In cases where the Company is an inactive participant and merely sub-licenses its rights, the Corporate Inventor receives a royalty percentage that ranges from 40-70%. Management plans to remain an active participant in all or substantially all OverVoice activities at this time.

   The Company has annual royalty obligations to the Corporate Inventor of $100,000 for 1998 and increasing to a maximum of $250,000 per year during the term of the agreement, unless the license agreement is terminated at the Company's option.

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   In August 1997, the Corporate Inventor and the Company signed an amendment that states that the Company would advance funds for approved expenses related to patent applications. As of December 31, 1997 and 1998, respectively, the Company has recorded notes receivables for patent fund advances totaling $38,000 and $82,000. These notes receivable balances have been fully reserved in the accompanying consolidated balance sheets.

   In a January 1999 amendment, the Company and the Corporate Inventor agreed to transfer 50% of the patent ownership to the Company.

13. Segment Reporting

   The Company has two reportable segments: "Internet Services" and "OverVoice." During the years presented, the Company derived most of its revenue from the sale of dedicated Internet access services, Web hosting and dial-up Internet access ("Internet Services"). During 1998, the Company began to market dedicated high-speed Internet access to hotels and multiple dwelling units ("MDUs") using OverVoice.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Since OverVoice is a new product, its revenues and costs are being reported on an incremental basis without any allocations of corporate overhead. Interest is allocated based upon the respective percentage of losses before interest of the two segments. The evaluation of the OverVoice segment's performance is only based on the accumulation of revenues and specific costs identified to OverVoice operations.

   The following is a summary of information about each of the Company's reportable segments that are used by the Company to measure the segment's operations (in thousands):

                                                             1998
                                                --------------------------------
                                                Internet
                                                Services  OverVoice Consolidated
                                                --------  --------- ------------
Revenues....................................... $ 5,278    $    37    $  5,315
Depreciation and amortization..................     824          7         831
Interest expense...............................     802        288       1,090
Segment losses.................................  (8,228)    (3,340)    (11,568)
Segment assets.................................   2,404        882       3,286
Expenditures for segment assets................     623        812       1,435

                                                             1997
                                                --------------------------------
                                                Internet
                                                Services  OverVoice Consolidated
                                                --------  --------- ------------
Revenues....................................... $ 4,556     $ --      $ 4,556
Depreciation and amortization..................     678       --          678
Interest expense...............................     238        45         283
Segment losses.................................  (3,807)     (779)     (4,586)
Segment assets.................................   1,615       --        1,615
Expenditures for segment assets................     556       --          556

   All 1996 results relate to the Internet Services segment except for $97,000 of research and development expenses.

                              CAIS INTERNET, INC.
                      (formerly CGX Communications, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following is a reconciliation of the reportable segments' losses and assets to the Company's consolidated totals (in thousands):

                                                               December 31,
                                                             -----------------
                                                              1997      1998
                                                             -------  --------
Losses
Total losses for reportable segments........................ $(4,586) $(11,568)
Income (loss) from discontinued operations..................   1,923      (671)
                                                             -------  --------
Consolidated net loss....................................... $(2,663) $(12,239)
                                                             =======  ========
Assets
Total assets for reportable segments........................ $ 1,615  $  3,286
Total current assets, excluding reportable segment assets...   9,300     8,493
Deferred financing and offering costs, net..................     --        529
Intangible assets, net......................................   1,816     1,434
Noncurrent assets of discontinued operations................   2,307     1,936
                                                             -------  --------
Consolidated total assets................................... $15,038  $ 15,678
                                                             =======  ========

Major Customer and Geographical Information

   During the year ended December 31, 1998, one customer in Hong Kong represented 15 percent of the Company's consolidated net revenues. Substantially all other net revenues were earned from customers in the United States.

14. Regulatory Matters

   At the present time, ISPs like the Company are not subject to direct regulation by the Federal Communications Commission ("FCC") even though they provide Internet access through transmission over public telephone lines. However, as the growth of the Internet industry continues, there has been considerable discussion and debate about whether the industry should be subjected to regulation. This regulation could include universal service subsidies for local telephone services and enhanced communications systems for schools, libraries and certain health care providers. Local telephone companies could be allowed to charge ISPs for the use of their local telephone network to originate calls, similar to charges currently assessed on long distance telecommunications companies. In addition, many state and local government officials have asserted the right or indicated a willingness to impose taxes on Internet-related services and commerce, including sales, use and excise taxes.

                    Report of Independent Public Accountants

To Capital Area Internet Service, Inc.:

We have audited the accompanying statements of operations, changes in stockholders' equity and cash flows of Capital Area Internet Service, Inc. (a Virginia S corporation), for the period from January 1, 1996, to May 10, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of Capital Area Internet Service, Inc. and its cash flows for the period from January 1, 1996, to May 10, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
February 19, 1999

                      Capital Area Internet Service, Inc.
                             (Predecessor Company)


                            Statement of Operations
              For the Period From January 1, 1996 to May 10, 1996
                                 (In Thousands)

Net revenues............................................................ $1,287
Cost of services........................................................    323
Operating expenses:
  Selling, general and administrative...................................    339
  Depreciation..........................................................     42
                                                                         ------
      Total operating expenses..........................................    381
                                                                         ------
Income from operations..................................................    583
  Other income..........................................................      2
                                                                         ------
Net income.............................................................. $  585
                                                                         ======





         The accompanying notes are an integral part of these statements.

                      Capital Area Internet Service, Inc.
                             (Predecessor Company)


                  Statement of Changes in Stockholders' Equity
              For the Period From January 1, 1996 to May 10, 1996
                                 (In Thousands)

                                        Common Stock   Additional
                                        --------------  Paid-In   Retained
                                        Shares   Par    Capital   Earnings Total
                                        -------  ----- ---------- -------- -----
Balance, January 1, 1996...............   1,000  $   1    $474     $ 273   $ 748
  Distribution to stockholders.........     --     --      --       (500)   (500)
  Net income...........................     --     --      --        585     585
                                        -------  -----    ----     -----   -----
Balance, May 10, 1996..................   1,000  $   1    $474     $ 358   $ 833
                                        =======  =====    ====     =====   =====






         The accompanying notes are an integral part of these statements.

                      Capital Area Internet Service, Inc.
                             (Predecessor Company)


                            Statement of Cash Flows
              For the Period From January 1, 1996 to May 10, 1996
                                 (In Thousands)

Cash flows from operating activities:
  Net income............................................................ $ 585
  Adjustments to reconcile net income to net cash provided by operating activities-
    Depreciation........................................................    42
    Changes in operating assets and liabilities:
      Accounts receivable, net..........................................   (11)
      Inventory.........................................................    57
      Other current assets..............................................   (15)
      Accounts payable..................................................    85
      Accrued liabilities...............................................    95
      Unearned revenues.................................................    62
                                                                         -----
        Net cash provided by operating activities.......................   900
                                                                         -----
Cash flows from investing activities:
  Purchases of property and equipment...................................  (225)
                                                                         -----
        Net cash used in investing activities...........................  (225)
                                                                         -----
Cash flows from financing activities:
  Distribution to shareholders..........................................  (500)
                                                                         -----
        Net cash used in financing activities...........................  (500)
                                                                         -----
Net increase in cash....................................................   175
Cash at January 1, 1996.................................................   113
                                                                         -----
Cash at May 10, 1996.................................................... $ 288
                                                                         =====







         The accompanying notes are an integral part of these statements.

                      Capital Area Internet Service, Inc.
                             (Predecessor Company)


                         Notes to Financial Statements

              For the Period From January 1, 1996 to May 10, 1996

1. Business Description:

Capital Area Internet Service, Inc. ("Capital Area"), a Virginia S corporation, was formed in October 1995 as a tier one Internet services provider connecting with other major Internet providers at various equipment locations in the United States.

Capital Area was formerly known as Pimmit Run Research, a sole proprietorship, from 1993 until its name and structure change in 1995.

Capital Area was acquired on May 10, 1996, by the owners of Cleartel through their commonly-controlled Virginia "S" corporation, CAIS. CAIS purchased the capital stock and operations of Capital Area for a purchase price of approximately $3,100,000. The purchase was accounted for under purchase accounting.

2. Significant Accounting Principles:

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company records revenues for all telecommunications services when the services are provided to customers. Amounts for services billed in advance of the service period are recorded as unearned revenues.

Cost of Services

Cost of services represents primarily recurring expenses for the lease of data facilities from national and local fiber providers. These direct charges include long haul bandwidth and local interconnection charges.

Income Taxes

Capital Area was not subject to federal income taxes for the period from January 1 through May 10, 1996. Any federal tax effects on Capital Area were passed through to the Subchapter S shareholders.

3. Stockholders' Equity:

As of May 10, 1996, prior to the acquisition, Capital Area had 5,000 shares of no par common stock authorized for issuance. Of these authorized shares, 1,000 shares were issued and outstanding to two individuals. In April 1996, the shareholders received a distribution totaling $500,000 for taxes related to the period prior to May 10, 1996.

                      Capital Area Internet Service, Inc.
                             (Predecessor Company)


                   Notes to Financial Statements--(Continued)

              For the Period From January 1, 1996 to May 10, 1996

4. Commitments and Contingencies:

Leases

Capital Area leased office space for their headquarters. Total rental expense for operating leases was approximately $36,000 for the period from January 1 through May 10, 1996.

                              [INSIDE BACK COVER]



        The graphic is a map of the United States which illustrates our current POPs as well as planned POPs to be installed in 1999 and 2000. Red lines indicate the connections between POPs which will form our network backbone.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any informa-tion or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Where You Can Find More Information...................................... iii
Cautionary Note Regarding Forward-Looking Information.................... iii
Prospectus Summary.......................................................   1
Risk Factors.............................................................   7
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  28
Management...............................................................  42
Principal Stockholders...................................................  50
Certain Relationships and Related Transactions...........................  51
Description of Capital Stock.............................................  56
Shares Eligible for Future Sale..........................................  60
Underwriting.............................................................  61
Legal Matters............................................................  63
Index to Consolidated Financial Statements............................... F-1
Report of Independent Public Accountants................................. S-1

   Until    , 1999 (25 days after the date of this prospectus), all dealers effecting transactions in the shares of common stock, whether or not partici-pating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                      Shares

                                 [INSERT LOGO]

                                 Common Stock

                               ----------------

                                  PROSPECTUS

                               ----------------

                          ING Baring Furman Selz LLC

                                       , 1999


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The table below sets forth the expenses to be incurred by the Company in connection with the issuance and distribution of the shares registered for offer and sale hereby, other than underwriting discounts and commissions. All amounts shown represent estimates except the Securities Act of 1933, as amended (the "Securities Act"), registration fee and the NASD filing fee.

   Registration fee under the Securities Act of 1933................... $20,850
   NASD filing fee.....................................................   8,000
   Nasdaq National Market fee..........................................      *
   Printing expenses...................................................      *
   Registrar and Transfer Agent's fees and expenses....................      *
   Accountants' fees and expenses......................................      *
   Legal fees and expenses (not including Blue Sky)....................      *
   Blue Sky fees and expenses..........................................      *
   Miscellaneous.......................................................      *
                                                                        -------
     Total............................................................. $    *
                                                                        =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgement, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

   The Company's Certificate of Incorporation and By-Laws provide that, to the extent permitted by law, the Company shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to become a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit, plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that the person is or was or has agreed to become an employee or agent of the Company, or is or was serving or has agreed to serve at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding and any appeal therefrom, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding had no reasonable cause to believe the person's conduct was unlawful; except that in the case of an action or suit by or in the right of the Company to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such proceeding, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

   The Certificate of Incorporation and By-Laws further provide that the Company shall advance expenses incurred by a director or officer in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. The Company also shall purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability asserted against him and incurred by him in respect of such service whether or not the Company would have the power to indemnify him against such liability by law or under the provisions of the Company's Certificate of Incorporation or By-Laws.

   Further, the Company has entered into indemnification agreements with its directors and certain of its senior executive officers. Pursuant to the terms of the indemnification agreements, each of the senior executive officers and directors of the Company will be indemnified by the Company to the fullest extent permitted by Delaware law in the event such officer is made or threatened to be made a party to a claim arising out of such person acting in his capacity as an officer or director of the Company.

   Additionally, the Underwriting Agreement provides for indemnification by the Underwriters of the directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act, under certain circumstances.

Item 15. Recent Sales of Unregistered Securities.

   The following paragraphs of this Item 15 describe all sales of securities by the Company within the past three years which were not registered under the Securities Act.

   On January 1, 1998, the Company issued:

             4,214,275 shares of common stock to Ulysses G. Auger, Sr. for the aggregate consideration of $42,142.75.

             4,314,687 shares of common stock to Ulysses G. Auger, II for the aggregate consideration of $43,146.87.

             8,450 shares of common stock to The Constandinos Ulysses Francisco Auger Economides Trust for the aggregate consideration of $84.50.

             8,450 shares of common stock to The Constandina Francisca Auger Economides Trust for the aggregate consideration of $84.50.

             8,450 shares of common stock to The Vassiliki Illias Auger Economides Trust for the aggregate consideration of $84.50.

             8,450 shares of common stock to The Annabel-Rose Auger Trust for the aggregate consideration of $84.50.

             8,450 shares of common stock to The James Frederick Auger Trust for the aggregate consideration of $84.50.

    8,450 shares of common stock to The Ulysses George Hawthorne Auger, III Trust for the aggregate consideration of $84.50;

    8,450 shares of common stock to The Alexander Robert Auger Trust for the aggregate consideration of $84.50;

    8,450 shares of common stock to The Gregory Ulysses Auger, II Trust for the aggregate consideration of $84.50;

    8,450 shares of common stock to The Bridgette Kathryn Auger Trust for the aggregate consideration of $84.50; and

    8,450 shares of common stock to The Nicholas William Randolph Auger Trust for the aggregate consideration of $84.50.

   On April 22, 1998, 317,073 shares of common stock were issued to R. Theodore Ammon at a price of $3.15378 per share for an aggregate price of $1,000,000.

   On October 2, 1998, in connection with the Reorganization, the Company exchanged 5,349.7 shares of common stock for each 1% limited partnership interest in Cleartel LP, 62,938 shares of common stock for each share of Cleartel common stock and 500 shares of common stock for each share of CAIS, Inc. common stock. As a result, the Company issued an aggregate of 1,034,970 shares of common stock as follows:

    Ulysses G. Auger, Sr., 245,000 shares of common stock in exchange for his shares of CAIS, Inc. and 267,483 shares of common stock in exchange for his shares of Cleartel and limited partnership interest in Cleartel LP;

    Ulysses G. Auger, II, 250,000 shares of common stock in exchange for his shares of CAIS, Inc. and 259,527 shares of common stock in exchange for his shares of Cleartel and limited partnership interest in Cleartel LP;

    The Constandinos Ulysses Francisco Auger Economides Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP;

    The Constandina Francisca Auger Economides Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP;

    The Vassiliki Illias Auger Economides Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP;

    The Annabel-Rose Auger Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP;

    The James Frederick Auger Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP;

    The Ulysses George Hawthorne Auger, III Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP;

    The Alexander Robert Auger Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP;

    The Gregory Ulysses Auger, II Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP;

    The Bridgette Kathryn Auger Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP; and

    The Nicholas William Randolph Auger Trust, 500 shares of common stock in exchange for its shares of CAIS, Inc. and 796 shares of common stock in exchange for its shares of Cleartel and limited partnership interest in Cleartel LP.

   On October 2, 1998, the Company granted options for 97,465 shares of common stock to William M. Caldwell, IV, at an exercise price of $.9732 per share in exchange for Mr. Caldwell's ownership interest in CAIS, Inc.

   In connection with their respective employment agreements, on October 2, 1998, Messrs. Caldwell and Anderson were issued replacement options as follows:

   Options for 1,635,610 shares of common stock were granted to William M. Caldwell, IV, at an exercise price of $.9732 per share.

   Options for 301,420 shares of common stock were granted to Evans K. Anderson, at an exercise price of $1.1942 per share.

   On October 2, 1998, pursuant to the ING Credit Agreement dated September 4, 1998, the Company executed a Warrant Certificate issuing warrants to purchase an aggregate of 390,000 shares of common stock, at an exercise price of $.01 per share, to ING (U.S.) Capital Corporation, or its registered assigns.

   On January 24, pursuant to a Settlement Agreement, the Company agreed to issue 25,000 shares of common stock to Terk Technologies Corp. ("Terk") and, if necessary, such additional shares of common stock such that the total shares delivered to Terk multiplied by the initial public offering price equals $250,000. The Company also granted Terk the right to purchase up to 25,000 additional shares of common stock as part of this initial public offering in connection with the Company's directed share program.

   On February 12, 1999, pursuant to a private placement and in exchange for approximately $4.6 million of indebtedness owed by the Company or CAIS, Inc. to Ulysses G. Auger, Sr. and Ulysses G. Auger, II, the Company issued 1,119,679 Series B Shares to Ulysses G. Auger, Sr. and Ulysses G. Auger, II.

   On February 19, 1999, pursuant to a private placement, the Company issued:

   2,458,407 Series A Shares and warrants to purchase an aggregate of 2.61% of the total outstanding shares of common stock upon completion of this offering on a fully diluted basis (except for shares issued upon the conversion of the Series B Shares), at an exercise price of the initial public offering price per share to Chancery Lane, L.P. for the aggregate consideration of $10,000,000; and

   368,761 Series A Shares and warrants to purchase an aggregate of .39% of the total outstanding shares of common stock upon completion of this offering on a fully diluted basis (except for shares issued upon the conversion of the Series B Shares), at an exercise price of the initial public offering price per share to CAIS-Sandler Partners, L.P. for the aggregate consideration of $1,500,000.

   Amended and Restated Stock Option Plan. See "Management--Amended and Restated Stock Option Plan," which is incorporated by reference herein from the prospectus included in Part I of this registration statement.

   Each issuance of securities described above was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

Item 16. Exhibits and Financial Statement Schedules

 (A) Exhibits.

                                 EXHIBIT INDEX

 Exhibit                                 Exhibit
 Number                                Description
 -------                               -----------
  *1.1   Form of Underwriting Agreement.

   3.1   Restated Certificate of Incorporation of CAIS Internet, Inc.

   3.2   Amended and Restated By-Laws of CAIS Internet, Inc.

   4.1   Specimen Common Stock Certificate.

   4.2   Warrant Agreement, dated September 4, 1998.

   4.3   Common Stock Warrant, among CAIS Internet, Inc. and Chancery Lane,
         L.P., dated February 19, 1999.

   4.4   Common Stock Warrant, among CAIS Internet, Inc. and CAIS-Sandler
         Partners, L.P., dated February 19, 1999.

   4.5   Stockholders Agreement, dated February 19, 1999.

 **5.1   Opinion of Swidler Berlin Shereff Friedman, LLP.

  10.1   Investment Agreement, among the Company, CAIS, Inc. and R. Theodore
         Ammon, dated April 22, 1998.

 *10.2   Credit Agreement, as amended, by ING (U.S.) Capital Corporation to the
         Company, CAIS, Inc. and certain of the Company's affiliates for $7,000,000, dated September 4, 1998.

  10.3   Series A Preferred Stock and Warrant Purchase Agreement, among the
         Company, Chancery Lane, L.P. and CAIS-Sandler Partners, L.P., dated
         February 19, 1999.

  10.4 Exchange Agreement, among the Company, the limited partners of Cleartel LP, Cleartel, Inc. and the shareholders of Cleartel, Inc., dated October 2, 1998.

  10.5   Agreement of Merger among the Company, CAIS, Inc. and CGX2 Merger
         Corp., dated October 2, 1998.

  10.6   Amended and Restated Employment Agreement, among CAIS, Inc. and Evans
         K. Anderson, dated June 3, 1997.

  10.7   Assignment and Assumption Agreement and Release, among the Company,
         CAIS, Inc. and Evans K. Anderson, dated October 2, 1998.

 *10.8   Amendment to Amended and Restated Employment Agreement, among the the
         Company, CAIS, Inc. and Evans K. Anderson, dated February 22, 1999.

  10.9   Amended and Restated Employment Agreement, among CAIS, Inc. and
         William M. Caldwell, IV, dated September 8, 1997.

  10.10  Assignment and Assumption Agreement and Release, among the Company,
         CAIS, Inc. and William M. Caldwell, IV, dated October 2, 1998.

 *10.11  Amendment to Amended and Restated Employment Agreement, among the
         Company, CAIS, Inc. and William M. Caldwell, IV, dated February 22,
         1999.

  10.12  Employment Agreement, among the Company and Laura Neuman, dated June
         29, 1998.

 P10.13  Agreement for Cooperative Use of Communication Patents, Purchase of an
         Option to Obtain Intellectual Property Rights, among Inline Connection
         Corporation and CAIS, Inc., dated November 5, 1996.

 Exhibit                                 Exhibit
 Number                                Description
 -------                               -----------
   10.14 Letter Agreement Extending Option Period provided in the Agreement for
         Cooperative Use of Communication Patents, among Inline Connection
         Corporation and CAIS, Inc., dated February 28, 1997.

   10.15 Letter Exercising Option Pursuant to Agreement for Cooperative Use of
         Communication Patents, among Inline Connection Corporation and CAIS,
         Inc., dated April 4, 1997.

   10.16 Letter Amendment Agreement to Agreement for Cooperative Use of
         Communication Patents, among Inline Connection Corporation and CAIS,
         Inc., dated August 1, 1997.

   10.17 Letter Amendment Agreement to Agreement for Cooperative Use of
         Communication Patents, among Inline Connection Corporation and CAIS,
         Inc., dated October 21, 1997.

   10.18 Application Transfer for Inline PCT Serial No. PCT/US97/12045, among
         Inline Connection Corporation and CAIS, Inc., dated January 6, 1999.
   10.19 Assignment of USSN 08/893,403 and PCT/US97/12045, among Inline
         Connection Corporation and CAIS, Inc., dated January 6, 1999.

   10.20 Letter Amendment Agreement to Agreement for Cooperative Use of
         Communication Patents among Inline Connection Corporation and CAIS,
         Inc., dated January 26, 1999.

   10.21 Assignment of 50% of Certain Patent Properties, among Inline
         Connection Corporation and CAIS, Inc., dated January 26, 1999.

   10.22 Assignment of Certain Trademarks, among Cleartel Communications, Inc.
         and CAIS, Inc., dated February 9, 1999.

   10.23 CAIS Internet Services Agreement, among CAIS, Inc. and Hongkong
         Telecom, dated October 24, 1997.

   10.24 Collaboration on IPORT Market Trial Agreement, among CAIS, Inc. and
         Microsoft Corporation, dated February 18, 1998.

  P10.25 CAIS IPORT Integrator License Agreement, among CAIS and ATCOM, Inc.
         d/b/a ATCOM/INFO dated September 10, 1998.

  P10.26 Marketing Associate Solution Alliance Agreement, among CAIS, Inc. and
         Unisys Corporation, dated November 11, 1998.

  P10.27 Master License Agreement for High Speed Internet Service, among Hilton
         Hotels Corporation and CAIS, Inc., dated December 23, 1998.

  P10.28 Agreement for High Speed Internet Access Service in Multiple Dwelling
         Units, among CAIS, Inc. and OnePoint Communications Corp., dated
         February 19, 1999.

   10.29 Deed of Lease, among Ramay Family Partnership and CAIS, Inc., dated
         July 28, 1997.

   10.30 Deed of Lease, among Ramay Family Partnership and CAIS, Inc., dated
         May 28, 1998.

   10.31 Office Building Lease for 1255 22nd Street, among 1255 22nd Street
         Associates Limited Partnership and the Company, dated November 21,
         1998.

   10.32 Settlement Agreement, among CAIS, Inc. and Terk Technologies Corp., dated January 24, 1999.

   10.33 The Company's Amended and Restated 1998 Equity Incentive Plan, dated
         February 12, 1999.

 **21.1  List of Subsidiaries.

 **23.1  Consent of Swidler Berlin Shereff Friedman, LLP (filed as part of
         Exhibit 5.1).

 **23.2  Consent of Arthur Andersen, LLP.


 Exhibit                      Exhibit
 Number                     Description
 -------                    -----------
 **24.1  Power of Attorney (set forth on signature page).

  *27.1  Financial Data Schedule.

--------
 *  To be filed by amendment.
** Previously filed.
p Portions of this Exhibit have been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

 (B) Financial Statement Schedules.*

   * To be completed by amendment.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby further undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington D.C., on March 16, 1999.

                                        CAIS INTERNET, INC.

                                             /s/ Ulysses G. Auger, II
                                         By: __________________________________
                                            Ulysses G. Auger, II
                                            Chairman of the Board and Chief
                                             Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ulysses G. Auger, II, and William M. Caldwell, IV, and each of them acting individually, as his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to Registration Statement has been signed by the following persons in the capacities indicated on March 16, 1999.

       Name                       Title                                               Date
                               Chairman of the Board and Chief Executive
-----------------------------  Officer (Principal Executive Officer)
Ulysses G. Auger, II

            *                  President and Director                                 March 16, 1999
-----------------------------
William M. Caldwell, IV

            *                  Vice President, Treasurer and Chief Financial          March 16, 1999
-----------------------------  Officer (Principal Financial and Accounting
Barton R. Groh                 Officer)

            *                  Director                                               March 16, 1999
-----------------------------
Ulysses G. Auger, Sr.

            *                  Director                                               March 16, 1999
-----------------------------
Richard F. Levin

            *                  Director                                               March 16, 1999
-----------------------------
Vernon L. Fotheringham

                               Director
-----------------------------
R. Theodore Ammon

*Ulysses G. Auger, II, by signing his name hereto signs this document on behalf of each of the persons so indicated above pursuant to the powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission.

                    Report of Independent Public Accountants

To CAIS Internet, Inc. and subsidiaries
(formerly CGX Communications, Inc.):

   We have audited, in accordance with generally accepted auditing standards, the financial statements of CAIS Internet, Inc. (a Delaware corporation, formerly CGX Communications, Inc.) and subsidiaries, included in this Registration Statement and have issued our report thereon dated February 19, 1999. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule II--Valuation and Qualifying Accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Washington, D.C.
February 19, 1999

                              CAIS Internet, Inc.
                      (formerly CGX Communications, Inc.)

                 Schedule II--Valuation and Qualifying Accounts

              For the Years Ended December 31, 1996, 1997 and 1998
                             (amounts in thousands)

                              Balance at  Charged to                Balance at
                              Beginning     Costs                     End of
         Description          of Period  and Expenses Deductions(a)   Period
         -----------          ---------- ------------ ------------- ----------
Deduction on the Balance
 Sheet from the asset to
 which it applies:
Allowance for doubtful
 accounts
  Year ended December 31,
   1996......................    $ 52        $173         $ (88)       $137
  Year ended December 31,
   1997......................     137         106           (64)        179
  Year ended December 31,
   1998......................     179          80          (122)        137

--------
(a) Represents amounts written off as uncollectible.

                                      S-2